Exhibit 10.1

STOCK PURCHASE AGREEMENT

dated as of

January 15, 2002

among

XO Communications, Inc.,

Forstmann Little & Co. Equity Partnership VII, L.P.,

Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership VIII, L.P.

and

Teléfonos de México, S.A. de C.V.

	3.9.	No Other Representations	19

ARTICLE IV	COVENANTS		19
	4.1.	Conduct of Business by the Company Pending the Closing	19
	4.2.	Press Releases; Interim Public Filings	22
	4.3.	HSR Act; Foreign Competition Filings	22
	4.4.	Consents; Approvals	22
	4.5.	Listing	23
	4.6.	Board Representation; VCOC	23
	4.7.	Amended and Restated Certificate of Incorporation	24
	4.8.	Cooperation	24
	4.9.	Access to Property; Records	24
	4.10.	Reserve Shares	25
	4.11.	Use of Proceeds	25
	4.12	Restructuring	25
	4.13	Notice of Proposal	26
	4.14	Access to Certain Information	26
	4.15	Limitation on Equity Sales	26
	4.16	Alternative Investment Structure	27
	4.17	Supplemental Schedules	27
	4.18	Stockholders Agreement	27
	4.19	Management Shares	28
	4.20	Releases	28
	4.21	Retention Bonus Plan Payments	28
	4.22	Company’s Obligation Regarding Fees and Expenses	28

ARTICLE V	CONDITIONS		28
	5.1.	Conditions to Obligations of Each Investor and the Company	28
	5.2.	Conditions to Obligations of Each Investor	29
	5.3.	Conditions to Obligations of the Company	33

ARTICLE VI	TERMINATION		34
	6.1.	Termination	34
	6.2.	Effect of Termination	36
	6.3	Break-Up Payment	36

ARTICLE VII	SURVIVAL AND LOSSES		37
	7.1.	Survival	37
	7.2.	Losses	37

ARTICLE VIII	MISCELLANEOUS		38
	8.1.	Defined Terms; Interpretations	38
	8.2.	Fees and Expenses	50
	8.3.	Restrictive Legends	51

8.4.	Further Assurances	51
8.5.	Successors and Assigns	51
8.6.	Entire Agreement	52
8.7.	Notices	52
8.8.	Amendments	54
8.9.	Counterparts	54
8.10.	Headings	54
8.11.	Governing Law	54
8.12.	Submission to Jurisdiction	54
8.13.	Waiver Of Jury Trial	54
8.14.	Severability	54

Exhibit A	—	New Capitalization
Exhibit B	—	Stockholders Agreement
Exhibit C	—	Registration Rights Agreement
Exhibit D	—	Amended and Restated Certificate of Incorporation
Exhibit E	—	Restated Bylaws
Exhibit F	—	Contractual Management Rights Letter
Exhibit G	—	Investor/Management Common Stock Terms
Exhibit H	—	New Employee Stock Option Plan

Execution Copy

STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 15, 2002, among XO Communications, Inc., a Delaware corporation (the “Company”), Forstmann Little & Co. Equity Partnership VII, L.P., a Delaware limited partnership (“Equity VII”), Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership VIII, L.P., a Delaware limited partnership (“MBO VIII” and together with Equity VII, “Forstmann Little”) and Teléfonos de México, S.A. de C.V., sociedad anónima de capital variable organized under the laws of the United Mexican States (“Telmex”; Forstmann Little and Telmex are sometimes hereinafter referred to as the “Investors” and each is sometimes referred to individually as an “Investor”).

W I T N E S S E T H :

                  WHEREAS, the Company desires to undertake the Restructuring (as hereinafter defined) that will, among other things, result in the New Capitalization (as hereinafter defined); and

                  WHEREAS, in connection with the Restructuring, the Investors desire to make a significant investment in the Company; and

                  WHEREAS, to implement such investment, the Investors desire to purchase from the Company, and the Company desires to issue and sell to the Investors, upon the terms and subject to the conditions set forth herein, the New Common Shares (as hereinafter defined) of the Company; and

                  WHEREAS, as an inducement to the Investors to enter into this Agreement, the Investors and the Company shall, on or prior to the Closing (as hereinafter defined), enter into a stockholders agreement in the form attached hereto as Exhibit B (the “Stockholders Agreement”) setting forth certain rights and obligations of the Investors and the Company; and

                  WHEREAS, as a further inducement to the Investors to enter into this Agreement, the Investors and the Company shall, on or prior to the Closing, enter into a registration rights agreement in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), in respect of the New Common Shares and shares of Common Stock (as hereinafter defined) into which New Common Shares may be convertible; and

                  WHEREAS, in order to effect the transactions contemplated by this Agreement, the Company shall, on or prior to the Closing of the transactions contemplated hereby, amend and restate its certificate of incorporation and bylaws in the respective forms attached hereto as Exhibit D and Exhibit E, respectively.

                  NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

ISSUANCE AND SALE OF NEW COMMON SHARES; AMENDMENTS

                  1.1. Issuance, Purchase and Sale. Upon the terms and subject to the conditions set forth herein, at the Closing: (a) the Company shall issue and sell to Forstmann Little and Forstmann Little shall purchase from the Company 79,999,998 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and two shares of the Company’s to-be-designated Class D Common Stock, par value $0.01 per share, in each case having the rights and preferences stated in the Amended and Restated Certificate of Incorporation (as hereinafter defined) (the “Class D Common Stock”), which shares of Class A Common Stock and Class D Common Stock shall (subject to footnote no. 5 to Exhibit A) in the aggregate equal 40.00% of the New Outstanding Equity (as hereinafter defined) (collectively, the “New Forstmann Little Shares”); (b) the Company shall issue and sell to Telmex and Telmex shall purchase from the Company 80,000,000 shares of the Company’s to-be-designated Class C Common Stock, par value $0.01 per share, having the rights and preferences stated in the Amended and Restated Certificate of Incorporation (the “Class C Common Stock”), which Class C Common Stock shall (subject to footnote no. 5 to Exhibit A) in the aggregate equal 40.00% of the New Outstanding Equity (the “New Telmex Shares” and together with the New Forstmann Little Shares, the “New Common Shares”); and (c) Telmex and Forstmann Little shall each pay to the Company, by wire transfer of immediately available funds, an aggregate purchase price of $400,000,000 in cash in United States dollars (collectively, the amounts to be paid by all of the Investors pursuant to this Section 1.1, the “Purchase Price”) in consideration for the New Common Shares purchased by such Investor upon the Closing (collectively, the “Investment”).

                  1.2. The Closing; Deliveries. (a) The closing of the purchase and sale of the New Common Shares hereunder and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, at a date (the “Closing Date”) and time to be mutually agreed upon by the Company and the Investors, which shall be at least three (3) but no more than thirty (30) days after the date following the satisfaction or waiver by each Investor or the Company, as appropriate, of all of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); provided, however, that in the event the parties are not able mutually to agree on a Closing Date in accordance with the immediately proceeding clause, the parties agree that the Closing Date shall be on the thirtieth (30th) day following the satisfaction or waiver of all of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions).

                  (b)  At the Closing, the Company shall deliver certificates to (i) Equity VII and MBO VIII representing the New Forstmann Little Shares being purchased by Equity VII and MBO VIII, respectively, each registered in the name of Equity VII or its nominee or designee or MBO VIII or its nominee or designee in such amounts as Equity VII or MBO VIII shall specify to the Company prior to the Closing and (ii) Telmex representing the New Telmex Shares being purchased by Telmex and registered in the name of Telmex or its nominee or designee in such amounts as Telmex shall specify to the Company prior to the Closing. Delivery of such certificates to each Investor shall be made against receipt by the Company of the portion of the Purchase Price payable by such Investor, which shall be paid by wire transfer of immediately available funds to an account designated at least three Business Days prior to the Closing Date by the Company.

                  1.3. Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Section 8.1.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to each Investor, as of the date hereof and as of the Closing, as follows:

                  2.1. Organization; Subsidiaries. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified and licensed as a foreign corporation to do business and is in good standing (and has paid all relevant franchise or analogous taxes), in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary except where the failure to be so qualified or licensed would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

                  (b)  Exhibit 21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 (the “2000 10-K”) and Schedule 2.1(b)(i) together set forth a complete and correct list as of the date hereof of each corporation, limited liability company, partnership, business association or other Person with respect to which the Company has, directly or indirectly, ownership of or rights with respect to securities or other interests having the power to elect a majority of such Person’s board of directors or analogous or similar governing body, or otherwise having the power to direct the management, business or policies of that corporation, limited liability company, partnership, business association or other Person which is a “Significant Subsidiary” as defined in Rule 1-02(w) of Regulation S-X (each, a “Significant Subsidiary” and, collectively, the “Significant Subsidiaries”). Except as set forth in Exhibit 21 to the 2000 10-K or on Schedule 2.1(b)(ii), as of the date hereof (i) the Company owns, either directly or indirectly through one or more Subsidiaries, all of the capital stock or other equity interests of the Significant Subsidiaries free and clear of all Encumbrances, other than Permitted Encumbrances, and (ii) there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever relating to issued or unissued capital stock or other equity interests of any Significant Subsidiary, or any Commitments of any character whatsoever relating to issued or unissued capital stock or other equity interests of any Significant Subsidiary or pursuant to which any Significant Subsidiary is or may become bound to issue or grant additional shares of its capital stock or other equity interests or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights. Except for any Subsidiaries which are not Significant Subsidiaries, all of which (other than those wholly owned Subsidiaries that do not engage in any material business activities or hold any material assets) are set forth on Schedule

2.1(b)(iii), and except as set forth in Exhibit 21 to the 2000 10-K or on Schedule 2.1(b)(iv), as of the date hereof the Company does not own, directly or indirectly, any interest in any corporation, limited liability company, partnership, business association or other Person.

                  (c)  Except as would not have a Material Adverse Effect, each Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing (in jurisdictions where such concept is recognized) under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to carry on its business as it is now being conducted. Each Subsidiary of the Company is duly qualified and licensed as a foreign corporation or other business entity to do business and is in good standing (and has paid all relevant franchise or analogous taxes), in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary and where the failure to be so qualified or licensed would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

                  2.2. Due Authorization. The Company has all right, corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party, subject to approval of the Bankruptcy Court, if applicable, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each of the other Transaction Documents to which it is a party is, and the issuance, sale and delivery of the New Common Shares by the Company and the compliance by the Company with each of the provisions of this Agreement and each of the other Transaction Documents to which it is a party (including the reservation and issuance of the Conversion Shares after giving effect to the consummation by the Company of the transactions contemplated hereby) will, upon the effectiveness of the Amended and Restated Certificate of Incorporation, be (a) within the corporate power and authority of the Company, and (b) have been duly authorized by all requisite corporate and other action of the Company. At the time of the Closing, the Confirmation Order and the Bankruptcy Plan, if applicable, shall have directed and authorized the Company to have filed the Amended and Restated Certificate of Incorporation, and the Amended and Restated Certificate of Incorporation shall authorize a number of shares of Class A Common Stock, Class C Common Stock and Class D Common Stock at least equal to the number of shares of New Common Shares to be issued to the Investors pursuant to the terms of this Agreement plus the Conversion Shares. This Agreement has been, and each of the other Transaction Documents to which the Company is a party when executed and delivered by the Company will be, duly and validly executed and delivered by the Company, and this Agreement constitutes, and each of such other Transaction Documents when executed and delivered by the Company will constitute, a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity. The Conversion Shares will have been validly reserved for issuance at the Closing, and upon such issuance, will be duly authorized and validly issued and outstanding, fully paid and nonassessable. The Company has taken all action necessary to waive, and by its execution hereof does hereby waive, the provisions of Section 4.16 of the 1999 Stock Purchase Agreement and Section 4.16 of the 2000 Stock Purchase Agreement to the extent necessary to permit each Investor to consummate the transactions contemplated by this Agreement and the other Transaction Documents. The terms, designations, powers, preferences and relative participation, optional and other special rights, qualifications, limitations and restrictions of the Class C Common Stock and the Class D Common Stock shall be as set forth in the Amended and Restated Certificate of Incorporation. The New Common Shares, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued and outstanding, fully paid and nonassessable, free and clear of any Encumbrances and not subject to the preemptive or other similar rights of any stockholders of the Company, other than as contemplated by this Agreement and the other Transaction Documents.

                  2.3. Capitalization. As of January 11, 2002, the authorized capital stock of the Company consists of (a) 1,000,000,000 shares of Class A Common Stock, par value $0.02 per share, of which 337,774,204 shares are issued and outstanding, with any increase since that date being attributable solely to (i) the exercise of outstanding employee stock options and purchases under employee stock plans set forth on Schedule 2.3 and (ii) the other transactions described on Schedule 2.3; (b) 120,000,000 shares of Class B Common Stock, par value $0.02 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”), of which 104,423,158 shares are issued and outstanding, with any changes in the number of such issued and outstanding shares of Class B Common Stock resulting solely from the conversion of shares of Class B Common Stock into shares of Class A Common Stock, and (c) 25,000,000 shares of Preferred Stock, par value $0.01 per share, of which (i) 10,961,885 shares are issued and outstanding as 14% Series A Senior Exchangeable Redeemable Preferred Shares (the “Series A Preferred Stock”), (ii) 1,768,695 shares are issued and outstanding as the 61/2% Series B Cumulative Convertible Preferred Stock (the “Series B Preferred Stock”), (iii) 584,375 shares are issued and outstanding as the Series C Cumulative Convertible Participating Preferred Stock (the “Series C Preferred Stock”), (iv) 265,625 shares are issued and outstanding as the Series D Convertible Participating Preferred Stock (the “Series D Preferred Stock”), (v) 238,070 shares are issued and outstanding as the 131/2% Series E Senior Redeemable Exchangeable Preferred Stock due 2010 (the “Series E Preferred Stock”), (vi) 58,125 shares are issued and outstanding as the 7% Series F Convertible Redeemable Preferred Stock (the “Series F Preferred Stock”), (vii) 268,750 shares are issued and outstanding as the Series G Cumulative Convertible Participating Preferred Stock (the “Series G Preferred Stock”) and (viii) 131,250 shares are issued and outstanding as the Series H Convertible Participating Preferred Stock (the “Series H Preferred Stock” and, together with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, and the Series G Preferred Stock, the “Preferred Stock”), with any changes in the number of such issued and outstanding shares of Preferred Stock resulting solely from the conversion of shares of Preferred Stock into shares of Class A Common Stock. As of the Closing, after giving effect to the Investment and the Restructuring, the authorized capital stock of the Company shall be as set forth in the Amended and Restated Certificate of Incorporation (as revised pursuant to Section 4.19) and the complete capitalization of the Company shall be the New Capitalization, including the New Forstmann Little Shares, the New Telmex Shares and the Management Shares, but excluding shares of Class A Common Stock to be issued upon the exercise of options issued under the New Employee Stock Option Plan. All of the issued and outstanding shares of Common Stock and Preferred Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable. Except as provided in the 1999 Stock Purchase Agreement or the 2000 Stock Purchase Agreement, no shares of capital stock of the Company are entitled to preemptive or similar rights. Except as set forth on Schedule 2.3, as of the date hereof, there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever relating to issued or unissued capital stock of the Company, or any Commitments of any character whatsoever relating to issued or unissued capital stock of the Company or pursuant to which the Company or any of the Subsidiaries is or may become bound to issue or grant additional shares of its capital stock or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights. Except as set forth on Schedule 2.3 or as contemplated by this Agreement and the other Transaction Documents, as of the date hereof, (a) the Company has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person or entity and (b) there are no voting trusts, stockholders agreements, proxies or other Commitments or understandings in effect to which the Company is a party or of which it has Knowledge with respect to the voting or transfer of any of the outstanding shares of Common Stock or Preferred Stock.

                  2.4. SEC Reports. Except as set forth on Schedule 2.4, since December 31, 1998, the Company, or its predecessor, has timely filed all proxy statements, reports and other documents required to be filed by it under the Exchange Act. The Company has made available to each Investor complete copies of all annual reports, quarterly reports, proxy statements and other reports filed by the Company under the Exchange Act, each as filed with the SEC (collectively, the “SEC Reports”). Except as set forth on Schedule 2.4, each SEC Report was on the date of its filing, in compliance in all material respects with the requirements of its respective report form and the Exchange Act and did not, on the date of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  2.5. Financial Statements. The consolidated financial statements of the Company (including any related schedules and/or notes) included in the SEC Reports, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently followed throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in accordance with GAAP the consolidated financial condition, results of operations, cash flows and changes in stockholders’ equity of the Company and the Subsidiaries as of the respective dates thereof and for the respective periods then ended (in each case subject, as to interim statements, to the absence of footnotes and as permitted by Form 10-Q and subject to changes resulting from year-end adjustments, none of which are material in amount or effect). Except as set forth on Schedule 2.5 or disclosed in the SEC Reports, neither the Company nor any Subsidiary has any liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise, whether known or unknown, whether due or to become due and regardless of when asserted), except (a) liabilities and obligations in the respective amounts reflected or reserved against in the unaudited consolidated balance sheet of the Company and the Subsidiaries as of September 30, 2001 or (b) liabilities and obligations incurred in the ordinary course of business since September 30, 2001 which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

                  2.6. Absence of Certain Changes. Except as set forth on Schedule 2.6 or as disclosed in the SEC Reports or as contemplated by this Agreement or any of the other Transaction Documents, since September 30, 2001, neither the Company nor any of the Subsidiaries has suffered any change, event or development or series of changes, events or developments which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect or an adverse effect on the ability of the Company to perform its obligations under this Agreement or any of the Transaction Documents.

                  2.7. Litigation. (a) Except (i) as set forth on Schedule 2.7(a) or (ii) as disclosed in the SEC Reports, there is no claim, action, suit, investigation or proceeding of any kind or nature whatsoever (“Litigation”) pending or, to the Knowledge of the Company, threatened against the Company or any of the Subsidiaries or involving any of their respective properties or assets by or before any court, arbitrator or other Governmental Entity which (i) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any of the other Transaction Documents or (ii) if resolved adversely to the Company or a Subsidiary would reasonably be expected to have a Material Adverse Effect.

                  (b)  Except as set forth on Schedule 2.7(b) or as disclosed in the SEC Reports, neither the Company nor any of the Subsidiaries is in default under or in breach of any order, judgment or decree of any court, arbitrator or other Governmental Entity, and neither the Company nor any of the Subsidiaries is a party or subject to any order, judgment or decree of any court, arbitrator or other Governmental Entity which, in either case, would reasonably be expected to have a Material Adverse Effect.

                  2.8. Consents; No Violations. Except as set forth on Schedule 2.8(a), neither the execution, delivery or performance by the Company of this Agreement or any of the other Transaction Documents to which the Company is a party nor the consummation of the transactions contemplated hereby or thereby will: (a) conflict with, or result in a breach or a violation of, any provision of the certificate of incorporation or bylaws or other organizational documents of the Company or any of the Subsidiaries including, without limitation, any of the provisions of the certificates of designation for the Preferred Stock; (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, other than Permitted Encumbrances, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (i) any Law or (ii) any provision of any agreement or other instrument to which the Company or any of the Subsidiaries is a party or pursuant to which any of them or any of their assets or properties is subject, except, with respect to the matters set forth in this clause (ii), for breaches, violations, defaults, Encumbrances, other than Permitted Encumbrances, or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or adversely affect the ability of the Company to perform its obligations under this Agreement or any of the Transaction Documents to which it is a party; (c) except for the (i) filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, (ii) any required filings under the HSR Act, the Exchange Act or the Securities Act, (iii) the Regulatory Approvals, (iv) the Required Consents, (v) the Confirmation Order, if applicable, (vi) the Break-Up Payment Order, if applicable, and (vii) any consents of third parties required under any agreement or other instrument to which the Company or any of the Subsidiaries is a party or pursuant to which any of them or any of their material assets or properties is subject, all of which are set forth on Schedule 2.8(b) (the “Third Party Consents”), require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person on the part of the Company or any of the Subsidiaries.

                  2.9. Communications Regulatory Matters. (a) Except as set forth on Schedule 2.9(a), as of the date hereof and as of the Closing, the Company has all licenses, permits, certificates, franchises, consents, waivers, registrations or other regulatory authorizations from each Governmental Entity that regulates telecommunications in each applicable jurisdiction, including without limitation, (i) the State PUCs (together with any renewals, extensions, or modifications thereof and any additions thereto made as of the Closing Date, the “State Licenses”); (ii) the appropriate foreign Governmental Entities (together with any renewals, extensions, or modifications thereof and any additions thereto made as of the Closing Date, the “Foreign Licenses”); (iii) the appropriate municipal Governmental Entities (together with any renewals, extensions, or modifications thereof and any additions thereto made as of the Closing Date, the “Local Authorizations”) and (iv) the FCC (together with any renewals, extensions or modifications thereof and any additions thereto made as of the Closing Date, the “FCC Licenses”) that are required for the conduct of its business as presently conducted, except where the failure to hold such Communications Licenses (as herein defined) would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. The FCC Licenses, Foreign Licenses, Local Authorizations and the State Licenses are hereafter collectively referred to as the “Communications Licenses”. All of the Communications Licenses other than the Local Authorizations are set forth in Schedule 2.9(b).

                  (b)  Other than Communications Licenses the loss of which would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each of the Communications Licenses was duly issued, is valid and in full force and effect, has not been suspended, canceled, revoked or modified in any materially adverse manner and is not subject to conditions or requirements that are not generally imposed on such authorizations.

                  (c)  Except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, (i) each holder of a Communications License has operated in compliance with all terms thereof; and (ii) each holder of a Communications License is in compliance with, and the conduct of its business has been and is in compliance with, the Communications Act and any applicable state or local regulations, and each such holder has filed all registrations and reports and paid all required fees, including any renewal applications, required by the Communications Act, any non U.S. laws or regulations or any applicable state or local regulations. Except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, (x) there is no pending or, to the Knowledge of the Company, threatened action by or before the FCC, any State PUC, any municipal Governmental Entity or any foreign Governmental Entity to revoke, cancel, suspend, modify or refuse to renew any of the Communications Licenses, and (y) except as set forth in Schedule 2.9(c)(ii), there is not now issued, outstanding or, to the Knowledge of the Company, threatened, any notice by the FCC, any State PUC, any municipal Governmental Entity or any foreign Governmental Entity of any violation or complaint, or any application, complaint, or proceeding

(other than applications, proceedings, or complaints that generally affect the Company’s industry as a whole) relating to the business or operations of the Company or any Subsidiary.

                  (d)  Except as set forth in Schedule 2.9(d) or as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, no event has occurred which permits the revocation or termination of any of the Communications Licenses or the imposition of any restriction thereon, or that would prevent any of the Communications Licenses from being renewed on a routine basis or in the ordinary course.

                  (e)  None of the execution, delivery or performance of this Agreement or any of the other Transaction Documents by the Company, nor the consummation of the transactions contemplated hereby or thereby will result in any revocation, cancellation, suspension or material modification of any Communications Licenses or give rise to the right of any Governmental Entity to take any such action or to fail to renew any Communications License.

                  2.10. Compliance with Laws. Except as set forth on Schedule 2.10 or as disclosed in the SEC Reports, the Company and the Subsidiaries are in compliance with all Laws, and neither the Company nor any Subsidiary has received any notice of any alleged violation of Law applicable to it that would reasonably be expected to have a Material Adverse Effect. In addition to the Communications Licenses, the Company holds all other licenses, franchise permits, consents, registrations, certificates, and other governmental or regulatory permits, authorizations or approvals required for the operation of the business as presently conducted and for the ownership, lease or operation of the Company’s and its Subsidiaries’ properties (collectively, “Licenses”), except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except as set forth on Schedule 2.10 or as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the Company and the Subsidiaries have all Licenses, and all of such Licenses are valid and in full force and effect, and the Company and the Subsidiaries have duly performed and are in compliance with all of their obligations under such Licenses.

                  2.11. Commitments. The 2000 10-K (as supplemented by Schedule 2.11(a)) discloses or lists as of the date hereof each binding contract, agreement, understanding, arrangement and commitment of any nature whatsoever, whether written or oral, including all amendments thereof and supplements thereto (“Commitments”) of the following types to which the Company or any Subsidiary is a party or by or to which the Company or any Subsidiary or any of their properties may be bound or subject: (a) Commitments containing covenants purporting to limit the freedom of the Company or any Subsidiary to compete in any line of business in any geographic area or to hire any individual or group of individuals that would individually or in the aggregate have a Material Adverse Effect; (b) written Commitments relating to planned or in process capital expenditures or other purchases in excess of $20,000,000; (c) Commitments relating to indentures, mortgages, promissory notes, loan agreements, guarantees, letters of credit or other agreements or instruments of the Company or any Subsidiary involving indebtedness in amounts in excess of $20,000,000; (d) written Commitments relating to the acquisition or disposition of any operating business or the capital stock of any Person in each case having a purchase price in excess of $10,000,000 that has not been consummated or that has been consummated but contains representations, warranties, covenants, guarantees, indemnities or other obligations that remain in effect; (e) Commitments in respect of any joint venture, partnership or other similar arrangement, but not including any subsidiaries, in each case involving a Commitment of future capital of $10,000,000 on the part of the Company; (f) except for performance bonds and sales, use and income taxes, Commitments with any Governmental Entity involving reasonably contemplated annual payments by the Company or any subsidiaries in excess of $7,500,000; (g) Commitments relating to interconnection agreements with local carriers and Commitments with resellers (1) involving payments in 2001, or reasonably expected to involve payments in 2002, in each case in excess of $5,000,000 or (2) with any regional Bell operating company; and (h) Commitments with customers under which the customer is obligated to purchase communications services to the extent such Commitments involve expected payments to the Company in 2002 in excess of $30,000,000. Except as set forth on Schedule 2.11(b) or as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries are in breach of any Commitment, to the Knowledge of the Company, no other party to a Commitment is in breach thereof or intends to cancel, terminate or refuse to renew such Commitment or to exercise or decline to exercise any option or right thereunder and the Commitments remain valid and binding in accordance with their terms.

                  2.12. Financial Advisory, Legal and Other Fees. As of the date hereof, no agent, broker, accounting firm, investment bank, other financial advisor, commercial bank, other financial institution, law firm, public relations firm or any other Person is or will be entitled to any fee, commission, expense or other amount from the Company or any of the Subsidiaries in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents except for (i) the fees of Houlihan, Lokey, Howard & Zukin Capital, Jeffries & Co. and PricewaterhouseCoopers LLP, (1) the bases of which have been disclosed to the Investors, (2) which have been calculated assuming the successful completion of the transactions contemplated hereby, including the New Capitalization, and (3) which do not and will not in the aggregate total more than $30.0 million, and (ii) the fees, commissions, expenses and other amounts accrued through the date hereof and paid or payable to all other such Persons, which do not in the aggregate total more than $5.0 million (taking into account any amount saved if any of the aforementioned advisors is replaced); provided that the amounts referred to in clauses (i) and (ii) above shall (A) include any and all fees, expenses and other amounts (including, without limitation, legal fees and expenses, but excluding amounts paid to settle Litigation or as judgments or other awards in connection with Litigation) not covered by liability or other insurance and payable by the Company or any Subsidiary in connection with any Litigation brought by stockholders of the Company or derivatively on behalf of, or in the name of, the Company related to the Company, its business, its governance, its securities regulatory disclosure practices, the purchase or sale of any of the Company’s equity or debt securities, the Investment or the Restructuring Transaction and (B) exclude (1) the Company’s obligations to pay Expenses pursuant to Section 8.2 and (2) any and all fees (but not reimbursable expenses, including, without limitation, fees and expenses of counsel) paid or payable to any commercial bank or any other financial institution in connection with any amendments to the Bank Credit Facility or entering into the Amended Bank Credit Facility.

                  2.13. Taxes. (a) Except as set forth in Schedule 2.13(a), (i) the Company and each Subsidiary of the Company has (or will have by the Closing Date) timely filed all material Tax Returns required to be filed by any of them, and all Tax Returns are correct and complete in all material respects; (ii) all material Taxes of the Company and the Subsidiaries have been paid or adequate reserves for such Taxes have been established in the financial statements included in the most recent SEC Report; and (iii) the Company and each Subsidiary of the Company has either withheld and paid over to the relevant taxing authority or set aside in accounts for such purpose amounts sufficient to pay all material Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties.

                  (b)  Except as set forth in Schedule 2.13(b), (i) there are no material Encumbrances for Taxes upon the assets of the Company or any subsidiary of the Company except Encumbrances for Taxes not yet due; (ii) there are no material outstanding deficiencies for any Taxes threatened, proposed, asserted or assessed in writing against the Company or any Subsidiary of the Company which are not adequately provided for in the financial statements included in the most recent SEC Report; (iii) no Taxes or Tax Returns of the Company or any Subsidiary of the Company are currently under audit or examination or subject to any other administrative or judicial proceedings by any taxing authority; (iv) the statutes of limitation for the assessment of federal income Taxes filed by the Company and each Subsidiary for all periods through and including 1996 have expired; (v) none of the Company or any Subsidiary of the Company has been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code), or any similar affiliated, combined or consolidated group for state, local or foreign Tax purposes (other than a group the common parent of which is the Company), or has any liability for the Taxes of any person (other than the Company or any subsidiary of the Company) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law or as a transferee, successor, by contract or otherwise; (vi) neither the Company nor any Subsidiary of the Company is a party to any Tax sharing, Tax indemnity or other agreement or arrangement with respect to Taxes with any entity not included in the financial statements included in the SEC Reports; (vii) to the Knowledge of the Company, no claim involving material amounts has been made by any taxing authority in any jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or such Subsidiary of the Company is or maybe subject to taxation by that jurisdiction; and (viii) no agreement or other document waiving, extending, or having the effect of waiving or extending the statute of limitations, the period of assessment or collection of any material Taxes on the Company or any Subsidiary of the Company and no power of attorney with respect to any such Taxes, has been filed with any governmental authority which waiver, extension or power of attorney is currently in effect.

                  (c)  The Company is not a “U.S. real property holding company” as defined in Section 897 of the Code.

                  2.14. ERISA Compliance. (a) Absence of Changes in Plans. Schedule 2.14(a)(i) contains a complete and correct list, as of the date hereof, of (i) all Plans, as amended, that consist of material severance and employment agreements of the Company or the Subsidiaries with their respective current employees and their respective officers, or directors, (ii) all Plans, as amended, that consist of material severance programs, policies and practices of each of the Company and each of the Subsidiaries, (iii) any Plans that contain change of control provisions, including in all cases any and all amendments entered on or prior to the date hereof, and (iv) all other material Plans. Except as set forth in Schedule 2.14(a)(ii) or in the documents set forth in Schedule 2.14(a)(i), since January 1, 2001, until the date hereof, there has not been

(x)  any adoption of or amendment to, written interpretation of or announcement of a modification of, any Plan by the Company or any of the Subsidiaries, (y) any material change in any actuarial or other assumptions used to calculate funding obligations thereunder (if applicable), or (z) any change in the manner in which contributions, eligibility for benefits or participation are determined thereunder, in the case of each of (x) through (z) that, individually or in the aggregate, would result in a material increase in the Company’s or the Subsidiaries’ liabilities thereunder.

                  (b)  With respect to each Plan, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any of the Subsidiaries would be subject to any liability under ERISA, the Code or any other applicable law that, individually or in the aggregate, would have, or would reasonably be expected to result in, a Material Adverse Effect.

                  (c)  Except as would not have a Material Adverse Effect, each Plan has been administered in accordance with its terms, and each of the Plans (and any related trust) has been operated and is in compliance with the applicable provisions of ERISA, the Code and all other applicable laws. Except as set forth on Schedule 2.14(c), each Plan which is an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, which is intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified. Except as would not result, individually or in the aggregate, in material liability, each Plan which is primarily subject to the laws of a jurisdiction outside of the United States is in good standing with applicable regulatory authorities.

                  (d)  Neither the Company, nor any ERISA Affiliate nor any of the Subsidiaries has incurred any material unsatisfied liability under Title IV of ERISA in connection with any Plan and, to the knowledge of the Company, no condition exists that presents a material risk to the Company, any ERISA Affiliate or any Subsidiary of incurring any such liability. No Plan has incurred an “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived.

                  (e)  As of the date hereof, except as set forth in Schedule 2.14(e), no Plan (i) is subject to Title IV of ERISA; (ii) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) is a “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iv) is or at any time was funded through a “welfare benefit fund” within the meaning of Section 419(e) of the Code and no benefits under a Plan are or at any time have been provided through a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code or a supplemental unemployment benefit plan within the meaning of Section 501(c)(17) of the Code.

                  (f)  None of the Company or any of the Subsidiaries has any material liability for unpaid contributions with respect to any Plan, each of them has made all required contributions under each Plan for all prior periods (except contributions that are not, individually or in the aggregate, material), and proper accruals relating to each Plan have been made and are appropriately reflected on the books of the Company.

                  (g)  Except as set forth on Schedule 2.14(g), no Plan provides medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than (x) coverage mandated by statute or (y) benefits the full cost of which is borne by the current or former employee).

                  (h)  Except as set forth in Schedule 2.14(h), amounts payable under each Plan are, in all material respects, deductible for federal income Tax purposes. Except as set forth in Schedule 2.14(h) or as expressly contemplated by this Agreement and subject to the limitations provided in Section 5.2(p), the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not, either alone or in combination with another event, (i) entitle any current or former employee, agent, independent contractor or officer of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, agent, independent contractor or officer, (iii) constitute a “change in control” causing a material increase or acceleration of benefits under any Plan, (iv) result in any payment or benefit that will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code or (v) result in any material loss of deduction for federal income Tax purposes.

                  (i)  There is no pending or, to the Knowledge of the Company, threatened (i) assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Plan (other than routine claims for benefits) or (ii) litigation relating to the employment or termination of employment of any current or former employee of the Company or any of its Subsidiaries, in each case except as would not be reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect.

                  (j)  The Company and the Subsidiaries are and have been in compliance in all material respects with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to employees. Except as set forth on Schedule 2.14(j), neither the Company nor any of the Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union contract. No work stoppage or labor strike by employees is pending or threatened; neither the Company nor any of the Subsidiaries is involved in or threatened with any labor dispute, grievance or litigation relating to labor matters, in each case that is material to the Company; and no organizational effort or other activity the purpose of which is to achieve representation of employees has been threatened or is ongoing.

                  2.15. Intellectual Property; Technology. Except as would not have a Material Adverse Effect or except as set forth in Schedule 2.15, (a) to the Knowledge of the Company, the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company that the conduct of the business of the Company and the Subsidiaries as currently conducted infringes upon the Intellectual Property rights of any third party; (b) with respect to each item of Intellectual Property owned by the Company or a Subsidiary of the Company and used in connection with its business as currently conducted (“Company Owned Intellectual Property”), the Company or such Subsidiary of the Company owns such Company Owned Intellectual Property free and clear of all Encumbrances, other than

Permitted Encumbrances; (c) with respect to each item of Intellectual Property licensed to the Company or a Subsidiary of the Company (“Company Licensed Intellectual Property”), the Company or such Subsidiary has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business pursuant to the terms of the license agreement governing the use of such Company Licensed Intellectual Property; (d) the Company Owned Intellectual Property has not been adjudged invalid or unenforceable in whole or in part; (e) to the Knowledge of the Company, no person is engaging in any activity that infringes upon the Company Owned Intellectual Property; (f) each license governing the use of the Company Licensed Intellectual Property is valid and enforceable, is binding (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability affecting or relating to the rights of creditors or by general principles of equity) on the Company or its Subsidiary and, to the Knowledge of the Company, all other parties to such license, and is in full force and effect; (g) neither the Company nor any subsidiary is, and, to the knowledge of the Company, no other party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder; and (h) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall adversely affect any of the Company’s rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

                  2.16. Environmental Matters. Except as described in Schedule 2.16, or as would not reasonably be expected to have a Material Adverse Effect, (a) the Company and the Subsidiaries have at all times complied with all applicable Environmental Laws, including compliance with all Environmental Permits and authorizations required pursuant to all applicable Environmental Laws; (b) the Company and the Subsidiaries are not the subject of any litigation related to any Environmental Law with respect to any of the current or past operations of the Company or any of the Subsidiaries, or any of the currently or formerly owned, leased or used property or assets of the Company or any of the Subsidiaries; (c) the Company has no liability relating to, and neither the Company nor any of the Subsidiaries, nor, to the Knowledge of the Company, any other Person, has caused or taken any action that will result in any liability or obligation on the part of the Company or any of the Subsidiaries relating to (x) the environmental conditions on, under, or about the real property or other properties or assets currently or formerly owned, leased, operated or used by the Company or any of the Subsidiaries or (y) the past or present use, management, handling, transport, treatment, generation, storage, disposal, or release of any Hazardous Materials; and (d) neither the Company nor any of the Subsidiaries is subject to any outstanding order from, or contractual or other obligation with, or to its Knowledge, investigation by, any Governmental Entity or other person in respect of which the Company or any of the Subsidiaries may be required to incur costs arising from the release or threatened release of a Hazardous Material.

                  2.17. Insurance. Schedule 2.17 contains a complete and correct list and description (including the name of the insurer(s), name of the insured(s), amount of coverage, type of coverage, deductible amounts and significant exclusions) of all material insurance policies maintained (including directors’ and officers’ liability insurance) by or on behalf of the Company and the Subsidiaries, including policies that have expired (the “Expired Policies”) but have been renewed by the Company but in respect of which the Company has not yet received a new policy (the “Replacement Policies”); provided, that any Replacement Policy shall not contain any significant exclusions that are materially more adverse to the Company than those contained in the Expired Policy. The Company has made available to each Investor complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are valid and in full force and effect, and all premiums due thereon have been paid. The Company and the Subsidiaries have complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies, in all material respects, (a) is on such terms (including, without limitation, as to deductibles and self-insured retentions), (b) covers such categories of risk (including, without limitation, errors and omissions, property and casualty, directors’ and officers’ liability, and workers’ compensation liabilities liability, securities liability, fiduciary liability, employment practices), (c) the Company has no liability relating to, and contains such deductibles and retentions, and (d) is in such amounts as, with respect to each of the criteria set forth in the foregoing clauses (a) through (d), is adequate and suitable for the business and operations of the Company and the Subsidiaries.

                  2.18. Business Combination and Takeover Statutes. (a) The Board of Directors has taken all actions necessary or advisable so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section) will not apply to the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, including, but not limited to, conversion of any shares of Class C Common Stock or Class D Common Stock into Conversion Shares.

                  (b)  The execution, delivery and performance of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby, including, but not limited to, conversion of any shares of Class C Common Stock or Class D Common Stock into the Conversion Shares, will not cause to be applicable to the Company Section 203 or any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws.

                  2.19. Offering of New Common Shares. Neither the Company nor any Person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of the Company under circumstances which would require, under the Securities Act, the integration of such offering with the offering and sale of the New Common Shares) which might reasonably be expected to subject the offering, issuance or sale of the New Common Shares to the registration requirements of Section 5 of the Securities Act.

                  2.20. Network Facilities. (a) Schedule 2.20(a) consists of maps of (i) fiber routes that make up the Company’s domestic inter city and metro fiber optic networks, and (ii) the Company’s domestic fixed wireless licenses to use broadband fixed wireless spectrum (collectively, the “Network Maps”). As of the date hereof, the information set forth in the Network Maps is true, correct and complete in all material respects, subject to (i) inherent dimensional limitations of the presentation of such information on maps, and (ii) with respect to the fixed wireless licenses, subject to the information set forth on Schedule 2.9(a).

                  (b)  Except to the extent that the Company or the Subsidiaries can access the Customer Base directly through the Company’s network facilities, including the location of the fiber optic cables, fibers or conduits used or available for use by the Company in connection with its operations and the provision of telecommunications services including, without limitation, the Company’s longhaul network, each longhaul segment thereof, fiber optic cables, fibers, or conduits subject to the Company’s rights pursuant to agreements with third parties providing for an indefeasible right of use for its metropolitan networks (the “Network Facilities”) or as would not have a Material Adverse Effect, the Company or the Subsidiaries have all rights necessary to offer telecommunication services to the Customer Base on a resale or other basis from each incumbent local exchange carrier.

                  (c)  Except as set forth on the Network Maps, or as would not reasonably be expected to have a Material Adverse Effect, the Company or its Subsidiaries have good and marketable title to, a valid leasehold interest in, or a valid right to use all of the Network Facilities. Except as would not reasonably be expected to have a Material Adverse Effect, each of the Network Facilities owned by the Company or the Subsidiaries: (i) is located on property to which the Company has good and marketable title or is operating pursuant to valid rights-of-way or other similar rights; (ii) is free and clear of any Encumbrances, other than Permitted Encumbrances or Encumbrances which are inherent in an indefeasible right to use; and (iii) is not subject to any pending Litigation or administrative actions relating to any such property or right of way.

                  (d)  Except as would not have a Material Adverse Effect, each agreement with third parties providing for an indefeasible right to use (each, an “IRU Agreement”) or other agreement permitting the Company or its Subsidiaries to use the Network Facilities is legal, valid and binding on the parties thereto and permits each of the Company and the Subsidiaries to use the applicable Network Facilities set forth on the Network Maps, and is enforceable in accordance with its terms. Except as would not have a Material Adverse Effect, the Company or one of the Subsidiaries has an IRU Agreement or other agreement permitting it to use each of the Network Facilities that it does not own.

                  2.21. Disclosure. Neither this Agreement nor any other Transaction Document, nor any schedule or exhibit hereto or thereto, nor any certificate furnished to the Investors by or on behalf of the Company in connection with the transactions contemplated hereby and thereby, when read in conjunction with the 2000 10-K and the SEC Reports filed at any time after the 2000 10-K was filed with the SEC, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. For purposes of the preceding sentence, any preliminary document or written information shall be disregarded if a final or updated version of such document or written information was delivered to each Investor by the Company prior to the date hereof. As of the date hereof there is no fact or information relating to the Company and/or any of its Subsidiaries that, to the Company’s Knowledge, would reasonably be expected to be material to the Company and its Subsidiaries and that has not been described in the SEC Reports or otherwise disclosed to each Investor in writing.

                  2.22. Confidentiality. The Company acknowledges and agrees that all Confidential Information disclosed to Telmex by Forstmann Little or any of its Affiliates prior to the execution of the Telmex Confidentiality Agreement in connection with the transactions contemplated by this Agreement and the other Transaction Documents was disclosed only pursuant to the Forstmann Little Confidentiality Agreement and not pursuant to any other confidentiality agreement between the Company and any affiliates of Forstmann Little.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

                  Each Investor, as to those representations and warranties that are applicable to each such Investor, hereby represents and warrants to the Company, severally and not jointly, as of the date hereof and as of the Closing, as follows:

                  3.1. Acquisition for Investment. (a) Forstmann Little is acquiring the New Forstmann Little Shares and any Conversion Shares for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

                  (b)  Telmex is acquiring the New Telmex Shares and any Conversion Shares for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

                  3.2. Restricted Securities. (a) Forstmann Little understands that (i) the New Forstmann Little Shares and any Conversion Shares have not been registered under the Securities Act or any state securities laws by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and (ii) the New Forstmann Little Shares and any Conversion Shares may not be sold or otherwise disposed of unless such sale or disposition is registered under the Securities Act and applicable state securities laws or such sale or other disposition is exempt from registration thereunder.

                  (b)  Telmex understands that (i) the New Telmex Shares and any Conversion Shares have not been registered under the Securities Act or any state securities laws by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and (ii) the New Telmex Shares and any Conversion Shares may not be sold or otherwise disposed of unless such sale or disposition is registered under the Securities Act and applicable state securities laws or such sale or other disposition is exempt from registration thereunder.

                  3.3. Accredited Investor. Equity VII, MBO VIII and Telmex is each an “accredited investor” (as defined in Rule 501(a) under the Securities Act). Equity VII, MBO VIII and Telmex each has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the New Common Shares and is capable of bearing the economic risks of such investment.

                  3.4. Organization. (a) Each of Equity VII and MBO VIII is a limited partnership duly organized, validly existing and in good standing under the laws of the State of

Delaware and has the requisite power and authority to carry on its business as it is now being conducted.

                  (b)  Telmex is a sociedad anónima de capital variable duly organized, validly existing and in good standing under the laws of the United Mexican States and has the requisite power and authority to carry on its business as it is now being conducted.

                  3.5. Due Authorization. Each Investor has all rights, power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Investor of this Agreement and the other Transaction Documents to which it is a party, the compliance by each Investor with each of the provisions of this Agreement and the other Transaction Documents to which it is a party, and the consummation by such Investor of the transactions contemplated hereby and thereby (a) are within the power and authority of each Investor and (b) have been duly authorized by all necessary action on the part of each Investor. This Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute upon execution and delivery by each Investor, a valid and binding agreement of each Investor enforceable against each Investor in accordance with its respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.

                  3.6. Consents; No Violations. Neither the execution, delivery or performance by each Investor of this Agreement and the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a breach or a violation of, any provision of the organizational documents of such Investor; (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance (other than Encumbrances which would not, individually or in the aggregate, materially impair the ability of such Investor to consummate the transactions contemplated by this Agreement and the other Transaction Documents) or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (i) any Law, or (ii) any Commitment of each Investor, or to which each Investor or any of its assets or properties is subject, except, with respect to the matters set forth in clause (ii), for breaches, violations, defaults, Encumbrances (other than Encumbrances which would not, individually or in the aggregate, materially impair the ability of such Investor to consummate the transactions contemplated by this Agreement and the other Transaction Documents) or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, which, individually or in the aggregate, would not have a material adverse effect on the ability of each Investor to consummate the transactions contemplated hereby; or (c) except as set forth on Schedule 3.6 and except for any required filing under the HSR Act, the Foreign Competition Approvals, the Regulatory Approvals, the completion of the Restructuring Transaction, including, if applicable, the Confirmation Order and the Third Party Consents, require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person on the part of any Investor.

                  3.7. Availability of Funds. Equity VII, MBO VIII, and Telmex each has available or committed sufficient funds to pay its respective portion of the Purchase Price.

                  3.8. Litigation. Except as set forth on Schedule 3.8, as of the date hereof, to the knowledge of each Investor there is no pending or threatened Litigation against such Investor or any of its Affiliates or involving any of its properties or assets by or before any court, arbitrator or other Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

                  3.9. No Other Representations. Each Investor acknowledges and agrees that it is an informed and sophisticated purchaser, and has undertaken such investigation and has been provided with and has evaluated such documents and information as it deems necessary to enable such Investor to make an informed decision with respect to the execution, delivery and performance of this Agreement. Each Investor will undertake, prior to the Closing, such further investigation and request such additional documents and information as it deems necessary. Each Investor agrees to accept the New Common Shares based upon its own inspection, examination and determination with respect thereto as to all matters.

ARTICLE IV

COVENANTS

                  4.1. Conduct of Business by the Company Pending the Closing. (a) Except as set forth on Schedule 4.1 or as contemplated by this Agreement (including but not limited to Section 4.12) and the Restructuring Transaction or any of the other Transaction Documents, to which the Investors are parties during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, unless each Investor otherwise agrees in writing, the Company shall, and shall cause each of the Subsidiaries to, (i) conduct its business only in the ordinary course and consistent with past practice or as may be ordered or otherwise required by the Bankruptcy Court; (ii) use reasonable best efforts to preserve and maintain its assets and properties and its relationships with its customers, suppliers, advertisers, distributors, agents, officers and employees and other Persons with which it has significant business relationships; (iii) use reasonable best efforts to maintain all of the material assets it owns or uses in the ordinary course of business consistent with past practice; (iv) use reasonable best efforts to preserve the goodwill and ongoing operations of its business; (v) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice; and (vi) comply in all material respects with applicable Laws.

                  (b)  Except as expressly contemplated by this Agreement (including but not limited to Section 4.12) and the Restructuring Transaction or as set forth on Schedule 4.1, between the date of this Agreement and the Closing, the Company shall not, and shall cause each of the Subsidiaries not to, without the prior written consent of each Investor:

(i) (x) incur any additional Indebtedness, except as contemplated by the Forebearance Agreement, (y) make any loans, advances or capital contributions to, or investments in, any Person, except as contemplated by the Forebearance Agreement or (z) make capital expenditures (1) in any fiscal quarter that exceed the budget for capital expenditures set forth in the Operational Plan for such fiscal quarter by more than ten percent and (2) in the aggregate, for all fiscal quarters that exceed the budget for capital expenditures set forth in the Operational Plan for such overall period by more than five percent;

(ii) change any method of accounting or accounting practice used by the Company or any Subsidiary, other than such changes required by GAAP;

(iii) repurchase, redeem or otherwise acquire or exchange any share of Common Stock, Preferred Stock or other equity interests other than as required by the terms of the Preferred Stock or the Class B Common Stock;

(iv) issue or sell any additional shares of the capital stock of, or other equity interests in, the Company or any Subsidiary, or securities convertible into or exchangeable for such shares or other equity interests, or issue or grant any subscription rights, options, warrants or other rights of any character relating to shares of such capital stock, such other equity interests or such securities, except for (x) issuances of Class A Common Stock pursuant to the exercise of options to purchase or conversion rights exercisable for Class A Common Stock, in each case outstanding on the date hereof, (y) options to purchase 28,246,805 shares of Class A Common Stock pursuant to the exchange offer filed by the Company with the SEC on Schedule TO on May 29, 2001, as amended and (z) options to purchase up to 610,000 shares of Class A Common Stock to be issued as promotion awards pursuant to the XO Communications, Inc. Stock Option Plan;

(v) declare, set aside, make or pay any dividend, or make any distribution, in respect of any shares of capital stock of the Company, including dividends required to paid by the Company pursuant to the terms of the Preferred Stock;

(vi) redeem, retire, defease, offer to purchase or change any material term of any Public Debt or any indebtedness for borrowed money except as required by the Forebearance Agreement in connection with asset sales otherwise permitted by this Agreement;

(vii) amend (x) the Company’s Certificate of Incorporation, bylaws or other organizational documents or (y) any Subsidiary’s charter, bylaws or other organizational documents except for the adoption and filing of the Amended and Restated Certificate of Incorporation;

(viii) take any action that is reasonably likely to result in (x) any of the representations and warranties set forth in Article II becoming false or inaccurate in any material respect as of the Closing Date or (y) the failure of any of the conditions set forth in Article V to be satisfied;

(ix) make any interest payments or other distributions on or in respect of the Public Debt;

(x) permit any insurance policy listed on Schedule 2.17 to lapse or cease to remain effective or be renewed when subject to expiration without (A) replacing such policy (the “Old Policy”) immediately upon notice of pending, threatened or actual cancellation, termination, expiration with another policy (the “New Policy”) (1) that provides the Company and its Subsidiaries with coverage that is no less favorable than that provided by the Old Policy, taking into account the insurer(s), the insured(s), the type, scope and amount of coverage, deductibles, exclusions and other material terms (the “Material Terms”) of the Old Policy and the New Policy or (2) the Material Terms of which are customary for similar companies operating in the same industry and geographic markets as the Company and its Subsidiaries and which are adequate and suitable for the business and operations of the Company and its Subsidiaries or (B) otherwise ensuring that the potential exposure or liability of the Company, the Subsidiaries, directors, officers, employees, assets and properties for any risk or any Loss is no greater without the Old Policy or the New Policy than is customary for similar companies operating in the same industry and geographic markets as the Company and the Subsidiaries and which are adequate and suitable for the business and operations of the Company and the Subsidiaries; provided, however, that notwithstanding anything to the contrary in this Section 4.1(b)(x), the Company shall at all times during the term of the Stockholders Agreement maintain directors’ and officers’ liability insurance in such amounts and otherwise on terms and conditions reasonably acceptable to each Investor;

(xi) (A) materially increase the compensation or benefits of, or pay any bonuses or other similar compensation to, any officer, director, employee or consultant, except for ordinary merit increases for employees other than officers based on periodic reviews in accordance with past practice; or (B) enter into, modify or terminate any Plan, (including without limitation, any employment agreement or severance agreement), provided, however, that notwithstanding clause (A) above, the Company and the Subsidiaries may pay bonuses under and pursuant to the Company’s 2001 Bonus Plan (the “2001 Bonus Plan”) for the fiscal year ended December 31, 2001, in an aggregate amount (1) which does not exceed $28,000,000 and is otherwise approved by the compensation committee of the Board of Directors and (2) which, when added to the total aggregate amount of bonuses and other amounts paid or payable under the Retention Bonus Plan as a result of, or in connection with, the transactions contemplated hereby and by the other Transaction Documents, does not exceed $35.0 million; provided, further, that the Company and the Subsidiaries shall not pay any bonus or other amount under or pursuant to the 2001 Bonus Plan to any officer, director, employee or consultant who has received, or is to receive, any bonus or other amount under or pursuant to the Retention Bonus Plan as a result of, or in connection with, the transactions contemplated hereby and the other Transaction Documents;

(xii) sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of any of its assets other than (A) immaterial dispositions of personal property in the ordinary course of business consistent with past practice, (B) swaps of “dark fiber” for “dark fiber” in the ordinary course of business consistent with past practice, (C), the sale or grant of indefeasible rights to use of “dark fiber” in the ordinary course of business consistent with past practice, so long as any such sale or grant, or any series of related sales or grants, does not in the aggregate exceed $10 million in any calendar quarter or (D) a sale of either (x) XO One, Inc. or its assets or (y) XO Limited, its assets or those of its subsidiaries, provided that the net consideration received by the Company for any such sale shall be in a form and amount reasonably acceptable to each Investor; or

(xiii) agree to take any of the actions restricted by this Section 4.1.

                  (c)  Notwithstanding the foregoing provisions of this Section 4.1, the parties acknowledge that the transfer of control of the Company may require Regulatory Approvals and that all final decisions with respect to the Communications Licenses must be taken by the Company until the Regulatory Approvals have been obtained. The parties do not intend that the foregoing provisions of this Section 4.1 shall transfer control of the Company or of the Communications Licenses prior to obtaining the Regulatory Approvals.

                  4.2. Press Releases; Interim Public Filings. The Company shall, and shall cause each Subsidiary to, deliver to each Investor complete and correct copies of all press releases and public filings made between the date hereof and the Closing Date, and, to the extent any such press releases refer to any of the Investors or their Affiliates, shall give each Investor the reasonable opportunity to review and comment on such releases and filings (on a strictly confidential basis until such information is released), in each case, prior to release in the form in which it will be issued. Each Investor shall give to the Company and to the other Investor the reasonable opportunity to review and comment on all Investor Press Announcements (on a strictly confidential basis until such information is released), in each case prior to release in the form in which it will be issued.

                  4.3. HSR Act; Foreign Competition Filings. Each Investor and the Company shall cooperate in making all filings required (a) under the HSR Act; and (b) to be filed with any Governmental Entity in connection with seeking the Foreign Competition Approvals, and shall use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its reasonable best efforts to resolve such objections, if any, as the Antitrust Division of the Department of Justice or the Federal Trade Commission or state antitrust enforcement or other Governmental Entities may assert under U.S. and foreign antitrust and competition Laws with respect to the transactions contemplated hereby.

                  4.4. Consents; Approvals. (a) The Company and each Investor shall each use its reasonable best efforts to obtain all consents, waivers, exemptions, approvals, authorizations or orders, including without limitation, the Regulatory Approvals, the Foreign Competition Approvals and the Third Party Consents (collectively, “Consents”) required in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents (including, without limitation (i) all Consents required to avoid any breach, violation, default, Encumbrance, other than Permitted Encumbrances, or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration of any material agreement or instrument to which the Company or any Significant Subsidiary is a party or by which any of their material assets are bound, in each case, only to the extent that the Company reasonably believes that such breach, violation, default, encumbrance or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration will not be discharged or otherwise extinguished pursuant to the Confirmation Order, (ii) all Consents required as a result of the Restructuring Transaction, (iii) all Consents required as a result of the filing of the Bankruptcy Case, the Confirmation Order or the change of control resulting therefrom and (iv) all Consents required from the SEC). The Company also shall use its reasonable best efforts to obtain all necessary state securities laws or blue sky permits and approvals required to carry out the transactions contemplated hereby and shall give each Investor the reasonable opportunity to review and comment on all filings related to such permits or approvals (on a strictly confidential basis until such information is released). The Company shall furnish to each Investor all information as may be reasonably requested in connection with any such action.

                  (b)  Notwithstanding the provisions of Section 4.3, Section 4.4(a) and Section 4.8, nothing contained in this Agreement will require or obligate an Investor or its respective Affiliates to: (i) agree to otherwise become subject to any limitations on its respective rights effectively to acquire, control, or operate the business of the Company or its Subsidiaries, or exercise full rights of ownership of the Company or (ii) agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), divest itself of all or a material portion of the assets or business of such Investor or its Affiliates or the business of the Company or its Subsidiaries, or (iii) suffer to exist any other material condition in respect of all or a material portion of the assets or business of such Investor or its Affiliates. The parties agree that no representation, warranty or covenant of the Company or each Investor contained in this Agreement shall be breached or deemed breached as a result of the failure by any party hereto or any of its Affiliates to take any of the actions specified in the preceding sentence.

                  4.5. Listing. The Company shall use its reasonable best efforts to have its Class A Common Stock listed on the NASDAQ National Market System (the “NMS”) or the New York Stock Exchange for so long as any New Common Shares or any Conversion Shares are outstanding and held by any of the Investors; provided, that if the Company is unable to maintain the listing of the Class A Common Stock on the NMS prior to Closing, the Company shall use its reasonable best efforts to have the Class A Common Stock quoted on another inter-dealer quotation system. Prior to the Closing, the Company shall, at the reasonable request of either Investor, prepare and submit to the NMS or the New York Stock Exchange, in consultation with each Investor, a listing application covering the New Common Shares and the Conversion Shares and shall use its reasonable best efforts to obtain approval for the listing of such shares, subject to official notice of issuance.

                  4.6. Board Representation; VCOC. (a) The Company agrees to take all actions required so that, at Closing, the Board of Directors will include the number of directors nominated or appointed by Forstmann Little equal to the product of (A) forty percent (40.00%) times (B) the total number of directors on the Board of Directors, rounded up to the nearest whole number, times (C) two (2) ; provided, however, that in the event that any non-terminating or non-terminated Investor shall have assumed the rights and obligations of a terminating or terminated Investor pursuant to Section 8.5(b), the number of directors to be nominated or appointed by each Investor shall be adjusted to that number of directors to which each such

Investor would be entitled to appoint or nominate pursuant to the Stockholders Agreement as revised pursuant to Section 4.18 if determining such number of directors as of the Closing. For avoidance of doubt, this formula can be expressed mathematically as (0.40 x A = B; B x 2 = C), where A is the total number of directors on the Board of Directors, B is the result of the first multiplication, rounded up to the nearest whole number and C is the total number of directors to be nominated or appointed by Forstmann Little.

                  (b)  At any time and for so long as any of Equity VI, Equity VII, MBO VII or MBO VIII holds any equity securities of the Company and does not have a contractual right from the Company or right pursuant to the Company’s Amended and Restated Certificate of Incorporation to appoint or nominate at least one director to the Board of Directors, at the request of Forstmann Little, the Company shall enter into a letter agreement substantially in the form attached hereto as Exhibit F (the “Contractual Management Rights Letter”) with Equity VI, Equity VII, MBO VII and/or MBO VIII (or one of their respective Affiliates) and such letter agreement shall remain in full force and effect.

                  4.7. Amended and Restated Certificate of Incorporation. The Company shall, prior to the Closing, use its reasonable best efforts to take, or cause to be taken, all action (under Section 242 of the DGCL or otherwise) to cause the Amended and Restated Certificate of Incorporation to be the certificate of incorporation of the Company at the Closing. In the event that the Bankruptcy Case is commenced, the Confirmation Order and the Bankruptcy Plan shall approve the Amended and Restated Certificate of Incorporation and shall direct and authorize the Company to file it with the Delaware Secretary of State.

                  4.8. Cooperation. Each Investor and the Company shall use its reasonable best efforts to take, or cause to be taken, all such further actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the other Transaction Documents including, but not limited to, (i) obtaining all Consents from any Governmental Entity and other third parties required for the consummation of transactions contemplated by this Agreement and the other Transaction Documents and (ii) timely making all necessary filings under the HSR Act. Each Investor will furnish such information as the Company may reasonably request in connection with any Bankruptcy Case and will otherwise reasonably support the Company’s preparation and presentation of any motion, filing or other pleading in any Restructuring Transaction consistent with the terms of this Agreement.

                  4.9. Access to Property; Records. Between the date hereof and the Closing the Company shall afford each Investor and its employees, counsel, accountants, partners, members, investors, and other authorized representatives reasonable access, upon notice, during normal business hours, to the assets, properties, offices and other facilities, officers, employees, Commitments and books and records of the Company and of the Subsidiaries, and to the outside auditors of the Company and their work papers relating to the Company and the Subsidiaries. All such information shall be held in confidence in accordance with the terms of the Forstmann

Little Confidentiality Agreement and the Telmex Confidentiality Agreement. The parties hereto agree that no investigation by the Investors or their representatives shall affect or limit the scope of the representations and warranties of the Company contained in this Agreement or in any other Transaction Document delivered pursuant hereto or limit the liability for breach of any such representation or warranty.

                  4.10. Reserve Shares. Following the Closing, the Company will at all times reserve and keep available, solely for issuance and delivery upon conversion of outstanding Class C Common Stock and Class D Common Stock, the number of shares of Class A Common Stock from time to time issuable upon conversion of all shares of the Class C Common Stock and Class D Common Stock at the time outstanding. All shares of Class A Common Stock issuable upon conversion of the Class C Common Stock and the Class D Common Stock shall be duly authorized and, when issued upon such conversion, shall be validly issued, fully paid and nonassessable.

                  4.11. Use of Proceeds. The proceeds received by the Company in respect of the Investment shall be used by the Company for general corporate purposes, except that the Company may commit a portion of such proceeds or other cash in an amount up to $200 million in the aggregate in connection with the Restructuring.

                  4.12 Restructuring. (a) The Company shall use its reasonable best efforts to restructure the capitalization of the Company such that the complete capitalization of the Company shall, upon the Closing, be the New Capitalization (the “Restructuring”). In furtherance of and without limiting the generality of the foregoing, the Company shall use its reasonable best efforts to undertake one or more of the following actions as expeditiously as possible following the date hereof:

(i) (A) commencing an exchange offer pursuant to which the Company will offer to exchange all of its outstanding Public Debt and the Preferred Stock for Class A Common Stock and resulting in the New Capitalization, and (B) commencing a related consent solicitation with respect to the approval of a prepackaged plan of reorganization that will result in the Company having the New Capitalization (the “Prepackaged Plan”);

(ii) if the exchange offer described in the immediately preceding paragraph (i) fails to result in the Company having the New Capitalization, but the Company has received the consents necessary under the Bankruptcy Code to confirm the Prepackaged Plan, commence a Bankruptcy Case and file the Prepackaged Plan and a related disclosure statement with the Bankruptcy Court and seeking to obtain the Confirmation Order with respect to the Prepackaged Plan as expeditiously as possible (either of the options described in this paragraph (ii) and in the immediately preceding paragraph (i) being hereinafter referred to as the “Prepackaged Approach”);

(iii) if the Company determines in good faith upon the advice of its financial and legal advisors and representatives that it is not advisable or feasible to implement the Prepackaged Approach or if such Prepackaged Approach is unsuccessful in effecting the New Capitalization, (A) the Company shall use commercially reasonable efforts to obtain consents or lock-up agreements sufficient to proceed with a pre-negotiated plan of reorganization that will result in the Company having the New Capitalization (the “Pre-negotiated Plan”), and (B) if such consents and/or lock-up agreements are obtained, the Company shall commence a Bankruptcy Case and file the Pre-negotiated Plan and a related disclosure statement with the Bankruptcy Court and seek to obtain the Confirmation Order with respect to the Pre-negotiated Plan as expeditiously as possible; and/or

(iv) any other actions reasonably likely to effect the New Capitalization which are acceptable to each Investor in its reasonable discretion.

                  (b)  The Company shall provide each Investor with copies of all material motions, orders, applications and supporting papers and notices prepared by the Company (including without limitation, forms of orders and notices to interested parties), prior to their being filed with the Bankruptcy Court, relating in any way to the Bankruptcy Case and shall consult as practicable with each Investor prior to taking any significant action with respect to the Restructuring, including the Bankruptcy Case.

                  4.13 Notice of Proposal. The Company will:

                  (a)  Promptly notify each Investor of the receipt of any oral or written proposal, offer or inquiry from any Person (including the other Investor) regarding any proposed (i) merger, (ii) consolidation, (iii) other business combination, (iv) acquisition of 10% or more of the then-outstanding equity securities of the Company, (v) acquisition of debt or other securities convertible into or exchange for, equity securities of the Company which would, after giving effect to such conversion or exchange, constitute more than 10% of the outstanding equity securities of the Company, (vi) acquisition of debt securities of the Company with a principal amount in excess of $100 million or (vii) Change of Control (each, a “Proposal”); and

                  (b)  Keep each Investor apprised regarding the status and details of any negotiations regarding any Proposal.

                  4.14 Access to Certain Information. From the date hereof until the Closing, the Company hereby agrees to the fullest extent permitted by the DGCL:

                  (a)  that the members of the Board of Directors who were elected by the Series C Preferred Stock and the Series D Preferred Stock shall be permitted to participate in all meetings and votes of the Board of Directors and shall receive all information provided to other members of the Board of Directors regarding any Proposal unless Forstmann Little or its Affiliates are the parties making such Proposal; and

                  (b)  that Telmex shall receive, on a confidential basis, subject to applicable law, including applicable provisions of the DGCL, all information provided to members of the Board of Directors regarding any Proposal.

                  4.15 Limitation on Equity Sales. Except as expressly contemplated by this Agreement and the other Transaction Documents, the Company agrees:

                  (a)  to cause its respective Executive Officers (as such term is defined in Rule 3b-7 promulgated under the Exchange Act) and directors, on any date on or after the Closing Date, not to, until the six month anniversary of the Closing Date, without the prior written consent of each Investor, directly or indirectly sell, offer, contract to sell, make any short sale, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any rights to purchase or acquire Common Stock, in each case, acquired pursuant to the transactions contemplated by this Agreement; and

                  (b)  not to, and to use its reasonable best efforts to cause each holder of 5% or more of the Common Stock (other than the Investors) on any date on or after the Closing Date, not to, until the first anniversary of the Closing Date, without the prior written consent of the Company and each Investor, directly or indirectly, (i) sell, offer, contract to sell, make any short sale, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any rights to purchase or acquire Common Stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences or ownership of Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

                  4.16 Alternative Investment Structure. At any time on or prior to September 15, 2002, if Telmex notifies the Company and Forstmann Little that Telmex has concluded in good faith that the Regulatory Approvals in respect of the FCC Licenses are not likely to be obtained prior to January 15, 2003, because of the nature or extent of Telmex’s proposed ownership of capital stock of the Company, the Company and each Investor agrees that they shall use their respective reasonable best efforts to restructure Telmex’s portion of the Investment hereunder in such a manner that is (i) likely to result in receipt of the Regulatory Approvals in respect of the FCC Licenses and (ii) on terms and conditions that are no less favorable in all material respects to the Company, Forstmann Little and Telmex than the Investment.

                  4.17 Supplemental Schedules. The Investors acknowledge and agree that the Company shall be entitled, following the date hereof, to amend and supplement Schedules 2.6 and 2.7(a), in each case solely to identify additional complaints from Litigation (other than complaints related to Ordinary Course Litigation) of which the Company did not have Knowledge on the date hereof, that are exceptions to the representations and warranties contained in such Sections 2.6 and 2.7(a). The Company shall promptly, and in any event within two Business Days after receipt of any complaint or other notice of any Litigation that the Company intends to identify on Schedule 2.6 and/or 2.7(a), deliver copies of any such amendment or supplement to such Schedule, together with copies of such complaint or other notice, to each Investor. Nothing in this Section 4.17 shall adversely affect the rights of each Investor under Section 5.2(u), Section 6.1(d) or Section 7.2.

                  4.18 Stockholders Agreement. If an Investor becomes an Assuming Investor pursuant to Section 8.5(b), (a) the Company and the Assuming Investor shall use their reasonable best efforts to revise the Stockholders Agreement to take into account the revised percentage ownership of the Company and (b) the Assuming Investor may, in its sole discretion, elect to terminate the Stockholders Agreement.

                  4.19 Management Shares. (a) Subject to Section 4.19(b), (i) upon the Closing, the Company shall have the right (but not the obligation) to issue to the members of management of the Company designated by the Company and approved by the Investors (such approval not to be unreasonably withheld) up to 4,000,000 shares in the aggregate (the “Management Shares”) of a to-be-designated Class E Common Stock which shall have the rights and preferences set forth on Exhibit G (the “Class E Common Stock”).

                  (b)  Between the date hereof and the Closing, the parties hereto shall use their reasonable best efforts to agree upon the definitive rights and preferences of the Class E Common Stock and upon revisions to the Amended and Restated Certificate of Incorporation to reflect the terms of the Class E Common Stock as set forth on Exhibit G.

                  4.20 Releases. In the event a Bankruptcy Case is commenced, the Company shall use its reasonable best efforts to ensure that the Confirmation Order shall provide, among other things, that the directors of the Company and each Investor and its affiliates, members, managers, shareholders, partners, representatives, employees, attorneys and agents are released from any and all Litigation related to the Company, its business, its governance, its securities disclosure practices, the purchase or sale of any of the Company’s equity or debt securities, the Investment or the Restructuring Transaction.

                  4.21 Retention Bonus Plan Payments. The Company shall use its reasonable best efforts consistent with its contractual and other legal obligations to minimize the total aggregate amount of bonuses and other amounts paid or payable under the Retention Bonus Plan as a result of, or in connection with, the consummation of the transactions contemplated hereby and by the other Transaction Documents.

                  4.22 Company’s Obligation Regarding Fees and Expenses. The Company shall use its reasonable best efforts, consistent with its contractual obligations, to minimize the amount of fees, commissions, expenses and other amounts paid or payable by the Company and the Subsidiaries in connection with the transactions contemplated hereby and by the other Transaction Documents, including, without limitation, the fees, commissions, expenses and other amounts referred to in Sections 2.12 and 5.2(t).

ARTICLE V

CONDITIONS

                  5.1. Conditions to Obligations of Each Investor and the Company. The respective obligation of each Investor and the Company to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by such Investor or the Company, as the case may be, at or prior to the Closing of each of the following conditions:

                  (a)  No statute, rule or regulation or order, judgment or decree of any court or administrative agency or other Governmental Entity shall be in effect which prohibits the consummation of the transactions contemplated hereby or by any of the other Transaction Documents; provided, however, that except as otherwise provided in this Agreement, each of the parties shall have used, subject to Section 4.4, reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered; and provided further that no party hereto can assert the failure of this condition to be satisfied if such failure resulted from such party’s failure to satisfy the first proviso of this Section 5.1(a) or any other provision of this Agreement or any other Transaction Document;

                  (b)  Any waiting period (and any extension thereof) under the HSR Act applicable to this Agreement and the transactions contemplated hereby shall have expired or been terminated; and

                  (c)  All material Foreign Competition Approvals required for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained.

                  5.2. Conditions to Obligations of Each Investor. The obligation of each Investor to consummate the transactions contemplated hereby shall be subject to the satisfaction, in the judgment of each Investor, or waiver by such Investor at or prior to the Closing of each of the following conditions:

                  (a)  Each of the representations and warranties of the Company and the other Investor contained in this Agreement and each of the other Transaction Documents (i) that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the date hereof and as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date) and (ii) that are not so qualified shall be true and correct in all respects as of the date hereof and as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date) except for such inaccuracies in the representations and warranties referred to in this clause (ii) that do not have, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;

                  (b)  The Company and the other Investor shall have performed, satisfied and complied in all material respects with all of their respective covenants and agreements set forth in this Agreement and each of the other Transaction Documents to be performed, satisfied and complied with prior to or at the Closing;

                  (c)  The Company shall have delivered to the Investors an officer’s certificate certifying as to the Company’s compliance with the conditions set forth in clauses (a) and (b) of this Section 5.2;

                  (d)  The Company and the other Investor shall have executed and delivered the Registration Rights Agreement, the Registration Rights Agreement shall be in full force and effect and there shall exist no breach of, or default under, the Registration Rights Agreement;

                  (e)  The Company and the other Investor shall have executed and delivered the Stockholders Agreement, the Stockholders Agreement shall be in full force and effect and there shall exist no breach of or default under the Stockholders Agreement;

                  (f)  All of the Transaction Documents shall be in full force and effect and there shall exist no breach of, or default under, any of the Transaction Documents by the Company, excluding any breach by such Investor;

                  (g)  The Amended and Restated Certificate of Incorporation substantially in the form of Exhibit D hereto, as it may be revised pursuant to the mutual agreement of the parties hereto in accordance with Section 4.19(b) to reflect the terms of the Class E Common Stock as set forth on Exhibit G, shall have been duly filed by the Company with the Secretary of State of the State of Delaware and shall be effective, provided that if, despite their compliance with Section 4.19(b) hereof, the parties hereto cannot agree upon revisions to the Certificate of Incorporation to reflect the terms of the Class E Common Stock as set forth on Exhibit G, this condition shall be satisfied by the filing of the Amended and Restated Certificate of Incorporation substantially in the form attached hereto as Exhibit D;

                  (h)  There shall be no outstanding shares of the Class B Common Stock;

                  (i)  All Consents required in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained except where the failure to have obtained any such Consent would not, individually or in the aggregate, have a Material Adverse Effect;

                  (j)  The Class A Common Stock shall be listed on the NMS or the New York Stock Exchange and the New Common Shares and the Conversion Shares shall have been approved for listing on the NMS or such other national securities exchange, subject to notice of issuance; provided, however, this Section 5.2(j) shall be deemed waived if the Investors do not permit the Company to take any actions reasonably necessary to meet any applicable listing requirements regarding a minimum number of stockholders;

                  (k)  Either (i) the Bank Credit Facility shall be in form and substance reasonably acceptable to such Investor, shall be in full force and effect, there shall exist no breach of or default under the Bank Credit Facility and any and all fees and expenses paid or payable to any commercial bank or any other financial institution in connection with any amendments to the Bank Credit Facility shall be reasonably acceptable to each Investor or (ii) the Amended Bank Credit Facility shall be in form and substance reasonably acceptable to such Investor, shall be in full force and effect, there shall exist no breach of or default under the Amended Bank Credit Facility and any and all fees and expenses paid or payable to any commercial bank or any other financial institution in connection with entering into the Amended Bank Credit Facility shall be reasonably acceptable to each Investor;

                  (l)  Upon the Closing, after giving effect to the issuance of the New Common Shares pursuant to the terms of this Agreement, the complete capital structure of the Company shall be the New Capitalization in all material respects;

                  (m)  If a Bankruptcy Case is commenced, (i) the Bankruptcy Plan shall be in form and substance reasonably satisfactory to such Investor in all material respects and shall have been approved by the Bankruptcy Court pursuant to the Confirmation Order, (ii) the Confirmation Order shall be in form and substance reasonably satisfactory to such Investor in all material respects and shall be final and non-appealable and (iii) all other material orders of the Bankruptcy Court in respect of the Restructuring shall be final and non-appealable;

                  (n)  (i) Except as may be rendered moot by the entry of the Confirmation Order, no Litigation shall have been instituted before any court or Governmental Entity seeking to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; and (ii) no Litigation shall have been instituted against the Company or for which the Company would be required to indemnify any Person before any court or Governmental Entity that, in the reasonable opinion of such Investor, would reasonably be expected to have a Material Adverse Effect;

                  (o)  (i) Daniel F. Akerson shall continue to be employed by the Company as the Chief Executive Officer and shall not have expressed any intention to leave the Company and (ii) each of the following positions at the Company shall be held either by the person who holds such position on the date hereof or another person acceptable to each Investor and none of the persons employed in such positions shall have expressed any intention to leave the Company; provided, however, that it is understood that the persons employed in such positions as of the date hereof are acceptable to each Investor: President and Chief Operating Officer, Chief Financial Officer, Chief Technology Officer, Chief Marketing Officer; General Counsel, Senior Vice President – Market Sales Operations and Senior Vice President – National Accounts, Sales & Marketing;

                  (p)  Except as expressly contemplated by Exhibit A or Exhibit H, the Company shall not have made and shall have no obligation (other than obligations theretofore waived by the recipient) to make any payment, issue any securities or make any distribution of any kind or nature whatsoever under the Plans in connection with or as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents (including, without limitation, any severance or other payment to any person upon termination of such person’s employment with the Company or any Subsidiary, whether such termination occurs before, upon or after the Closing) because such payment, issuance or distribution is not required by the terms of the Plans, the party entitled to receive such payment, securities or distribution has waived its rights thereto or otherwise or the obligation to make such payment has been terminated by the Confirmation Order, provided that, in connection with or as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, the Company and the Subsidiaries shall have the right to make payments under and pursuant to the Retention Bonus Plan in an amount not to exceed $35.0 million less the total aggregate amount of all bonuses and other amounts paid or payable under and pursuant to the 2001 Bonus Plan;

                  (q)  A Business Plan that is reasonably acceptable to such Investor shall have been adopted by the Company;

                  (r)  Since the date hereof, there shall not have occurred any event, circumstance, condition, fact, effect or other matter which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect (i) on the business, operations, assets, financial condition, prospects, or results of operations of the Company and its Subsidiaries taken as a whole (a “Material Adverse Effect”) or (ii) on the ability of the Company and such Subsidiaries to perform any material obligation under this Agreement or the other Transaction Documents or to consummate the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that any event, circumstance, condition, fact, effect, or other matter that would otherwise constitute a Material Adverse Effect shall not constitute a Material Adverse Effect if the material adverse effect thereof shall have been eliminated or rendered moot by the Confirmation Order;

                  (s)  All Regulatory Approvals that are required in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, shall have been obtained by a Final Order (or waived in whole or in part, which waiver will not be unreasonably withheld, in a writing executed by such Investor, unless such a waiver is prohibited by law), other than Regulatory Approvals the absence of which would not reasonably be expected to have a Material Adverse Effect or be unreasonably burdensome to any Investor, and all parties shall have complied with the conditions, if any, imposed in connection with the grant of the Regulatory Approvals, other than Regulatory Approvals the absence of which would not reasonably be expected to have a Material Adverse Effect or be unreasonably burdensome to any Investor; provided, that no Investor shall be required to accept or comply with any material condition that would be unreasonably burdensome or that would have a material adverse effect on it or on the value of the Company and shall not be obligated to effect the transactions contemplated by the Transaction Documents if such conditions are imposed;

                  (t)  As of the Closing, the total amount of any and all fees, commissions, expenses, and other amounts paid or payable by the Company and the Subsidiaries to any Person, including, without limitation, any and all broker, agent, accounting firm, investment bank, other financial advisor, commercial bank, other financial institution, law firm or public relations firm in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents (“Transaction Fees”) shall not exceed $45.0 million; provided that Transaction Fees shall (A) include any and all fees, expenses and other amounts (including, without limitation, legal fees and expenses, but excluding amounts paid to settle Litigation or as judgments or other awards in connection with Litigation) not covered by liability or other insurance and payable by the Company or any Subsidiary in connection with any Litigation brought by stockholders of the Company or derivatively on behalf of, or in the name of, the Company related to the Company, its business, its governance, its securities regulatory disclosure practices, the purchase or sale of any of the Company’s equity or debt securities, the Investment or the Restructuring Transaction and (B) exclude (1) the Company’s obligations to pay Expenses pursuant to Section 8.2 and (2) any and all fees (but not reimbursable expenses, including, without limitation, fees and expenses of counsel) paid or payable to any commercial bank or any other financial institution in connection with any amendments to the Bank Credit Facility or entering into the Amended Bank Credit Facility; and provided further that nothing in this Section 5.2(t) shall limit the Company’s obligation to pay Expenses pursuant to Section 8.2;

                  (u)  Any and all Litigation pending or threatened against the Company or its Affiliates, officers, directors, employees, representatives, attorneys and agents, and any and all Litigation pending or threatened against either Investor or its respective Affiliates, officers, directors, managers, partners, members, stockholders, employees, representatives, attorneys and agents, related to the Company, its business, its governance, its securities regulatory disclosure practices, the purchase or sale of any of the Company’s equity or debt securities, the Investment or the Restructuring Transaction, shall have been resolved in a manner that is satisfactory to each Investor in its sole discretion; provided that neither Investor shall be able to assert the failure of this condition to be satisfied solely as a result of pending Ordinary Course Litigation; and

                  (v)  The bylaws of the Company, substantially in the form attached hereto as Exhibit E (the “Bylaws”), shall have been adopted by the Board of Directors and shall be in full force and effect.

                  5.3. Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by the Company at or prior to the Closing of each of the following conditions:

                  (a)  Each of the representations and warranties of each Investor contained in this Agreement shall be true and correct when made and as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date), except for failures to be true and correct which individually or in the aggregate would not have a material adverse effect on the ability of such Investor to consummate the transactions contemplated hereby;

                  (b)  Each Investor shall have performed, satisfied and complied in all material respects with all of its covenants and agreements set forth in this Agreement to be performed, satisfied and complied with on or prior to the Closing Date;

                  (c)  Each Investor shall have delivered to the Company an officer’s certificate certifying as to such Investor’s compliance with the conditions set forth in clauses (a) and (b) of this Section 5.3;

                  (d)  Each Investor shall have executed and delivered the Registration Rights Agreement and the Stockholders Agreement to the Company, the Registration Rights Agreement and the Stockholders Agreement shall each be in full force and effect and there shall exist no breach of or default under either of the Registration Rights Agreement or the Stockholders Agreement;

                  (e)  If a Bankruptcy Case is commenced, (i) the Bankruptcy Plan shall have been approved by the Bankruptcy Court pursuant to the Confirmation Order without material modifications or conditions and (ii) the Confirmation Order shall have become final and non-appealable; and

                  (f)  All Regulatory Approvals that are required in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, shall have been obtained by a Final Order (or waived in whole or in part in a writing executed by the Company, unless such a waiver is prohibited by law), other than Regulatory Approvals the absence of which would not reasonably be expected to have a Material Adverse Effect, and all parties shall have complied with the conditions, if any, imposed in connection with the grant of the Regulatory Approvals, other than Regulatory Approvals the absence of which would not reasonably be expected to have a Material Adverse Effect; provided that no Investor shall be required to accept or comply with any material condition that would be unreasonably burdensome or that would have a material adverse effect on it or on the value of the Company and shall not be obligated to effect the transactions contemplated by the Transaction Documents if such condition is imposed.

ARTICLE VI

TERMINATION

                  6.1. Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a)  by mutual written agreement of the Company and each Investor;

                  (b)  by either Investor, but only with respect to its own rights and obligations hereunder and not those of the other Investor, if the Closing shall not have been consummated on or before September 15, 2002; provided, that in the event all of the conditions set forth in Article V other than the condition set forth in Section 5.2(s) regarding Regulatory Approvals hereof shall have been satisfied or waived by the parties hereto on or before September 15, 2002, then the termination right set forth in this clause (b) shall not be available to either Investor until the earlier of (i) January 15, 2003 and (ii) the date on which the Company shall notify each Investor in writing that the Regulatory Approvals cannot be obtained; provided, further, that in the event all of the conditions set forth in Article V other than the condition set forth in Section 5.2(s) regarding Regulatory Approvals hereof shall have been satisfied or waived by the parties hereto on or before September 15, 2002 and the condition set forth in Section 5.2(s) regarding Regulatory Approvals hereof shall have been satisfied or waived by the parties hereto in all respects other than receipt of a Final Order on or before January 15, 2003, then the termination right set forth in this clause (b) shall not be available to either Investor until the earlier of (i) March 15, 2003 and (ii) the date on which the Company shall notify each Investor in writing that the Final Order has been denied; provided, further, that in the event either Investor elects, pursuant to Section 1.2, to delay the Closing beyond the third day following satisfaction or waiver of all of the conditions set forth in Article V hereof, any of the dates set forth in this clause (b), as applicable, shall be extended by the actual number of days of such delay;

                  (c)  by either Investor, but only with respect to its own rights and obligations hereunder and not those of the other Investor, if the other Investor or the Company shall have breached any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach constitutes or would reasonably be expected to have a Material Adverse Effect and cannot reasonably be expected to be cured by the Closing;

                  (d)  by either Investor, but only with respect to its own rights and obligations hereunder and not those of the other Investor, if any event, circumstance, condition, fact, effect, or other matter has occurred or exists which (i) would, or would be reasonably likely to give rise to the failure of any of the conditions to the obligations of such Investor set forth in Section 5.1 or Section 5.2; and (ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company and the other Investor;

                  (e)  by either Investor, but only with respect to its own rights and obligations hereunder and not those of the other Investor, if the Company has not complied with its obligations under Section 6.3(b) relating to obtaining Bankruptcy Court approval of the Company’s obligations to pay the Break-Up Payment and Expenses (including the timing of the filing of a motion and proposed order related thereto that is acceptable to each Investor in all respects) or if the Bankruptcy Court has not issued an order approving such obligations, in substance reasonably satisfactory to such Investor, within 45 days following commencement of the Bankruptcy Case;

                  (f)  by either Investor if the other Investor has terminated this Agreement;

                  (g)  by either Investor or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a final and nonappealable order, judgment or decree or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

                  (h)  by the Company if (i) the Board of Directors determines in good faith that termination of this Agreement is necessary in order for the Company to accept any Proposal or (ii) the Bankruptcy Court has ordered the Company to terminate this Agreement in order to accept any Proposal, provided that the Company shall have the right to terminate this Agreement pursuant to clause (i) above only if it has complied in all material respects with all of the provisions of Section 4.13, including the notice provisions thereof, and in any event it shall comply in all material respects with the requirements of Sections 6.3 and 8.2 relating to the payment (including the timing of any payment) of Expenses and the Break-Up Payment prior to termination of this Agreement pursuant to this Section 6.1(h);

                  (i)  by either Investor, but only with respect to its rights and obligations hereunder and not those of the other Investor, if the Company enters into a written agreement with respect to any Proposal;

                  (j)  by the Company, if either Investor terminates its rights and obligations under this Agreement pursuant to this Section 6.1 and the other Investor shall not have agreed, within 10 Business Days of receipt of notice of such termination from the terminating Investor (the delivery of such notice being a condition precedent to any termination under this Section 6.1(j)) to exercise its rights to assume all of the rights and obligations of the terminating Investor pursuant to Section 8.5(b);

                  (k)  by the Company, if the Closing shall not have been consummated on or before the date specified in Section 6.1(b), including the extensions provided for in each of the three provisos contained therein, if applicable;

                  (l)  by the Company, if either Investor shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot reasonably be expected to be cured by the Closing; provided, that the non-breaching Investor (if there is one) shall not have agreed, within 10 Business Days of receipt of notice from the Company of the determination that such breach cannot reasonably be expected to be cured by the Closing (the delivery of such notice being a condition precedent to any termination under this Section 6.1(l)), to waive such breach and exercise its rights to assume all of the rights and obligations of the breaching Investor pursuant to Section 8.5(b); and

                  (m)  by the Company, if any material event, circumstance, condition, fact, effect or other matter has occurred or exists which (i) would, or would be reasonably likely to give rise to the failure of any of the conditions to the obligation of the Company set forth in Section 5.1 or 5.3; and (ii) cannot be cured within 20 days after the giving of written notice to each Investor.

                  6.2. Effect of Termination. Subject to Section 8.5(b), in the event of the termination of this Agreement by any party pursuant to Section 6.1, this Agreement shall forthwith become void as to such terminating party and there shall be no liability on the part of any party hereto (or any stockholder, director, officer, partner, employee, agent, consultant or representative of such party) to the party that has terminated this Agreement, except as set forth in this Section 6.2, provided, that nothing contained in this Agreement shall relieve any party from liability for any breach of this Agreement; and provided, further, that this Section 6.2 and Sections 7.1, 7.2, 8.1, 8.2, 8.5, 8.6, 8.7, 8.8, 8.11, 8.12, 8.13 and 8.14 shall survive termination of this Agreement by any party.

                  6.3 Break-Up Payment. (a) The Company shall pay or cause to be paid to each Investor a payment (the “Break-Up Payment”) equal to one percent (1%) of the implied, pre-money enterprise value of the Company if the Company proposes to terminate this Agreement under Section 6.1(h) or both Investors elect to terminate this Agreement pursuant to Section 6.1(i). The parties agree that the implied, pre-money enterprise value of the Company shall be determined using the accounting methods and principles and valuation methodology set forth on Schedule 6.3(a). The payment of the Break-Up Payment, in same day funds, to each Investor, shall (i) be a condition precedent to the effectiveness of any termination by the Company of this Agreement under Section 6.1(h) or (ii) be made by the Company promptly, but in no event later than the third Business Day following delivery of notice by either Investor to the Company that either Investor has elected to terminate this Agreement pursuant to Section 6.1(i); provided, however, that in the event the Company is engaged in a Bankruptcy Case, the timing of the payment of the Break-Up Payment shall, in all events, be in accordance with the Break-Up Payment Order.

                  (b)  In the event a Bankruptcy Case is commenced, the Company shall promptly, but in no event later than three Business Days after commencement of such Bankruptcy Case, take all action reasonably necessary to obtain approval from the Bankruptcy

Court of the Company’s obligation to pay the Expenses and the Break-Up Payment to each Investor in accordance with the terms of this Section 6.3. Any and all motions and other documents filed by the Company in connection with its obligations under this Section 6.3 must be reasonably acceptable to each Investor. Furthermore, to the extent that the Company seeks to establish bidding or similar procedures in connection with any Proposal, such procedures (and any and all motions and other documents filed by the Company in connection therewith) must, subject to applicable fiduciary duties of the Board of Directors, be reasonably acceptable to each Investor in all respects.

                  (c)  The Company acknowledges and agrees that (i) the payment of the Break-Up Payment is an integral part of the transactions contemplated by this Agreement, (ii) in the absence of the Company’s obligations to make this payment, neither Investor would have entered into this Agreement and (iii) subject to the proviso to the last sentence of Section 6.3(a), time is of the essence with respect to the payment of the Break-Up Payment. The Company accordingly agrees that in the event that the Company fails to pay the Break-Up Payment in accordance with this Section 6.3 promptly, the Company will, in addition to the payment of such amount, also pay to each Investor all of its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by such Investor in the enforcement of its rights under this Section 6.3, together with interest on such amount accruing from the date of such failure at a rate of 10% per annum from the date upon which such payment was due, to and including the date of payment.

ARTICLE VII

SURVIVAL AND LOSSES

                  7.1. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any of the other Transaction Documents shall expire on the three-year anniversary of the Closing Date, except that the representations and warranties set forth in Section 2.13 shall expire on the earlier of (i) the expiration of the statute of limitations applicable to the substance of such representation or warranty or (ii) the five-year anniversary of the Closing Date, in each case except to the extent a party has asserted a claim in accordance with this Article VII for breach of any such representation or warranty prior to the expiration of such period, in which event any representation or warranty to which such claim relates shall survive with respect to such claim until such claim is resolved as provided in this Article VII. After the expiration of such periods, any claim by a party hereto based upon any such representation or warranty shall be of no further force or effect. The covenants and agreements of the parties hereto contained in this Agreement and in any of the other Transaction Documents shall survive the Closing until performed in accordance with their terms.

                  7.2. Losses. (a) The Company shall indemnify, defend and hold harmless each Investor, their Affiliates, and their respective officers, directors, partners, members, managers, employees, agents, representatives, successors and assigns (each an “Investor Covered Person”) from and against any and all Losses incurred or suffered by an Investor Covered Person (whether incurred or suffered directly or indirectly through ownership or proposed ownership of Common Stock, membership on the Board of Directors or any committee thereof or otherwise) arising from or in connection with any Litigation threatened, commenced or pending by any direct or indirect stockholder of the Company (whether in the name of the Company or otherwise).

                  (b)  An Investor Covered Person seeking indemnification under this Section 7.2 shall, promptly upon becoming aware of the facts indicating that a claim for indemnification may be warranted, give to the Company a notice of claim relating to such Loss (a “Claim Notice”). Each Claim Notice shall specify the nature of the claim, and, if possible, the amount or the estimated amount thereof. No failure or delay in giving a Claim Notice and no failure to include any specific information relating to the claim (such as the amount or estimated amount thereof) shall affect the obligation of the party from whom indemnification is sought.

ARTICLE VIII

MISCELLANEOUS

                  8.1. Defined Terms; Interpretations. (a) The following capitalized terms, as used in this Agreement, shall have the following meanings:

                  “Affiliate” shall have the meaning ascribed thereto such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

                  “Agreement” shall have the meaning ascribed thereto in the preamble.

                  “Amended and Restated Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation attached hereto as Exhibit D, which shall be revised and completed in accordance with Section 4.19.

                  “Amended Bank Credit Facility” shall mean a bank credit facility under which the Company is the borrower, in effect as of the Closing as a replacement to the Bank Credit Facility, which provides for a term loan or term loans and revolving loans.

                  “Assuming Investor” shall have the meaning ascribed thereto in Section 8.5(b).

                  “Bank Credit Facility” shall mean the Credit and Guarantee Agreement, dated as of February 3, 2000, among Nextlink, certain subsidiaries of Nextlink, various Lenders (as defined therein), Goldman Sachs Credit Partners, L.P., as Syndication Agent, Toronto Dominion (Texas), Inc., as Administrative Agent, Barclays Bank plc and The Chase Manhattan Bank, as Co-Documentation Agents, and TD Securities, together with Goldman Sachs Credit Partners, L.P., the Joint Lead Arrangers, and all ancillary agreements entered into pursuant to the terms thereof, each as amended as of the Closing.

                  “Bankruptcy Case” shall mean all legal proceedings, if any, instituted in a United States Bankruptcy Court in connection with the Restructuring or otherwise involving the Company, and any of its Affiliates, as debtor.

                  “Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101, et seq., as now in effect or hereafter amended.

                  “Bankruptcy Court” shall mean the United States Bankruptcy Court or other U.S. federal court of competent jurisdiction in which the Bankruptcy Case is pending.

                  “Bankruptcy Plan” shall mean either the Prepackaged Plan or the Pre-negotiated Plan, whichever may be filed in connection with the Bankruptcy Case.

                  “Board of Directors” shall mean the Board of Directors of the Company.

                  “Break-Up Payment” shall have the meaning ascribed thereto in Section 6.3(a).

                  “Break-Up Payment Order” shall mean an order of the Bankruptcy Court approving the Break-Up Payment.

                  “Business Day” shall mean any day other than a Saturday or Sunday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

                  “Business Plan” shall mean the business plan of the Company, as approved by each Investor prior to the Closing, which approval shall not be unreasonably withheld, and as the same may be amended from time to time in accordance with the Stockholders Agreement.

                  “Bylaws” shall have the meaning ascribed thereto in Section 5.2(v).

                  “Capital Lease” shall mean a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

                  “Change of Control” shall mean the occurrence of any of the following events:

                  (i)  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total outstanding voting stock of the Company;

                  (ii)  during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors or other governing body of the Company (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 662/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such Board of Directors then in office;

                  (iii)  the Company consolidates with or merges with or into any Person, or any Person consolidates with or merges with or into the Company, and immediately following the consummation of such transaction the holders of the outstanding common stock of the Company immediately prior to such transaction hold less than 50% of the outstanding common stock and the combined voting power of the outstanding voting securities of (x) the surviving Person in such transaction or (y) the Person into whose securities the outstanding common stock of the Company was converted in such transaction or whose securities were otherwise issued to holders of the outstanding common stock of the Company in such transaction;

                  (iv)  the Company sells, transfers, conveys, leases or otherwise disposes of all or substantially all of its assets in one transaction or a series of related transactions; or

                  (v)  the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

                  “Claim Notice” shall have the meaning ascribed thereto in Section 7.2(b).

                  “Class A Common Stock” shall have the meaning ascribed thereto in Section 1.1.

                  “Class B Common Stock” shall have the meaning ascribed thereto in Section 2.3.

                  “Class C Common Stock” shall have the meaning ascribed thereto in Section 1.1.

                  “Class D Common Stock” shall have the meaning ascribed thereto in Section 1.1.

                  “Class E Common Stock” shall have the meaning ascribed thereto in Section 4.19(a).

                  “Closing” shall have the meaning ascribed thereto in Section 1.2(a).

                  “Closing Date” shall have the meaning ascribed thereto in Section 1.2(a).

                  “Code” shall mean the Internal Revenue Code of 1986, as amended.

                  “Commitments” shall have the meaning ascribed thereto in Section 2.11.

                  “Common Stock” shall have the meaning ascribed thereto in Section 2.3 and shall include, as the context may require, Class A Common Stock, Class B Common Stock and all common stock now or hereafter authorized to be issued (including, without limitation, the Class C Common Stock and Class D Common Stock), and any and all securities of any kind whatsoever of the Company which may be exchanged for or converted into Common Stock, and any and all securities of any kind whatsoever of the Company which may be issued on or after the date hereof in respect of, in exchange for, or upon conversion of shares of Common Stock pursuant to a merger, consolidation, stock split, stock dividend, recapitalization of the Company or otherwise.

                  “Communications Act” shall mean the Communications Act of 1934, as amended, and the rules and regulations (including those issued by the FCC) promulgated thereunder.

                  “Communications License” or “Communications Licenses” shall have the meaning ascribed thereto in Section 2.9(a).

                  “Company” shall have the meaning ascribed thereto in the preamble.

                  “Company Licensed Intellectual Property” shall have the meaning ascribed thereto in Section 2.15.

                  “Company Owned Intellectual Property” shall have the meaning ascribed thereto in Section 2.15.

                  “Confidential Information” shall have the meaning ascribed thereto in the Forstmann Little Confidentiality Agreement.

                  “Confirmation Order” shall mean the order entered by the Bankruptcy Court in the Bankruptcy Case confirming the Bankruptcy Plan pursuant to Section 1129 of the Bankruptcy Code. The Confirmation Order shall provide, among other things, that (i) the sale of Common Stock pursuant to this Agreement shall be free and clear of all liens, claims, interests, rights of others or encumbrances of any kind, (ii) an express finding that the Company and each Investor have acted in good faith, and (iii) the issuance of Common Stock to creditors under the Bankruptcy Plan is exempt from registration under the Securities Act.

                  “Consents” shall have the meaning ascribed thereto in Section 4.4(a).

                  “Contractual Management Rights Letter” shall have the meaning ascribed thereto in Section 4.6(b).

                  “Conversion Shares” shall mean shares of Class A Common Stock issuable upon conversion of the Class C Common Stock and Class D Common Stock into Class A Common Stock pursuant to the Amended and Restated Certificate of Incorporation, and any and all securities of any kind whatsoever of the Company which may be issued on or after the date hereof in respect of, in exchange for, or upon conversion of shares of Class A Common Stock pursuant to a merger, consolidation, stock split, stock dividend, recapitalization of the Company or otherwise.

                  “Customer Base” shall mean those Persons to which the Company or the Subsidiaries provide telecommunications service.

                  “DGCL” shall mean the Delaware General Corporation Law.

                  “Encumbrance” shall mean, with respect to any Person, any mortgage, lien, pledge, charge, claim, option, proxy, voting trust, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

                  “Environmental Law” shall mean any foreign, federal, state or local law, statute, regulation, rule, ordinance, decree, or any other requirement of law (including common law) regulating or relating to the protection of human health and safety or the environment, including, but not limited to, laws relating to releases or threatened releases of Hazardous Materials into the environment.

                  “Environmental Permits” shall mean all federal, state, local and foreign franchises, approvals, authorizations, franchises, licenses, orders, registrations, certificates, filings, variances, notices and other similar permits or rights obtained from any Governmental Entity, related to any Environmental Law.

                  “Equity VI” shall mean Forstmann Little & Co. Equity Partnership VI, L.P., a Delaware limited partnership.

                  “Equity VII” shall have the meaning ascribed thereto in the preamble.

                  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, which together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

                  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include reference to the comparable section, if any, of any such successor federal statute.

                  “Expenses” shall have the meaning ascribed thereto in Section 8.2.

                  “Expired Policies” shall have the meaning ascribed thereto in Section 2.17.

                  “FCC” shall mean the Federal Communications Commission and any successor Governmental Entity.

                  “FCC Licenses” shall have the meaning ascribed thereto in Section 2.9(a).

                  “Final Order” shall mean an order or determination by the FCC or other regulatory authority (including State PUCs) (w) that is not reversed, stayed, enjoined, set aside, annulled or suspended within the deadline, if any, provided by applicable statute or regulation, (x) with respect to which no request for stay, motion or petition for reconsideration, application or request for review, or notice of appeal or judicial petition for review that is filed within the period referred to in clause (w) above is pending, (y) as to which the deadlines, if any, for filing such request, motion, petition, application, appeal or notice have expired, and (z) as to which the deadlines, if any, for the entry by the FCC or other regulatory authority of orders staying, reconsidering or reviewing on its own motion such order or determination have expired; provided, however, that if the statutes and rules applicable to the regulatory authority do not specify deadlines for the regulatory authority to enter such orders, this clause (z) shall not apply to the orders or determinations of that regulatory agency.

                  “FL Fund” shall mean FL Fund, L.P., a Delaware limited partnership.

                  “Forebearance Agreement” shall mean that certain Forebearance Agreement, by and between the Company, the lenders under the Senior Credit Facility and certain Subsidiaries of the Company, dated December 14, 2001, as in effect as of the date hereof.

                  “Foreign Licenses” shall have the meaning ascribed thereto in Section 2.9(a).

                  “Foreign Competition Approvals” shall mean all consents, authorizations, approvals, waivers, filings and other actions required by any Governmental Entities related to antitrust or competition Laws in connection with the transactions contemplated by this Agreement and the other transactions documents.

                  “Forstmann Little” shall have the meaning ascribed thereto in the preamble.

                  “Forstmann Little Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of September 27, 2001, between the Company and FLC XXXI Partnership, L.P., a Delaware limited partnership doing business as Forstmann Little & Co., which is an affiliate of Forstmann Little.

                  “GAAP” shall have the meaning ascribed thereto in Section 2.5.

                  “Governmental Entity” shall mean any supernational, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

                  “Guaranty” shall mean, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing (whether by reason of being a general partner of a partnership or otherwise) any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such indebtedness or obligation or any property constituting security therefor; (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation; (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof. In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

                  “Hazardous Materials” shall mean any substance or material that is classified or regulated as “hazardous” or “toxic” or similar designation pursuant to any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, petroleum and urea-formaldehyde insulation.

                  “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                  “Indebtedness” shall mean, with respect to any Person , at any time, without duplication, (a) its liabilities for borrowed money; (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases; (d) all liabilities for borrowed money secured by any Encumbrance with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); (f) Swaps of such Person; and (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

                  “Intellectual Property” shall mean the United States and foreign trademarks, service marks, trade names, trade dress, domain names, logos, business and product names, and slogans including registrations and applications to register or renew the registration of any of the foregoing; copyrights and registrations or renewals thereof; United States and foreign letters patent and patent applications, including all reissues, continuations, divisions, continuations-in-part or renewals or extensions thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential business and technical information; software and computer programs of any kind whatsoever (including without limitation all modeling software in both source code and object code versions) and all documentation relating thereto; Internet websites; mask works and other semiconductor chip rights and registrations or renewals thereof; and all other intellectual property and proprietary rights, tangible embodiments of any of the foregoing (in any form or medium including electronic media), and licenses of any of the foregoing.

                  “Investment” shall have the meaning ascribed thereto in Section 1.1.

                  “Investor Covered Person” shall have the meaning ascribed thereto in Section 7.2(a).

                  “Investor Press Announcement” shall mean any press releases and public filings made by an Investor between the date hereof and the Closing Date and referring to the Company, the other Investor, this Agreement or any of the other Transaction Documents, or any of the transactions contemplated thereby.

                  “Investor Reimbursement Cap” shall have the meaning ascribed thereto in Section 8.2.

                  “Investors” shall have the meaning ascribed thereto in the preamble.

                  “IRS” shall mean the United States Internal Revenue Service.

                  “IRU Agreement” shall have the meaning ascribed thereto in Section 2.20(d).

                  “Knowledge”, with respect to the Company, shall mean the knowledge of Daniel F. Akerson, Noelle Beams, Gary D. Begeman, Douglas Carter, Peter Campbell, Mark Coppersmith, Nathaniel Davis, Mark Faris, Reese Feuerman, Nancy Gofus, Scott Macleod,

Cathy Massey, Richard Montfort, Wayne Rehberger, Michael Ruley, R. Gerard Salemme, Charles Sackley, Laura Thomas and Joseph Zarella or any such persons and the knowledge that any of the foregoing persons would have after due and reasonable inquiry and investigation.

                  “Laws” shall mean all foreign, federal, state, and local laws, statutes, ordinances, rules, regulations, orders, judgments, decrees and bodies of law.

                  “Licenses” shall have the meaning ascribed thereto in Section 2.10.

                  “Litigation” shall have the meaning ascribed thereto in Section 2.7(a).

                  “Local Authorizations” shall have the meaning ascribed thereto in Section 2.9(a).

                  “Losses” shall mean each and all of the following items: claims, losses, (including, without limitation, losses of earnings) liabilities, obligations, payments, damages (actual or punitive but not consequential), charges, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, costs and expenses of investigation, Litigation, demands, assessments and fees, expenses and disbursements of counsel, consultants and other experts).

                  “Management Shares” shall have the meaning ascribed thereto in Section 4.19.

                  “Material Adverse Effect” shall have the meaning ascribed thereto in Section 5.2(r).

                  “Material Terms” shall have the meaning ascribed thereto in Section 4.1(b)(x).

                  “MBO VII” shall mean Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership VII, L.P., a Delaware limited partnership.

                  “MBO VIII” shall have the meaning ascribed thereto in the preamble.

                  “Network Facilities” shall have the meaning ascribed thereto in Section 2.20(b).

                  “Network Maps” shall have the meaning ascribed thereto in Section 2.20(a).

                  “New Capitalization” shall mean the total capitalization of the Company as set forth on Exhibit A hereto, including, without limitation, the Management Shares, but excluding shares of Class A Common Stock issued or issuable upon exercise of options issued under the New Employee Stock Option Plan.

                  “New Common Shares” shall have the meaning ascribed thereto in Section 1.1.

                  “New Employee Stock Option Plan” shall mean a stock option plan having terms and conditions outlined in Exhibit H hereto, and otherwise reasonably satisfactory in form and substance to each of the Investors.

                  “New Forstmann Little Shares” shall have the meaning ascribed thereto in Section 1.1.

                  “New Outstanding Equity” shall mean the total outstanding equity securities of the Company immediately after giving effect to the Restructuring and the Investment, excluding any options outstanding under a New Employee Stock Option Plan approved by the Investors, but including but not limited to, all outstanding Common Stock.

                  “New Policy” shall have the meaning ascribed thereto in Section 4.1(b)(x).

                  “New Telmex Shares” shall have the meaning ascribed thereto in Section 1.1.

                  “Nextlink” shall mean NEXTLINK Communications, Inc., a Delaware Corporation and the predecessor to the Company.

                  “1999 Stock Purchase Agreement” shall mean the Stock Purchase Agreement, dated as of December 7, 1999, by and between Equity VI, MBO VII, FL Fund, and Nextlink.

                  “NMS” shall have the meaning ascribed thereto in Section 4.5.

                  “Old Policy” shall have the meaning ascribed thereto in Section 4.1(b)(x).

                  “Operational Plan” shall mean the revised financial projections and business plan prepared by the Company and its advisors for presentation to the lenders under the Bank Credit Facility, a copy of which has been provided by the Company to each of the Investors.

                  “Ordinary Course Litigation” shall mean Litigation arising in the ordinary course of business of the Company and the Subsidiaries relating to the business and operations of the Company and the Subsidiaries which satisfies all of the following criteria:

                  (i)  Such Litigation which would not, or would not reasonably be expected to have, either individually or in the aggregate, (x) a Material Adverse Effect or (y) a material adverse effect upon any officer or director of the Company or upon either Investor or any Affiliate, officer, director, manager, partner, member, stockholder, employee, representative, attorney or agent of either Investor;

                  (ii)  The plaintiffs, claimants or other Persons commencing or pursuing such Litigation do not include any direct or indirect stockholders of the Company or of any Subsidiary or any representatives of any such stockholders suing in such capacity;

                  (iii)  Such Litigation is not, and does not include, in whole or in part, a derivative or similar claim or action brought by or on behalf of, or in the name of, the Company or any Subsidiary;

                  (iv)  Such Litigation does not arise out of or relate to, in whole or in part, the governance or securities regulatory disclosure practices of the Company, the direct or indirect purchase or sale of any debt or equity securities of the Company or any Subsidiary, the Investment or the Restructuring Transaction; and

                  (v)  Such Litigation does not include, in whole or in part, any claim or allegation of (i) breach of fiduciary duty by the Company or any director, officer, employee or stockholder of the Company or (ii) breach of any federal, state or foreign securities or blue sky laws.

                  “Permitted Encumbrances” shall mean: any Encumbrance (x) permitted under the Bank Credit Facility, (y) permitted under any Amended Bank Credit Facility, or (z) securing Indebtedness ranking pari passu with the Bank Credit Facility or any Amended Bank Credit Facility.

                  “Person” shall mean any individual, firm, corporation, limited liability company, partnership, company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

                  “Plan” shall mean each collective bargaining agreement, employment agreement or severance agreement, and any bonus, pension, post-retirement benefit, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, dental or other plan, arrangement or understanding providing compensation or benefits generally to current employees, officers, independent contractors, or directors of the Company or any of the Subsidiaries, including without limitation, the Retention Bonus Plan and all other plans, agreements, arrangements and understandings set forth on Schedule 2.14(a)(i).

                  “Preferred Stock” shall have the meaning ascribed thereto in Section 2.3.

                  “Pre-negotiated Plan” shall have the meaning ascribed thereto in Section 4.12(a)(iii).

                  “Prepackaged Approach” shall have the meaning ascribed thereto in Section 4.12(a)(ii).

                  “Prepackaged Plan” shall have the meaning ascribed thereto in Section 4.12(a)(i)(B).

                  “Proposal” shall have the meaning ascribed thereto in Section 4.13(a).

                  “Public Debt” shall mean the Company’s (a) 12 1/2% Senior Notes due 2006, (b) 9 5/8% Senior Noted due 2007, (c) 9% Senior Noted due 2008, (d) 9.45% Senior Discount Notes due 2008, (e) 10 3/4% Senior Notes due 2008, (f) 10 3/4% Senior Notes due 2009, (g) 12 1/4% Senior Discount Notes due 2009, (h) 10 1/2% Senior Notes due 2009, (i) 12 1/8% Senior Discount Notes due 2009, (j) 12 3/4% Senior Notes due 2007, and (k) 5 3/4% Convertible Subordinated Notes due 2009.

                  “Purchase Price” shall have the meaning ascribed thereto in Section 1.1.

                  “Registration Rights Agreement” shall have the meaning ascribed thereto in the recitals.

                  “Regulatory Approvals” shall mean all approvals, consents (including consents to assignments of permits and rights of way), waivers, certificates, and other authorizations required to be obtained from the FCC, any State PUCs or any other federal, state, foreign or municipal communications regulatory agency having jurisdiction over the Company’s or either Investor’s business in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

                  “Replacement Policies” shall have the meaning ascribed thereto in Section 2.17.

                  “Required Consents” shall mean such consents or agreements of creditors and security holders as shall be required to effectuate the Restructuring Transaction.

                  “Restructuring” shall have the meaning ascribed thereto in Section 4.12(a).

                  “Restructuring Transaction” shall mean any transaction, filing, case, action or event or other series of transactions, filings, cases, actions or events (including, without limitation, an exchange offer, a consent solicitation, a Prepackaged Plan, a Pre-negotiated Plan or any other Bankruptcy Case), whereby the completion of which, as evidenced by a Final Order, if applicable, the Company, in all material respects, shall have effectuated the Restructuring.

                  “Retention Bonus Plan” shall mean the NEXTLINK Communications, Inc. Change of Control Retention Bonus and Severance Pay Plan, as filed with the SEC as Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

                  “SEC” shall mean the United States Securities and Exchange Commission and any successor Governmental Entity.

                  “SEC Reports” shall have the meaning ascribed thereto in Section 2.4.

                  “Securities Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include reference to the comparable section, if any, of such successor federal statute.

                  “Series A Preferred Stock” shall have the meaning ascribed thereto in Section 2.3.

                  “Series B Preferred Stock” shall have the meaning ascribed thereto in Section 2.3.

                  “Series C Preferred Stock” shall have the meaning ascribed thereto in Section 2.3.

                  “Series D Preferred Stock” shall have the meaning ascribed thereto in Section 2.3.

                  “Series E Preferred Stock” shall have the meaning ascribed thereto in Section 2.3.

                  “Series F Preferred Stock” shall have the meaning ascribed thereto in Section 2.3.

                  “Series G Preferred Stock” shall have the meaning ascribed thereto in Section 2.3.

                  “Series H Preferred Stock” shall have the meaning ascribed thereto in Section 2.3.

                  “Stockholders Agreement” shall have the meaning ascribed thereto in the recitals.

                  “Significant Subsidiaries” shall have the meaning ascribed thereto in Section 2.1(b).

                  “State Licenses” shall have the meaning ascribed thereto in Section 2.9(a).

                  “State PUCs” shall mean the state and local public service and public utilities commissions and agencies, commissions, and similar bodies performing similar functions.

                  “Subsidiaries” shall mean the collective reference to the Significant Subsidiaries and all other direct or indirect subsidiaries of the Company.

                  “Swaps” shall mean, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency.

                  “Tax” shall mean any tax, assessment or other governmental charge imposed by any federal, state, provincial, local government or other political subdivision or agency thereof, including any income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, assessment or other governmental charge, including penalties, interest and additions thereto.

                  “Tax Return” shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

                  “Telmex” shall have the meaning ascribed thereto in the preamble.

                  “Telmex Confidentiality Agreement” shall mean the letter agreement, of even date herewith, between Telmex and the Company, regarding the disclosure of information concerning the Company.

                  “Third Party Consents” shall have the meaning ascribed thereto in Section 2.8.

                  “Transaction Documents” shall mean this Agreement, the Amended and Restated Certificate of Incorporation, the Bylaws, the Stockholders Agreement, the Registration Rights Agreement, the Bankruptcy Plan, if applicable, and all other contracts, agreements, schedules, certificates and other documents being delivered pursuant to or in connection with this Agreement.

                  “Transaction Fees” shall have the meaning ascribed thereto in Section 5.2(t).

                  “Transferring Investor” shall have the meaning ascribed thereto in Section 8.5(b).

                  “2000 Stock Purchase Agreement” shall mean the Stock Purchase Agreement, dated as of June 14, 2000, by and between Equity VI, MBO VII, FL Fund, and Nextlink.

                  “2000 10-K” shall have the meaning ascribed thereto in Section 2.1(b).

                  “2001 Bonus Plan” shall have the meaning ascribed thereto in Section 4.1(b)(xi).

                  (b)  For all purposes of this Agreement, unless otherwise expressly provided or unless the context requires otherwise:

(i) the terms defined in this Section 8.1 and elsewhere in this Agreement may include both the plural and singular, as the context may require;

(ii) the words “herein”, “hereto” and “hereby”, and other words of similar import, refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement;

(iii) unless otherwise specified, references to Articles, Sections, paragraphs, clauses, subclauses, subparagraphs, Exhibits and Schedules are references to Articles, Sections, paragraphs, clauses, subclauses, subparagraphs, Exhibits and Schedules of this Agreement;

(iv) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”;

(v) any reference herein to a statute, rule or regulation of any governmental entity (or any provision thereof) shall include such statute, rule or regulation (or provision thereof), including any successor thereto, as it may be amended from time to time; and

(vi) whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

                  8.2. Fees and Expenses. The Company shall pay, or cause to be paid, to the Investors, all of their reasonable, documented, out-of-pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including, without limitation, all fees and expenses (a) incurred in connection with evaluating such transactions, conducting a due diligence investigation of the Company and the Subsidiaries, negotiating and documenting this Agreement and the other Transaction Documents, taking all actions reasonably necessary or appropriate to consummate such transactions (including, without limitation, the Investment and the Restructuring Transaction) and enforcing any provision of this Agreement or any other Transaction Document, (b) of law firms, investment banking firms, accountants, public relations firms, experts, consultants and all other Persons engaged by an Investor and (c) incurred in connection with any regulatory filings, including filings under the HSR Act, the Communications Act, the Securities Act and the Exchange Act, any foreign antitrust or competition Laws and with the State PUCs and non-U.S. regulatory authorities (collectively “Expenses”); provided that the Company shall have no obligation to reimburse the Investors for any Expenses pursuant to this Section 8.2 in an amount in excess of $14,000,000 in the aggregate (the “Investor Reimbursement Cap”), except that Expenses (including, without limitation, legal fees) incurred by the Investors in enforcing any provision of this Agreement or any other Transaction Document shall not be subject to the Investor Reimbursement Cap. Subject to approval of the Bankruptcy Court, if applicable, the Company shall pay Expenses to an Investor promptly following receipt by the Company of documentation for any such Expenses, which such Investor may, at its option, deliver to the Company on an “as-incurred” basis.

                  8.3. Restrictive Legends. No New Common Shares may be transferred without registration under the Securities Act and applicable state securities laws unless counsel to the Company shall advise the Company that such transfer may be effected without such registration. Each certificate representing any of the foregoing shall bear legends in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

                  8.4. Further Assurances. At any time or from time to time after the Closing, the Company, on the one hand, and each Investor, on the other hand, agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby or by the other Transaction Documents and to otherwise carry out the intent of the parties hereunder or thereunder.

                  8.5. Successors and Assigns. (a) This Agreement shall bind and inure to the benefit of the Company and each Investor and their respective successors, permitted assigns, heirs and personal representatives, provided that the Company may not assign its rights or obligations under this Agreement to any Person without the prior written consent of each Investor, and provided, further, that neither Investor may assign its rights or obligations under this Agreement to any Person without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed; provided, further, that notwithstanding the foregoing, either Investor may assign its rights and obligations hereunder to one of its Affiliates; provided, that no such assignment to an Affiliate shall release the party making such assignment from any of its obligations under this Agreement. For the purpose of clarity, the Company may withhold consent to any transfer by either Investor to any Person (including without limitation, an Affiliate of such Investor), if such assignment would reasonably be expected to result in the Company incurring a significant delay in obtaining the Regulatory Approvals.

                  (b)  Notwithstanding anything to the contrary contained in Section 8.5(a) or elsewhere in this Agreement, if (i) one Investor (but not both Investors) terminates this Agreement pursuant to Section 6.1(b), 6.1(c), 6.1(d), 6.1(e), 6.1(i) or 6.1(n) or (ii) the Company proposes to terminate this Agreement pursuant to Section 6.1(l) as a result of a breach of a representation, warranty, covenant or other agreement made by one Investor in this Agreement, the non-terminating Investor in the case of clause (i) above and the non-breaching Investor in the case of clause (ii) above (such non-terminating Investor or such non-breaching Investor, the “Assuming Investor”) shall have the right, in its sole discretion, without the consent of the terminating Investor in the case of clause (i) above or the breaching Investor in the case of clause (ii) above (such terminating Investor or such breaching Investor, the “Transferring Investor”) or, in the case of clauses (i) and (ii) above, the Company, to assume the rights and obligations of the Transferring Investor under this Agreement and the other Transaction Documents to which it is a party and, except as expressly provided in Section 6.1(j), the Company shall have no right to terminate this Agreement or any other Transaction Document solely as a result thereof; provided, however, that an Assuming Investor shall have no obligation or liability to the Company or any other Person for any breach by the Transferring Investor of any representation, warranty, covenant or agreement made by such Transferring Investor pursuant to this Agreement or any other Transaction Document; and provided further that the Company shall have no right to terminate this Agreement as a result of any breach by the Assuming Investor of any representation, warranty, covenant or agreement made by such Assuming Investor pursuant to this Agreement or any other Transaction Document which breach arises solely as a result of the termination of this Agreement by the Transferring Investor.

                  8.6. Entire Agreement. This Agreement and the other Transaction Documents and paragraph 4 of the Letter Agreement, dated November 21, 2001, between Telmex and Forstmann Little & Co. contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto; provided, that the Forstmann Little Confidentiality Agreement and the Telmex Confidentiality Agreement will remain in full force and effect in accordance with their terms.

                  8.7. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

(i)	if to the Company, to:

XO Communications, Inc.
11111 Sunset Hills Road
Reston, VA 20190
Attn: Gary D. Begeman, Esq.

with a copy to:

Willkie Farr & Gallagher
787 Seventh Avenue
New York, NY 10019
Telecopy: (212) 728-8111
Attn: Bruce R. Kraus, Esq.

(ii)	if to Forstmann Little, to:

c/o Forstmann Little & Co.
767 Fifth Avenue
New York, NY 10153
Attention: Sandra J. Horbach

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson
One New York Plaza
New York, NY 10004
Telecopy: (212) 859-4000
Attention: Stephen Fraidin, Esq.

(iii)	if to Telmex, to:

Teléfonos de México, S.A. de C.V.
Parque Via 190, Piso 10
Colonia Cuauhtémoc
06599 México, D.F.
Attention: Lic. Javier Mondragon Alarcon

with a copy to:

Latham & Watkins
885 Third Avenue
Suite 1000
New York, NY 10022-4802
Telecopy: (212) 751-4864
Attention: Charles M. Nathan, Esq.

                  All such notices, requests, consents and other communications shall be deemed to have been given or made if and when delivered personally or by overnight courier to the parties at the above addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified above (or at such other address or telecopy number for a party as shall be specified by like notice). Any notice delivered by any party hereto to any other party hereto shall also be delivered to each other party hereto simultaneously with delivery to the first party receiving such notice.

                  8.8. Amendments. The terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, in a writing executed and delivered by the Company and each Investor. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

                  8.9. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                  8.10. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

                  8.11. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW, OTHER THAN THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

                  8.12. Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in New Castle County, for any Litigation arising out of or relating to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby (and agrees not to commence any Litigation relating hereto or thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or the United States of America, in each case located in the New Castle County, hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

                  8.13. Waiver Of Jury Trial. THE COMPANY AND THE INVESTORS HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

                  8.14. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Investors

FORSTMANN LITTLE & CO. EQUITY PARTNERSHIP VII, L.P.

By:	FLC XXXII Partnership, L.P.
its general partner

By:	/s/ Sandra J. Horbach
Name: Sandra J. Horbach
Title: General Partner

FORSTMANN LITTLE & CO. SUBORDINATED DEBT AND EQUITY MANAGEMENT BUYOUT PARTNERSHIP VIII, L.P.

By:	FLC XXXIII Partnership, L.P.
its general partner

By:	/s/ Sandra J. Horbach
Name: Sandra J. Horbach
Title: General Partner

TELÉFONOS DE MÉXICO, S.A. DE C.V.

By:	/s/ Francisco Javier Mondragon
Name: Francisco Javier Mondragon
Title: General Counsel

XO COMMUNICATIONS, INC.

By:	/s/ Daniel F. Akerson
Name: Daniel F. Akerson
Title: Chairman and Chief Executive Officer

Exhibit A
The New Capitalization

     Upon Closing, the complete capitalization of the Company, after giving effect to (i) the Restructuring, (ii) the issuance of the Management Shares and (iii) the other transactions contemplated by the Stock Purchase Agreement of which this Exhibit is a part and to which it is attached, but excluding any options issued under the New Employee Stock Option Plan or any shares of Class A Common Stock issued or issueable upon exercise of such options, shall be as follows:

	Amount	Ownership of the Company[1]

Unrestricted Cash	If the Closing occurs at any time during a period specified below, the Company’s unrestricted cash upon Closing shall not be less than the amount set forth opposite such period:[2]	—

Period	Unrestricted Cash

From the date hereof through and including March 31, 2002	$486 million

From April 1, 2002 through and including June 30, 2002	$335 million

From July 1, 2002 through and including September 30, 2002	$192 million

From October 1, 2002 through and including the Closing	$70 million

Aggregate Indebtedness[3]	Not to exceed $1.034 billion	—

1	Without giving effect to New Employee Stock Option Plan.

2	The amounts set forth below are exclusive of any and all Transaction Fees payable during such period, provided that in no event shall the total aggregate amount of all Transaction Fees exceed the amount set forth in Section 5.2(t)

3	For purposes of this Exhibit A, “Indebtedness” means all indebtedness of the Company and its subsidiaries for borrowed money and all liabilities appearing on the Company’s balance sheet in accordance with GAAP in respect of Capital Leases. “Indebtedness” does not include intercompany debt or accrued interest.

A-1

Forstmann Little’s New Equity (79,999,998 shares of Class A Common Stock and two shares of Class D Common Stock)	$400 million	40.00%

Telmex’s New Equity (80,000,000 shares of Class C Common Stock)	$400 million	40.00%

Management Shares (up to 4,000,000 shares of Class E Common Stock)[4]	approximately $7.0 million[5]	2.00%[6]

Other Equity Holders (up to 36,000,000 shares of Class A Common Stock)	$180 million[7]	18.00%

4	See generally Exhibit G for the rights and preferences of the Class E Common Stock.

5	This figure is subject to change within the range set forth on Exhibit G. Any change to this figure may affect the percentage of the outstanding Common Stock represented by the Management Shares and the percentage of the outstanding Common Stock acquired by Forstmann Little and Telmex in the Investment but shall not effect the percentage of the outstanding Common Stock allocable to the other equity holders as set forth above.

6	See footnote no. 5 above.

7	Implied valuation.

A-2

Exhibit B

STOCKHOLDERS AGREEMENT

by and among

FORSTMANN LITTLE & CO. EQUITY PARTNERSHIP-VII, L.P.

FORSTMANN LITTLE & CO. SUBORDINATED DEBT AND EQUITY MANAGEMENT
BUYOUT PARTNERSHIP-VIII, L.P.

[TELEFONOS DE MEXICO, S.A. de C.V.]

and
XO COMMUNICATIONS, INC.

dated as of

_____________, 2002

-i-

-ii-

STOCKHOLDERS AGREEMENT

     STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of _____, 2002, by and among FORSTMANN LITTLE & CO. EQUITY PARTNERSHIP-VII, L.P., a Delaware limited partnership (“Equity VII”), FORSTMANN LITTLE & CO. SUBORDINATED DEBT AND EQUITY MANAGEMENT BUYOUT PARTNERSHIP-VIII, L.P., a Delaware limited partnership (“MBO VIII” and collectively with Equity VII and their Permitted Transferees, “Forstmann Little”), [TELEFONOS DE MEXICO, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of the United Mexican States] (together with its Subsidiaries and its Permitted Transferees, “Telmex” and Telmex and Forstmann Little sometimes being hereinafter collectively referred to as the “Investors” and individually as an “Investor”) and XO Communications, Inc., a Delaware corporation (“XO” or the “Company”).

W I T N E S S E T H:

     WHEREAS, the Company and the Investors are parties to that certain Stock Purchase Agreement, dated as of January 15, 2002 (the “Stock Purchase Agreement”) pursuant to which Forstmann Little is purchasing _______ shares of Class A Common Stock, par value $0.01 per share, of the Company (“Class A Common Stock”), and two shares of Class D Common Stock, par value $0.01 per share, of the Company (“Class D Common Stock”) and Telmex is purchasing _______ shares of Class C Common Stock, par value $0.01 per share, of the Company (“Class C Common Stock”, together with the Class A Common Stock and Class D Common Stock sometimes being hereinafter collectively referred to as “Common Stock”);

     WHEREAS, the Stock Purchase Agreement contemplates that the parties hereto will enter into this Agreement and the parties hereto deem it to be in their best interests to establish and set forth their agreement with respect to certain rights and obligations associated with ownership of Common Stock;

     WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the Stock Purchase Agreement.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

     1.1. Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in Annex A.

     1.2. General Interpretation. For all purposes of this Agreement, unless otherwise expressly provided or unless the context requires otherwise:

     (a)  the terms defined in Annex A to this Agreement may include both the plural and singular, as the context may require;

     (b)  the words “herein”, “hereto” and “hereby”, and other words of similar import, refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement;

     (c)  unless otherwise specified, references to Articles, Sections, clauses, subclauses, subparagraphs, Annexes and Schedules are references to Articles, Sections, clauses, subclauses, subparagraphs, Annexes and Schedules of this Agreement;

     (d)  the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”;

     (e)  any reference herein to a statute, rule or regulation of any governmental entity (or any provision thereof) shall include such statute, rule or regulation (or provision thereof), including any successor thereto, as it may be amended from time to time; and

     (f)  whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

ARTICLE II

CORPORATE GOVERNANCE

     2.1. Board of Directors. The total number of authorized directors constituting the Board of Directors of the Company from time to time (each, a “Director” and collectively, the “Board of Directors” or the “Board”) shall be determined in the manner specified by the By-laws. Each Investor shall take, or cause to be taken, and shall use its reasonable best efforts to cause the Company to take, or cause to be taken, all action necessary to cause the By-laws to provide that, prior to the Board Representation Date, the Board of Directors shall be fixed at twelve and, at and after the Board Representation Date, the Board of Directors may be expanded to include a greater number of Directors as set forth in Section 2.2(d). The initial Directors shall be those individuals determined pursuant to Section 2.5. Thereafter, the Directors shall be elected annually in accordance with the Certificate of Incorporation, By-laws and this Article II.

     2.2. Election of Directors. (a) Prior to the Board Representation Date, so long as Forstmann Little Beneficially Owns shares of Common Stock representing at least 10% of the outstanding shares of Common Stock, Forstmann Little shall have the right to appoint or nominate to the Board of Directors such number of Directors, equal to the sum of (A) (i) a fraction in which the numerator is the total number of outstanding shares of Common Stock Beneficially Owned by Forstmann Little, and the denominator is the total number of shares of Common Stock outstanding, multiplied by (ii) the total number of Directors on the Board of Directors, rounded up to the nearest whole number, plus (B) (i) a fraction in which the numerator is the total number of outstanding shares of Common Stock Beneficially Owned by Telmex, and the denominator is the total number of shares of Common Stock outstanding multiplied by (ii)

the total number of Directors on the Board of Directors, rounded up to the nearest whole number; provided, however, that Forstmann Little shall, in connection with such appointment or nomination, include among its appointees or nominees, if so requested by Telmex by written notification, the Telmex Independent Designees. At the Board Representation Date, Telmex shall cause the Telmex Independent Designees nominated pursuant to this Section 2.2(a) to resign from the Board and such Directors shall thereafter be replaced in accordance with Section 2.2(b) or Section 2.3, as applicable. The Directors nominated or appointed by Forstmann Little pursuant to Article II (other than Telmex Independent Designees) are referred to herein individually as a “Forstmann Little Designee” or collectively as the “Forstmann Little Designees.” The Directors appointed or nominated by Telmex pursuant to Article II (including the Telmex Independent Designees) are referred to herein individually as a “Telmex Designee” or collectively as the “Telmex Designees.” The Forstmann Little Designees and the Telmex Designees are sometime referred to herein individually as an “Investor Designee” or collectively as the “Investor Designees.”

     (b)  At and after the Board Representation Date, so long as an Investor Beneficially Owns shares of Common Stock representing at least 10% of the outstanding shares of Common Stock, such Investor shall have the right to appoint or nominate to the Board of Directors such number of Directors, rounded up to the next whole number, equal to the product of (i) a fraction in which the numerator is the total number of outstanding shares of Common Stock Beneficially Owned by such Investor, and the denominator is the total number of shares of Common Stock outstanding, multiplied by (ii) the total number of Directors on the Board of Directors.

     (c)  At each annual meeting of stockholders held at which the term of office of one or more Directors expires, the Company shall nominate the Forstmann Little Designees and the Telmex Designees to serve as Directors and shall include such Directors in the slate of nominees recommended by the Board to stockholders for election as Directors; provided that, if any such person declines or is unable to accept the nomination, and if Forstmann Little or Telmex, as the case may be, determines to designate another person, the Company shall nominate and include in such slate of nominees such other person designated by Forstmann Little or Telmex, as the case may be.

     (d)  Each Investor shall take, or cause to be taken, and shall use its reasonable best efforts to cause the Company to take, or cause to be taken, all action necessary to cause the Board to include, in addition to the Investor Designees, the Chief Executive Officer of the Company and such number of other independent Directors (the “Independent Directors”) as shall be required by any stock exchange or quotation system on which the Common Stock is quoted or listed. The initial Independent Directors shall be approved by each of the Investors.

     (e)  At each such time after the Closing Date as the percentage Beneficial Ownership in the Company of an Investor is increased or decreased, the number of Investor Designees to be designated by such Investor shall be recalculated in accordance with the procedure set forth in Section 2.2(a). Any change resulting from the application of this Section 2.2(e) shall be effected on the earlier to occur of (x) the first meeting of stockholders of the Company following the determination of such change, and (y) the first meeting of the Board of Directors following the determination of such change.

     2.3. Board Vacancies. (a) Each Investor Designee shall hold office until his or her death, resignation or removal or until his or her successor shall have been duly elected and qualified. If any Forstmann Little Designee shall cease to serve as a Director of the Company (and any committee thereof) for any reason, each Investor shall take, or cause to be taken, and shall use its reasonable best efforts to cause the Company to take, or cause to be taken, such action as is necessary so that the vacancy resulting thereby can be filled by another person designated by Forstmann Little in accordance with this Agreement. If any Telmex Designee shall cease to serve as a Director of the Company (and any committee thereof) for any reason, each Investor shall take, or cause to be taken, and shall use its reasonable best efforts to cause the Company to take, or cause to be taken, such action as is necessary so that the vacancy resulting thereby can be filled by another person designated by Telmex in accordance with the terms of this Agreement. Any Director appointed (or nominated and elected) to replace another Director shall serve for the remainder of the term of the Director being replaced, subject to earlier death, resignation or removal or until his successor shall have been duly elected and qualified. In the event that at any time during the term of this Agreement there exist vacancies on the Board due to the death, resignation or removal of an Investor Designee, each of the Investors agrees to use its best efforts to designate successors to fill any such vacancies as promptly as practicable, but in no event later than the 30th day following such vacancy (the period from the first date of such vacancy until the earlier to occur of the filling of such vacancy or the 30th day thereafter, the “Vacancy Period”); provided, however, that if such vacancy is not filled during such 30-day period, the Investor that has the right to fill such vacancy may do so at any time following such 30-day period. During the Vacancy Period, no action (except for such Board actions as are required to fill such vacancy in accordance with the terms of this Agreement) may be taken by the Board until such vacancy is filled or this requirement is waived by the Investor that has the right to fill such vacancy. Each Independent Director shall hold office until his or her death, resignation or removal or until his or her successor shall have been duly elected and qualified. If any Independent Director shall cease to serve as a Director of the Company (and any committee thereof) for any reason, the vacancy resulting thereby shall be filled by another person selected by the Board of Directors in accordance with the By-laws and approved by each of the Investors.

     (b)  No Forstmann Little Designee may be removed from office except by Forstmann Little and no Telmex Designee may be removed from office except by Telmex. Forstmann Little shall have the right to remove any Forstmann Little Designee, and Telmex shall have the right to remove any Telmex Designee, in each case, with or without cause, at any time.

     2.4. Quorum Requirements. During such time as Forstmann Little Beneficially Owns shares of Common Stock representing at least 10% of the outstanding shares of Common Stock, the Board of Directors may not take any action unless a quorum consisting of at least one Forstmann Little Designee is present and during such time as Telmex Beneficially Owns shares of Common Stock representing at least 10% of the outstanding shares of Common Stock, the Board of Directors may not take any action unless a quorum consisting of at least one Telmex Designee (which, prior to the Board Representation Date, shall be a Telmex Independent Designee, to the extent a Telmex Independent Designee has been designated pursuant to Section 2.2(a)) is present.

     2.5. Initial Directors; Certificate of Incorporation and By-laws. (a) The initial Directors of the Company shall consist of those individuals selected by the mutual written agreement of the Investors and the Company (consistent with the procedures set forth in Section 2.2) prior to the Closing Date. Each Investor, by its execution and delivery of this Agreement, shall be deemed to have ratified and approved the appointment of the initial Directors. Subject to Section 2.2(e), each of the initial Directors shall serve in such office until the first annual stockholders meeting (or until his earlier death, resignation or removal or until his successor shall have been duly elected and qualified).

     (b)  On the Closing Date, the Certificate of Incorporation and By-laws of the Company shall be substantially in the forms appended as Annex B and C hereto.

     2.6. Veto Rights. So long as (i) an Investor Beneficially Owns shares of Class A Common Stock representing at least 20% of the outstanding shares of Common Stock and (ii) no Major Event or Acquisition has occurred, the approval of at least one Director nominated or appointed by such Investor shall be required before the Company may take any of the following actions:

     (i)  amend, alter or repeal the Certificate of Incorporation or By-Laws, or any part thereof, or amend, alter or repeal any constituent instruments of any Company Subsidiary, or any part thereof;

     (ii)  enter into any transaction with any Affiliate (other than a wholly owned Subsidiary of the Company), officer, director or stockholder of the Company, except for compensation and benefits paid to Directors and Officers in the ordinary course of business and other than those entered into concurrently with or prior to the Closing Date;

     (iii)  file any voluntary petition for bankruptcy or for receivership (including a voluntary petition for the liquidation, dissolution or winding up of the Company or any of its Subsidiaries other than a liquidation of a Subsidiary in which all the assets of the liquidating Subsidiary are distributed to the Company or another Subsidiary of the Company) or make any assignment for the benefit of creditors;

     (iv)  adopt any stockholder rights plan or other anti-takeover provisions in any document or instrument; or

     (v)  issue or agree to issue any Preferred Stock.

     2.7. Committees. (a) Subject to Section 2.7(b), the federal securities laws, and the rules and regulations of the SEC and any stock exchange or quotation system on which the Common Stock is quoted or listed, so long as an Investor Beneficially Owns shares of Common Stock representing at least 10% of the outstanding shares of Common Stock, each Investor shall take, or cause to be taken, and shall use its reasonable best efforts to cause the Company to take, or cause to be taken, all action necessary to provide that at least one of the Director designees of such Investor (which, as to Telmex, prior to the Board Representation Date, shall be a Telmex Independent Designee, to the extent that a Telmex Independent Designee has been designated pursuant to Section 2.2(a)) shall be entitled to sit on each committee of the Board and each Investor shall take, or cause to be taken, and shall use its reasonable best efforts to cause the Company to take, or cause to be taken, all action necessary to cause such designee to be appointed to each of the committees of the Board as may be requested at any time or from time to time by Forstmann Little or Telmex, as the case may be.

     (b)  Each Investor shall take, or cause to be taken, and shall use its reasonable best efforts to cause the Company to take, or cause to be taken, all action necessary to provide that the Board of Directors shall annually, during the term of this Agreement, appoint an Executive Committee which shall be comprised of five members, including the Chief Executive Officer of the Company. Prior to the Board Representation Date, Forstmann Little shall have the right to have (i) three of its Director designees on the Executive Committee so long as Forstmann Little Beneficially Owns shares of Common Stock representing 15% or more of the outstanding shares of Common Stock or (ii) two of its Director designees on the Executive Committee so long as Forstmann Little Beneficially Owns shares of Common Stock representing at least 10% of the outstanding shares of Common Stock but less than 15% of the outstanding shares of Common Stock. Prior to the Board Representation Date, Telmex shall have the right to have one Telmex Independent Designee (to the extent a Telmex Independent Designee has been designated pursuant to Section 2.2(a)) on the Executive Committee so long as Telmex Beneficially Owns shares of Common Stock representing at least 10% of the outstanding shares of Common Stock. After the Board Representation Date, each Investor shall have the right to have (i) two of its Director designees on the Executive Committee so long as such Investor Beneficially Owns shares of Common Stock representing 15% or more of the outstanding shares of Common Stock or (ii) one of its Director designees on the Executive Committee so long as such Investor Beneficially Owns shares of Common Stock representing at least 10% of the outstanding shares of Common Stock but less than 15% of the outstanding shares of Common Stock. The initial Executive Committee shall consist of the Chief Executive Officer of the Company, three Forstmann Little Designees and one Telmex Independent Designee.

     (c)  The Company shall not, and each Investor shall cause the Company to not, directly or indirectly, and shall not permit any of the Company’s Subsidiaries to, directly or indirectly, take any of the following actions (except to the extent any such action is specifically authorized under the Transaction Documents) without the approval of (x) prior to the Board Representation Date, at least three-fifths of the members of the Executive Committee, or (y) at and after the Board Representation Date, at least two-thirds of the members of the Executive Committee:

     (i)  adopt a new Business Plan, materially modify the Business Plan or take any action that would constitute a material deviation from the Business Plan;

     (ii)  approve or recommend a Major Event;

     (iii)  acquire, by purchase, merger or otherwise, in one transaction or a series of related transactions, any equity or other ownership interest in, or assets of, any Person in exchange for consideration with a Fair Market Value greater than $100 million;

     (iv)  authorize for issuance or issue any equity securities or Equity Derivative Securities in one transaction or a series of related transactions with a Fair Market Value at the time of issuance in excess of $100 million (excluding any Permitted Benefit Plan Issuance);

     (v)  purchase, redeem, prepay, acquire or retire for value any shares of its capital stock or securities exercisable for or convertible into shares of its capital stock other than as required under the terms of such capital stock or securities;

     (vi)  declare, incur any liability to declare, or pay any dividends, or make any distributions in respect of, any shares of its capital stock other than as required under the terms of such capital stock;

     (vii)  redeem, retire, defease, offer to purchase or change any material term, condition or covenant in respect of outstanding long-term Indebtedness other than as required under the terms of such Indebtedness;

     (viii)  incur Indebtedness in one transaction or a series of related transactions in excess of $100 million in aggregate principal amount (other than intercompany Indebtedness and Indebtedness outstanding as of the Closing Date (and borrowings pursuant to the terms thereof), and any amendment or refinancing of such Indebtedness in a principal amount not exceeding the principal amount so refinanced and on financial and other terms no less favorable to the Company than such outstanding Indebtedness);

     (ix)  make any material change in its accounting principles or practices (other than as required by GAAP or recommended by the Company’s outside auditors), or remove the Company’s outside auditors or appoint new auditors; or

     (x)  appoint, or terminate or modify the terms of the employment of, any member of the Company’s senior management as set forth on Annex E, and any of their successors or replacements, and any other persons of a similar level of authority and responsibility in the organizational structure who are appointed after the date hereof.

Notwithstanding the foregoing, if any of the matters referred to in this Section 2.7(c) are proposed to but not approved by the requisite three-fifths majority (or, at and after the Board Representation Date, the requisite two-thirds majority) of the Executive Committee, then the Investor Designees on the Executive Committee shall attempt in good faith to resolve any objections any such Investor Designee may have to the proposal and, if the Investor Designees on the Executive Committee are unable to resolve in good faith the disagreement within 30 days after the Executive Committee meeting at which the matter was not approved, any member of the Executive Committee shall be entitled to present such issue to the Board of Directors where the issue may be adopted or rejected by a majority vote of the Board of Directors.

     (d)  Each Investor shall take, or cause to be taken, and shall use its reasonable best efforts to cause the Company to take, or cause to be taken, all action necessary to cause the Board to annually, during the term of this Agreement, appoint an Audit and a Compensation Committee.

     2.8. Executive Officers. Each Investor shall take, or cause to be taken, and shall use its reasonable best efforts to cause the Company to take, or cause to be taken, all action necessary to cause the Board of Directors to appoint a Chief Executive Officer and such other officers of the Company (“Officers”) as it may determine from time to time pursuant to the By-laws. Such Officers shall serve subject to the pleasure of the Board of Directors.

     2.9. Directors’ Indemnification.

     (a)  For a period of at least six years after the Closing Date, the Company shall obtain and cause to be maintained in effect, with financially sound insurers, either (i) the current policy of directors’ and officers’ liability insurance maintained by the Company (provided that the Company may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the insured parties thereunder) with respect to claims arising from facts or events that occurred at or before the Closing Date (including consummation of the the Investment and the Restructuring), or (ii) a run-off (i.e., “tail”) policy or endorsement with respect to the current policy of directors’ and officers’ liability insurance covering claims asserted within six years after the Closing Date arising from facts or events that occurred at or before the Closing Date (including consummation of the Investment and the Restrucutring); and such policies or endorsements shall name as insureds thereunder all present and former directors and officers of the Company or any of its Subsidiaries.

     (b)  The Company shall obtain and cause to be maintained in effect, with financially sound insurers, a policy of directors’ and officers’ liability insurance covering all present and former directors and officers of the Company or any of its Subsidiaries and, to the extent available, the Telmex Observers (and their respective successors) in an amount and upon such terms as are reasonably acceptable to the Investors. The Company shall enter into indemnification agreements in customary form with each member of the Board of Directors and each Telmex Observer.

     (c)  The Certificate of Incorporation, By-laws and other organizational documents of the Company and each of its Subsidiaries shall at all times, to the fullest extent permitted by law, provide for indemnification of, advancement of expenses to, and limitation of the personal liability of, present and former directors and officers of the Company, and the present and former members of the boards of directors or other similar managing bodies of each of the Company’s Subsidiaries and such other persons, if any, who, pursuant to a provision of such Certificate of Incorporation, By-laws or other organizational documents, exercise or perform any of the powers or duties otherwise conferred or imposed upon members of the Board or the boards of directors or other similar managing bodies of each of the Company’s Subsidiaries. Such provisions may not be amended, repealed or otherwise modified in any manner adverse to any present or former directors and officers of the Company or any present or former member of the boards of directors or other similar managing bodies of any of the Company’s Subsidiaries, until at least six years following the termination of this Agreement.

     (d)  Each member of the Board of Directors, each officer of the Company and each Telmex Observer is intended to be a third-party beneficiary of the obligations of the Company pursuant to this Section 2.9, and the obligations of the Company pursuant to this Section 2.9 shall be enforceable by the members of the Board of Directors, the officers of the Company or the Telmex Observers, as applicable.

     2.10. Expenses. The Company shall pay the reasonable out-of-pocket expenses incurred by each of the members of the Board of Directors and the Telmex Observers in connection with performing his or her duties, including without limitation the reasonable out-of-

pocket expenses incurred by such person attending meetings of the Board or any committee thereof or meetings of any board of directors or other similar managing body (and any committee thereof) of any Subsidiary of the Company.

     2.11. Non-Voting Observer. Prior to the Board Representation Date and so long as Telmex Beneficially Owns shares of Common Stock representing 10% or more of the outstanding shares of Common Stock, Telmex shall have the right to designate up to two non-voting observers to the Board of Directors (each a “Telmex Observer” and, collectively, the “Telmex Observers”). The Telmex Observers shall have the same access to information concerning the business and operations of the Company and at the same time as the Directors of the Company, shall be entitled to receive notice of, and to be present at, all regular and special meetings of the Board of Directors, and any meeting of a committee thereof, and shall be entitled to participate in discussions and consult with, and make proposals and furnish advice to, the Board of Directors, and the various committees thereof, but shall not have any right to vote at such meetings. The Telmex Observers shall not be considered a “Director” of the Company for any purposes hereunder, under the By-laws or otherwise.

     2.12. Consultation Rights. Prior to the Board Representation Date, Forstmann Little shall consult with representatives of Telmex at least monthly at mutually agreeable times regarding the business, finances and prospects of the Company, including, without limitation, the matters considered by the Executive Committee pursuant to Section 2.7(c) and the matters considered by the Investors pursuant to Section 2.6; provided, however, that the information provided to Telmex in connection with such consultations shall not include information that Forstmann Little’s antitrust counsel has determined in their sole discretion should not be the subject of such consultations because providing such information to Telmex could reasonably be expected to constitute a violation of applicable antitrust laws.

ARTICLE III

CERTAIN COVENANTS

     3.1. Voting. (a) Forstmann Little shall vote all shares of Common Stock over which it exercises voting power in favor of the election of the Telmex Designees and Telmex shall vote all shares of Common Stock over which it exercises voting power in favor of the election of the Forstmann Little Designees, in each case to the extent they have been nominated consistently with this Agreement. Each Investor shall take such further action as shall be necessary to comply with the terms of this Agreement and to cause the Investor Designees to be elected as Directors in accordance with this Agreement (including, to the extent consistent with this Agreement and applicable law, causing their respective designees on the Board to nominate, and recommend to the stockholders of the Company the election of the Investor Designees and opposing, and causing their respective designees on the Board to oppose, any proposal to remove an Investor Designee at each meeting of the stockholders of the Company at which the election or removal of members of the Board is on the agenda).

     (b)  Each Investor shall vote all shares of Common Stock over which it may exercise voting power, and each Investor and the Company shall take all other actions necessary and appropriate, to ensure that the Certificate of Incorporation and By-laws do not at any time conflict with the provisions of this Agreement and shall not vote to approve (or consent to the approval of) any amendment to the Certificate of Incorporation and By-laws which would be inconsistent with this Agreement.

     3.2. Cooperation. (a) Each Investor shall vote all shares of Common Stock over which it exercises voting power and shall take all other necessary or desirable actions within its control (including, without limitation, attending all meetings in person or by proxy for purposes of obtaining a quorum and executing all written consents in lieu of meetings, as applicable), and the Company shall take, and each Investor shall use its reasonable best efforts to cause the Company to take, all necessary and desirable actions within its control (including, without limitation, calling special Board and stockholder meetings), to effectuate the provisions of Article II.

     (b)  Each Investor agrees that it shall not commence any claim, action, suit or proceeding against the Company under any of the Transaction Documents without providing the other Investors with prior written notice thereof.

     3.3. Restrictions on other Agreements. No Investor shall grant any proxy or enter into or agree to be bound by any voting trust with respect to the Common Stock other than those granted or established by this Agreement, nor shall any Investor enter into any stockholder agreement or arrangements of any kind with any Person with respect to the Common Stock, on terms that are inconsistent with the provisions of this Agreement, or that would interfere with the ability of any Investor to comply with the provisions of this Agreement, including agreements or arrangements with respect to the acquisition, disposition or voting shares of Common Stock on terms that are inconsistent with the provisions of this Agreement, or that would interfere with the ability of any Investor to comply with the provisions of this Agreement.

     3.4. Right of First Refusal on Major Events. From and after the fourth anniversary of the Closing Date, the Company and each of the Investors agrees, that:

     (a)  If (x) the Company or any of its Subsidiaries, officers, directors or employees or (y) any investment banker, financial advisor, attorney, accountants or other representatives retained by the Company or any of its Subsidiaries (the “Representatives”), which Representatives are acting at the direction and/or with the knowledge of the Company or such Subsidiary, directly or indirectly through another Person, (i) solicits, initiates or encourages (including by way of furnishing information) the making, submission or announcement of any inquiry about or proposal for a Major Event, or knowingly takes any other action designed to facilitate any Major Event, (ii) participates in any discussions or negotiations regarding, or provides any nonpublic information or data with respect to a Major Event, or (iii) receives, directly or indirectly, any inquiries or proposals from any Person relating to, or that the Company reasonably believes could lead to, a Major Event (each a “Preliminary Activity”), the Company shall promptly advise each of the Investors in writing of any Preliminary Activity (including the specific terms of any inquiry or proposal and the identity of the Person making such inquiry or proposal).

     (b)  The Company shall promptly and fully inform each Investor of the status of any such Preliminary Activity, of the furnishing of information to any Person in respect of

Preliminary Activity, and of any negotiations or discussions relating thereto (including any material amendments or proposed material amendments). The Company shall promptly provide to each Investor copies of all information made available to any Person with respect to any Preliminary Activity and will afford each Investor the same ability to conduct due diligence as afforded to such Person.

     (c)  Promptly upon receipt by the Company or any of its Subsidiaries of a bona fide proposal from any Person for a Major Event (a “Major Event Proposal”), the Company shall deliver to the Investors a written notice (a “Major Event Notice”) attaching a copy (or, in the case of an oral Major Event Proposal, a reasonably detailed written description) of the Major Event Proposal.

     (d)  Promptly upon receipt of a Major Event Notice, the Investors shall engage in good faith discussions regarding the desirability and timing of the proposed Major Event and shall endeavor to agree with respect to whether to support or reject the Major Event Proposal within 5 Business Days following the Investors receipt of a Major Event Notice (the “Reconciliation Period”);

     (i)  If the Investors agree to support or reject the Major Event Proposal within the Reconciliation Period, then the Major Event Proposal shall be submitted to the Executive Committee for approval or rejection in accordance with Section 2.7 of this Agreement.

     (ii)  If the Investors are unable to agree within the Reconciliation Period, then the Investor which objects to approval of the Major Event Proposal (the “Objecting Investor”) shall be entitled, for a period of five Business Days following the Reconciliation Period (the “Solicitation Period”), to solicit, initiate, encourage or facilitate any inquiries with respect to, or the making of, a bona-fide proposal for an alternative Major Event (a “Competing Proposal”) and negotiate or otherwise engage in discussions with any Person (each a “Competing Proposal Person”) with respect to such Competing Proposal, provided that (A) the Objecting Investor shall, subject to clause (B), be entitled to disclose to a Competing Proposal Person the existence of the Major Event proposal and any information or material regarding the Major Event Proposal, but shall not, without the express written approval of the Board of Directors or the Executive Committee, disclose to any Person (including any Competing Proposal Person) the identity of the Person making the Major Event Proposal, and (B) each Competing Proposal Person enters into a customary confidentiality agreement with the Company on terms no less favorable to such Person than those contained in any confidentiality agreement with the proponent or proponents of the Major Event Proposal.

     (e)  Within 5 Business Days after the Solicitation Period, a meeting of the Board of Directors shall be held at which the Board of Directors shall consider both the Competing Proposal and the Major Event Proposal. The Board of Directors shall adopt the Competing Proposal if the Board of Directors determines, by majority vote, that the Competing Proposal is at least as favorable to the Company’s stockholders in all material respects, and is as likely or more likely to be consummated, as the Major Event Proposal. In connection with such determination the Board of Directors shall be entitled to rely on the advice of outside counsel and the Company’s independent financial advisors regarding the proposals. If the Board of Directors approves the Competing Proposal, such Competing Proposal shall be recommended by the Board of Directors to the stockholders of the Company. If the Board of Directors (in a manner consistent with the provisions of this Section 3.4) approves the Major Event Proposal, the Company may enter into a definitive agreement with respect to, and consummate, a transaction substantially on the terms set forth in such Major Event Proposal.

     (f)  Notwithstanding anything to the contrary in this Section 3.4, the Company’s obligations pursuant to this Section 3.4 shall be subject to (i) all applicable laws, including without limitation the Delaware General Corporation Law, and (ii) the execution by each Investor of a confidentiality agreement in form and substance reasonably satisfactory to the Company.

ARTICLE IV

TRANSFER RESTRICTIONS

     4.1. Restrictions on Transfers of Shares. Except as provided in this Article IV or with the prior written approval of the other Investor, no Investor may, directly or indirectly, sell, assign, transfer or otherwise dispose of, by merger, consolidation or otherwise (including by operation of law), or pledge or otherwise encumber, any Restricted Securities (any such transaction, a “Transfer” and any Investor Transferring Restricted Securities, a “Transferor”) to or in favor of any other Person (any Person to whom Restricted Securities are Transferred, a “Transferee”), prior to the fourth anniversary of the Closing Date (the four-year period from (and including) the Closing Date to (but excluding) such fourth anniversary, the “Investment Period”). Notwithstanding the foregoing, nothing contained herein shall be deemed to limit the ability of (i) the Investors to Transfer shares of Common Stock in connection with a Major Event approved by the Board of Directors in accordance with this Agreement, and, if required by applicable law or the Certificate of Incorporation, by the holders of any class of Common Stock, (ii) the limited partners in either of Equity VII or MBO VIII to transfer, directly or indirectly, their limited partnership interests in Equity VII or MBO VIII, as the case may be, at any time or from time to time, or (iii) the general partners of Equity VII or MBO VIII to transfer, directly or indirectly, at any time or from time to time, up to 20% of the equity interests in Equity VII or MBO VIII, as the case may be.

     4.2. Transfers During Investment Period. (a) During the Investment Period, no Restricted Securities may be Transferred, in whole or in part, unless the Transfer is to a Permitted Transferee.

     (b)  Following any Transfer of Restricted Securities in accordance with this Section 4.2, the restrictions provided for in Section 4.1 shall continue to apply to the shares of Common Stock so Transferred.

     4.3. General Conditions to Transfer. Every Transfer of Restricted Securities made during the Investment Period must comply with the following requirements as applicable:

     (a)  such Permitted Transferee shall have executed and delivered to the Company, as a condition precedent to the Transfer, an instrument or instruments in form and substance reasonably satisfactory to the Company confirming that such Permitted Transferee agrees to be bound by the terms of this Agreement, including an agreement that such Permitted Transferee shall not thereafter Transfer such Restricted Securities to any Person to whom the Transferor would not be permitted to Transfer such Common Stock pursuant to the terms of this Agreement;

     (b)  the certificates issued to the Permitted Transferee which represent the Restricted Securities so Transferred shall bear the legends provided in Section 9.3;

     (c)  no registration of any securities shall be required under the Securities Act or the Exchange Act, or any other applicable securities or “blue sky” laws, by reason of such Transfer and the Transferor shall have delivered to the Company an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, to such effect; and

     (d)  such Transfer shall not be in violation of applicable law and shall be subject to receipt of all necessary regulatory approvals.

     4.4. Termination of Transfer Restrictions. Notwithstanding anything herein to the contrary, all restrictions on Transfers of Restricted Securities contained herein (other than those related to compliance with federal and state securities law) shall terminate after the fourth anniversary of the Closing Date.

ARTICLE V

STANDSTILL PROVISIONS

     5.1. Standstill Provisions. Subject to Section 5.2, and except as otherwise expressly permitted by this Agreement (including Transfers made in compliance with the provisions of Article IV) each Investor agrees that, so long as the other Investor Beneficially Owns shares of Common Stock representing 20% or more of the outstanding shares of Common Stock, it shall not, and will cause each of its Affiliates not to, either alone or as part of a “group” (as such term is used in Section 13d-5 (as such rule is currently in effect) of the Exchange Act), and such Investor will not, and will cause each of its Affiliates not to, advise, assist or encourage others to, directly or indirectly, without the prior written consent of the other Investor:

     (a)  acquire, or offer or agree to acquire, or become the Beneficial Owner of or obtain rights in respect of any shares of Common Stock, other equity securities of the Company or other securities convertible or exchangeable into equity securities of the Company;

     (b)  solicit proxies or consents or become a “participant” in a “solicitation” (as such terms are defined or used in Regulation 14A under the Exchange Act) of proxies or consents with respect to any voting securities of the Company or initiate or become a participant in any stockholder proposal or “election contest” with respect to the Company or induce others to initiate the same, or otherwise seek to advise or influence any Person with respect to the voting of any voting securities of the Company in connection with the election of Directors or with respect to an amendment to the Certificate of Incorporation or By-laws that would increase or decrease the number of Directors on the Board of Directors;

     (c)  form, encourage or participate in a “person” within the meaning of Section 13(d)(3) of the Exchange Act for the purpose of taking any actions described in this Section 5.1;

     (d)  initiate any stockholder proposals for submission to a vote of stockholders, with respect to the Company; or

     (e)  offer, seek, or propose to enter into any merger, acquisition, tender offer, sale transaction involving a substantial portion of the Company’s assets or other business combination involving the Company.

     5.2. Exceptions to the Standstill Provisions. (a) Notwithstanding the foregoing, the provisions of Section 5.1 shall not prohibit:

     (i)  the acquisition of securities of the Company pursuant to (x) Article VII, (y) a distribution made on a pro rata basis to all holders of a class of the Company’s capital stock, or (z) stock dividends or stock splits and similar reclassifications;

     (ii)  any transaction by an Investor involving a Major Event approved by the Executive Committee or the Board of Directors pursuant hereto and, if required, by the holders of any class of Common Stock;

     (iii)  the granting by the Company to the Directors of stock options or stock grants on a pro-rata basis (and the exercise thereof); or

     (iv)  any transaction by an Investor involving a Competing Proposal in compliance with Section 3.4.

     (b)  Nothing contained in Section 5.1 (i) shall prohibit any of the Investors or their Affiliates from complying with Rules 13d-1 through 13d-7, as applicable, promulgated under the Exchange Act or from making such disclosure to the Company’s stockholders or from taking such action which, in their judgment may be required under applicable law, or (ii) shall be deemed to restrict the manner in which the Investor Designees participate in deliberations or discussions of the Board of Directors.

ARTICLE VI

[INTENTIONALLY OMITTED]

ARTICLE VII

PREEMPTIVE RIGHTS

     7.1. Preemptive Rights. (a) Except for Excluded Securities, the Company shall not issue, or agree to issue (i) any equity securities of the Company or any of its Subsidiaries, (ii) any options, warrants or other rights to subscribe for, purchase or otherwise acquire any equity securities of the Company or any of its Subsidiaries or (iii) any other securities of the Company or any of its Subsidiaries that are convertible into or exchangeable for any equity securities of the

Company or any of its Subsidiaries unless, in each case, the Company shall have first given written notice (the “Preemptive Notice”) to each Investor (for purposes of this Section, each a “Preemptive Offeree”) that shall (a) state the Company’s intention to issue any of the securities described in (i), (ii), or (iii) above (in each case, an “Issuance”), the amount to be issued, the terms of such securities, the purchase price therefor and a summary of the other material terms of the proposed Issuance, and (b) offer (a “Preemptive Offer”) to issue to each Preemptive Offeree or their Affiliates up to such number of securities set forth in the Preemptive Notice (subject to Section 7.1(b)) (with respect to each Preemptive Offeree, the “Offered Securities”) upon the terms and subject to the conditions set forth in the Preemptive Notice, which Preemptive Offer by its terms shall remain open and irrevocable for a period of 20 Business Days from the date it is delivered by the Company to the Investor (and, to the extent the Preemptive Offer is accepted during such 20 Business Day period, until the closing of the Issuance contemplated by the Preemptive Offer).

     (b)  Each Investor shall be entitled to participate in each Issuance on a pro rata basis. The number of securities (or principal amount of debt securities) to be offered to each Preemptive Offeree shall be an amount equal to the product of (i) the total number of securities (or total principal amount of debt securities) to be issued in the Issuance multiplied by (ii) a fraction in which the numerator is the number of shares of Common Stock Beneficially Owned by such Preemptive Offeree and the denominator is the aggregate number of shares of Common Stock Beneficially Owned by all Preemptive Offerees, in each case immediately prior to such Issuance.

     (c)  Notice of a Preemptive Offeree’s intention to accept a Preemptive Offer, in whole or in part, shall be evidenced by a writing signed by such party and delivered to the Company prior to the end of the 20 Business Day period of such Preemptive Offer (each, a “Notice of Acceptance”), setting forth the portion of the Offered Securities that the Preemptive Offeree elects to purchase.

     (i)  In the event that a Notice of Acceptance is not given by a Preemptive Offeree in respect of all the Offered Securities, the Company shall have 60 days following the earlier of (A) delivery of the Notice of Acceptance from each of the Preemptive Offerees or (B) the end of the 20 Business Day period referred to in clause (a) above, if a Notice of Acceptance is not delivered by each of the Preemptive Offerees, to issue all or any part of such remaining Offered Securities not covered by the Notice of Acceptance to any other Person(s), but only at a price not less than the price, and on terms no more favorable to the other Person(s) than the terms, stated in the Preemptive Notice.

     (ii)  If the Company does not consummate the Issuance of all or part of the remaining Offered Securities to such other Person(s) within such 60-day period, the right provided hereunder shall be deemed to be revived with respect to such remaining Offered Securities and such securities shall not be offered unless first re-offered to each Preemptive Offeree in accordance with this Section.

     (iii)  Upon the closing of the Issuance to such other Person(s) (the “Other Buyers”) of all or part of the remaining Offered Securities (or if there are no Other Buyers, on the first Business Day following such 60th day), each Preemptive Offeree shall purchase from the

Company, and the Company shall issue to each such Preemptive Offeree, the Offered Securities covered by its Notice of Acceptance delivered to the Company by the Preemptive Offeree, on the terms specified in the Preemptive Offer; provided that, if the closing of the Issuance to such Other Buyers is to occur prior to the 20th Business Day following delivery of the Notice of Acceptance, the Preemptive Offeree shall have until such 20th Business Day to pay the purchase price for the Offered Securities covered by the Notice of Acceptance. The purchase by a Preemptive Offeree of any Offered Securities is subject in all cases to the execution and delivery by the Company and the Preemptive Offeree of a purchase agreement relating to such Offered Securities in customary form and in form and substance similar in all material respects to the extent applicable to that executed and delivered between the Company and the Other Buyers or the other Preemptive Offerees.

     (d)  For purposes of this Section 7.1, “Excluded Securities” shall mean: (i) any securities issued as a stock dividend or upon any stock split or other subdivision or combination of shares of capital stock of the Company or any of its Subsidiaries; (ii) securities issuable or issued to employees of the Company pursuant to an employee benefit plan or agreement duly approved or authorized by the Board of Directors or a committee thereof; (iii) securities issued in connection with a Major Event; (iv) securities issued upon exercise of any then-previously issued warrants, options or other similar rights; (v) securities issued in connection with the acquisition, by merger, purchase or otherwise, of any equity interests in or assets of any other Person approved pursuant to Section 2.7(c); (vi) any Indebtedness incurred pursuant to the Amended Bank Credit Facility; (vii) any intercompany Indebtedness; and (viii) securities issued pursuant to this Section 7.1 resulting from the prior exercise of preemptive rights.

     7.2. Substitute Securities. So long as there remain outstanding any shares of Class C Common Stock, the Company shall permit a Preemptive Offeree to purchase, in lieu of shares of Class A Common Stock (or rights to acquire the same, as the case may be) to be issued in the proposed Issuance, (i) shares of Class C Common Stock (or rights to acquire the same, as the case may be) in the case of Telmex, and (ii) shares of Class D Common Stock (or rights to acquire the same, as the case may be) in the case of Forstmann Little (in the case of either clause (i) or (ii), “Substitute Securities”); provided, however, that, to the extent that there are not sufficient shares of Class C Common Stock or Class D Common Stock, as the case may be, authorized by the Certificate of Incorporation, the Preemptive Offeree may purchase the securities to be issued in the proposed Issuance and the terms of the proposed Issuance shall be adjusted accordingly to allow the Preemptive Offeree to convert such securities into Substitute Securities as soon as reasonably practicable after such shares of Class C Common Stock or Class D Common Stock are so authorized. The Company shall take such further action (to the extent consistent with applicable law) as shall be necessary to ensure that there is available out of its authorized but unissued shares of Common Stock such number of its shares of Common Stock as shall be sufficient to effect the issuance of Substitute Securities. If a Preemptive Offeree elects to purchase Substitute Securities pursuant to this Section 7.2, the number of securities to be issued to such Preemptive Offeree, the purchase price therefor and the other material terms of the proposed Issuance shall be adjusted accordingly to preserve the economics of the securities.

ARTICLE VIII

TERM

     8.1. Term. This Agreement shall become effective as of the closing under the Stock Purchase Agreement (the date on which such closing occurs, the “Closing Date”) and shall terminate on the date that either of the Investors Beneficially Owns shares of Common Stock representing less than 10% of the outstanding shares of Common Stock; provided, however, that this Agreement shall not terminate as a result of a Transfer of Common Stock in violation of this Agreement that causes an Investor to Beneficially Own shares of Common Stock representing less than 10% of the outstanding shares of Common Stock. Upon such termination, there shall be no liability on the part of any party hereto, except that nothing in this Section 8.1 shall in any way relieve any party from liability for any breach of the provisions set forth herein for the period prior to the termination of this Agreement.

ARTICLE IX

GENERAL

     9.1. Accounting; Financial Statements and Other Information. (a) The Company will maintain a system of accounting established and administered in accordance with GAAP. Whenever the Company is not otherwise subject to the reporting obligations of the Exchange Act, the Company will deliver to each Investor:

     (i)  within 90 days after the end of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of independent certified public accountants of recognized standing selected by the Company which report shall state that such consolidated financial statements present fairly in all material respects the financial position of the Company as at the dates indicated and the results of its operations and its cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise specified in such report) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

     (ii)  within 45 days after the end of each fiscal quarter of the Company, consolidated balance sheets of the Company and its Subsidiaries as at the end of such quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal quarter, setting forth, in each case in comparative form, figures for the previous fiscal quarter, all in reasonable detail; and

     (iii)  with reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by an Investor.

     (b)  Each set of financial statements required to be provided by the Company pursuant to this Section 9.1 shall be substantially in the form appropriate for inclusion in a filing on Form 10-K or Form 10-Q, as applicable, with the SEC pursuant to the Exchange Act, and shall be accompanied by a narrative report setting forth, in reasonable detail, for such period, any material deviations by the Company and its Subsidiaries from the Business Plan.

     9.2. Competition. (a) The Company and each of the Investors agree that each Investor and its Affiliates, officers, directors, employees and agents may, alone or in combination with any other Person, engage in activities or businesses, make investments in and acquisitions of any Person, and enter into partnerships and joint ventures with any Person, whether or not competitive now or in the future with the businesses or activities of the Company.

     (b)  The Company and each of the Investors agree that no Investor, nor any Affiliate, officer, director, employee and agent thereof, shall have any obligation to refer to the Company any business opportunities presented to or developed by any of them, except to the extent they were presented to or developed by such Person specifically in its capacity as a stockholder, officer, director, employee or agent of the Company.

     9.3. Legend on Stock Certificates, Etc. (a) Each certificate representing Restricted Securities shall contain a legend, in addition to any other legend required by the Board of Directors or the Company pursuant to the By-laws or applicable law, reading substantially as follows:

“ANY SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION, OR ANY PLEDGE OR OTHER ENCUMBRANCE, OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY, AND THE RIGHTS OF THE HOLDER OF SUCH SECURITIES ARE SUBJECT TO, THE TERMS AND CONDITIONS CONTAINED IN THE STOCKHOLDERS AGREEMENT, DATED AS OF [ ], AS IT MAY BE AMENDED FROM TIME TO TIME, AND THE COMPANY’S CERTIFICATE OF INCORPORATION AND BY-LAWS, WHICH ARE AVAILABLE FOR EXAMINATION AT THE REGISTERED OFFICE OF THE COMPANY.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.”

The Company will maintain an executed counterpart of this Agreement on file in its principal office and will make such counterpart available for inspection. The Company shall not transfer on its books any certificates representing Restricted Securities, or other shares of capital stock, nor issue any certificates in lieu thereof unless all the conditions hereof have been complied with, and a purported transfer not in accordance with the terms hereof shall be void.

     (b)  The requirement that the above securities legend be placed upon certificates evidencing any shares of Restricted Securities shall cease and terminate upon the earliest of the following events: (i) when such shares are transferred in an underwritten public offering, (ii) when such shares are transferred pursuant to Rule 144 under the Securities Act or (iii) when such shares are transferred in any other transaction if the Transferor delivers to the Company an opinion of its counsel, which counsel and opinion shall be reasonably satisfactory to the Company, or a “no-action” letter from the staff of the SEC, in either case to the effect that such legend is no longer necessary in order to protect the Company against a violation by it of the Securities Act upon any sale or other disposition of such shares without registration thereunder. The requirement that the above legend regarding this Agreement be placed upon certificates evidencing shares of Restricted Securities shall cease and terminate upon the Transfer of such shares other than to a Permitted Transferee. Upon the consummation of any event requiring the removal of a legend hereunder, the Company, upon the surrender of certificates containing such legend, shall, at its own expense, deliver to the holder of any such shares as to which the requirement for such legend shall have terminated, one or more new certificates evidencing such shares not bearing such legend.

     9.4. Successors and Assigns. This Agreement shall bind and inure to the benefit of the Company and the Investors and their respective successors and permitted assigns, provided that, the Company may not assign its rights or obligations under this Agreement to any Person without the prior written consent of the Investors, and provided further that, except as provided in Article IV, the Investors may not assign their rights or obligations under this Agreement to any Person without the prior written consent of the Company and the other Investor.

     9.5. Entire Agreement. This Agreement (including the Annexes, Schedules and Exhibits hereto), the Stock Purchase Agreement and the Registration Rights Agreement constitute the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

     9.6. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

if to the Company, to:

XO Communications, Inc.
11111 Sunset Hills Road
Reston, VA 20190
Attention: Gary D. Begeman, Esq

with a copy to:

Willkie Farr & Gallagher
787 Seventh Avenue
New York, NY 10019
Telecopy: (212) 728-8111
Attention: Bruce R. Kraus, Esq

if to Forstmann Little, to:

c/o Forstmann Little & Co.
767 Fifth Avenue
New York, NY 10153
Attention: Sandra J. Horbach

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson
One New York Plaza
New York, NY 10004
Telecopy: (212) 859-4000
Attention: Stephen Fraidin, Esq

if to Telmex, to:

Teléfonos de México, S.A. de C.V.
Parque Via 190, Piso 10
Colonia Cuauhtémoc
06599 México, D.F
Attention: Lic. Javier Mondragon Alarcon

with a copy to:

Latham & Watkins
885 Third Avenue
Suite 1000
New York, NY 10022-4802
Telecopy: (212) 751-4864
Attention: Charles M. Nathan, Esq

     Any notice, request, consents or other communication delivered hereunder will be conclusively deemed to have been given: (i) if by personal delivery, upon the actual delivery thereof; (ii) if by certified or registered mail, on the fifth Business Day following the deposit thereof in the mail; and (iii) if by electronic means, on the day of transmittal thereof if given on a Business Day during normal business hours or on the next succeeding Business Day if given at other times. A party giving notice, request, consent or other communication by electronic means shall send the original thereof by personal delivery or by certified or registered mail unless the intended recipient agrees otherwise.

     9.7. Amendments. The terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, in a writing executed and delivered by the Company and each of the Investors. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

     9.8. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     9.9. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

     9.10. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW.

     9.11. Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the State of Delaware, for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating hereto other than in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or the United States of America, in each case located in the State of Delaware, hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

     9.12. Waiver of Jury Trial. THE COMPANY AND THE INVESTORS HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

     9.13. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     9.14. Third Party Beneficiaries. Except as provided in Section 2.9(c), none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third party.

     9.15. Remedies. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including without limitation specific performance, without bond or other security being required.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

FORSTMANN LITTLE & CO. EQUITY PARTNERSHIP VII, L.P.

By:	FLC XXXII Partnership, L.P.,
its general partner

By:	__________________
Sandra J. Horbach,
a general partner

FORSTMANN LITTLE & CO. SUBORDINATED DEBT AND EQUITY MANAGEMENT BUYOUT PARTNERSHIP VIII, L.P.

By:	FLC XXXIII Partnership,
its general partner

By:	__________________
Sandra J. Horbach,
a general partner

TELEFONOS DE MEXICO, S.A. DE C.V.

By:	__________________
Name: Ing. Jaime Chico Pardo
Title: Director General

XO COMMUNICATIONS, INC.

By:	__________________
Name: Daniel F. Akerson
Title: Chairman and Chief Executive Officer

Annex A

DEFINITIONS

     “Acquisition” shall mean the acquisition by any “person” or any “group” (as such terms are used for purposes of Rules 13d-1 and 13d-5 under the Exchange Act) of more than 50% of the total number of outstanding shares of Common Stock.

     “Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” having meanings correlative to the foregoing.

     “Agreement” shall have the meaning ascribed to such term in the preamble to this Agreement.

     “Amended Bank Credit Facility” shall mean a bank credit facility under which the Company is the borrower, in effect as of the Closing Date as a replacement to the Bank Credit Facility, which provides for a term loan or term loans and revolving loans.

     “Bank Credit Facility” shall mean the Credit and Guarantee Agreement, dated as of February 3, 2000, among NEXTLINK Communications, Inc., the predecessor to the Company (“Nextlink”), certain subsidiaries of Nextlink, various Lenders (as defined therein), Goldman Sachs Credit Partners, L.P., as Syndication Agent, Toronto Dominion (Texas), Inc., as Administrative Agent, Barclays Bank plc and The Chase Manhattan Bank, as Co-Documentation Agents, and TD Securities, together with Goldman Sachs Credit Partners, L.P., the Joint Lead Arrangers, and all ancillary agreements entered into pursuant to the terms thereof, each as amended as of the Closing Date.

     “Beneficial Ownership” shall have the meaning ascribed to such term in Rules 13d-3 and 13d-5 under the Exchange Act, except that, solely for the purpose of determining “Beneficial Ownership,” (i) a Person shall be deemed to have “Beneficial Ownership” of all shares of Common Stock that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, and (ii) “Beneficial Ownership” shall be determined without regard to any disclaimer of beneficial ownership and without regard to the fact that one or more classes of the Common Stock is not registered under the Exchange Act; provided, however, that an Investor shall be deemed to Beneficially Own shares of Class A Common Stock only at such time, and to the extent, that it has record ownership of shares of Class A Common Stock and shall not be deemed to Beneficially Own shares of Class A Common Stock by virtue of its ownership of shares of Class C Common Stock or Class D Common Stock or any other option, warrant or security exercisable for or convertible into shares of Class A Common Stock. Correlative meanings shall also be ascribed to the terms “Beneficially Own” and “Beneficial Owner”.

     "Board of Directors” or “Board” shall have the meaning ascribed to such term in Section 2.1, as the same may be composed from time to time in accordance with this Agreement and the By-laws.

     “Board Representation Date” shall mean the earlier of (i) the first date on which the Board of Directors has received written notice from Telmex that Telmex desires to designate Directors to the Board pursuant to Section 2.2(b), and Telmex has determined in good faith, after consultation with its legal counsel, which counsel shall be an outside law firm of national reputation, that one or more directors, officers or employees of Telmex or a Subsidiary of Telmex can become Directors without violating Section 8 of the Clayton Antitrust Act of 1914, as amended, and (ii) the first date upon which any director, officer or employee of Telmex or a Subsidiary of Telmex is elected or appointed as a Director.

     “Business Day” shall mean any day other than a Saturday or Sunday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

     “Business Plan” shall mean the business plan of the Company, as approved by each of the Investors prior to the Closing Date, and as the same may be amended from time to time in accordance with this Agreement. A copy of the Business Plan, as approved by each of the Investors prior to the Closing Date, which approval shall not be unreasonably withheld, shall be attached hereto as Annex D.

     “By-laws” shall mean the By-laws of the Company, as in effect on the Closing Date, as the same may be amended from time to time in accordance with this Agreement and the terms thereof.

     “Capital Lease” shall mean a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

     “Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company, as in effect on the Closing Date, as the same may be amended from time to time in accordance with this Agreement and the terms thereof.

     “Class A Common Stock” shall have the meaning ascribed to such term in the recitals to this Agreement.

     “Class C Common Stock” shall have the meaning ascribed to such term in the recitals to this Agreement.

     “Class D Common Stock” shall have the meaning ascribed to such term in the recitals to this Agreement.

     “Closing Date” shall have the meaning set forth in Section 8.1 of this Agreement.

     “Common Stock” shall have the meaning ascribed to such term in the recitals to this Agreement.

     “Company” shall have the meaning ascribed to such term in the preamble to this Agreement.

     “Competing Proposal” shall have the meaning ascribed to such term in Section 3.4(d).

     “Competing Proposal Person” shall have the meaning ascribed to such term in Section 3.4(d).

     “Director” shall have the meaning ascribed to such term in Section 2.1.

     “Encumbrance” shall mean, with respect to any Person, any mortgage, lien, pledge, charge, claim, option, proxy, voting trust, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

     “Equity VII” shall have the meaning ascribed to such term in the preamble to this Agreement.

     “Equity Derivative Securities” shall mean any and all equity or debt securities (or any hybrid or combination thereof) convertible into or exchangeable or exercisable for, or which otherwise give the holder thereof the right to acquire, any equity securities of the Company.

     “Exchange Act” shall mean the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

     “Excluded Securities” shall have the meaning ascribed to such term in Section 7.1(d).

     “Fair Market Value” shall mean (i) in the case of cash, the amount thereof, (ii) in the case of capital stock that has been publicly traded for a period of at least 12 months, the Market Value thereof, and (iii) in the case of other assets or securities, the fair market value thereof as determined in good faith by the Board of Directors (which determination shall be conclusive and binding on all stockholders).

     “Forstmann Little” shall have the meaning ascribed to such term in the preamble to this Agreement.

     “Forstmann Little Designee” or “Forstmann Little Designees” shall have the meaning ascribed to such term in Section 2.2(a).

     “GAAP” shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), that are applicable to the circumstances as of the date of determination.

     “Guaranty” shall mean, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing (whether by reason of being a general partner of a partnership or otherwise) any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such indebtedness or obligation or any property constituting security therefor; (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation; (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof. In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

     “Indebtedness” shall mean, with respect to any Person, at any time, without duplication, (a) its liabilities for borrowed money; (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases; (d) all liabilities for borrowed money secured by any Encumbrance with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); (f) Swaps of such Person; and (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

     “Independent Directors” shall have the meaning ascribed to such term in Section 2.2(d).

     “Investment” shall have the meaning ascribed to such term in the Stock Purchase Agreement.

     “Investment Period” shall have the meaning ascribed to such term in Section 4.1.

     “Investor” or “Investors” shall have the meaning ascribed to such terms in the preamble to this Agreement.

     “Investor Designee” or “Investor Designees” shall have the meaning ascribed to such term in Section 2.2(a).

     “Issuance” shall have the meaning ascribed to such term in Section 7.1(a).

     “Major Event” shall mean any merger (other than a merger of a wholly-owned Subsidiary of the Company with and into the Company), consolidation, reorganization or recapitalization of the Company or any sale of all or a substantial portion of the assets of the Company and its Subsidiaries, taken as a whole.

     “Major Event Notice” shall have the meaning ascribed to such term in Section 3.4(c).

     “Major Event Proposal” shall have the meaning ascribed to such term in Section 3.4(c).

     “Market Value” means, as of any date of determination, (i) with respect to shares of any class or series of capital stock traded (1) on the New York Stock Exchange (the “NYSE”) or another national stock exchange or quoted on The National Market System of the Nasdaq Stock Market (“Nasdaq NMS”) the average of the reported closing bid and asked prices regular way of a share of such class or series for the 30 trading days immediately preceding such date of determination (the “Relevant Trading Period”), as reported, (x) in the case of the NYSE, on the NYSE composite tape, and (y) in the case of any other national securities exchange or Nasdaq NMS, publicly by such exchange or Nasdaq NMS, or (2) solely or primarily in the over-the-counter market, the average of the bid and asked prices of a share of such class or series in the over-the-counter market during the Relevant Trading Period as furnished by any NYSE member firm selected from time to time by the Company or (ii) with respect to any class or series of capital stock not traded or quoted on the NYSE, any other national stock exchange or Nasdaq NMS or in the over-the-counter market, the fair market value of a share of such class or series as determined in good faith by the Board of Directors (which determination shall be conclusive and binding on all stockholders).

     “Maximum Number” means the number, rounded up to the next whole number, equal to the product of (i) the total number of Directors on the Board multiplied by (ii) a fraction in which the numerator is the total number of outstanding shares of Common Stock Beneficially Owned by Telmex, and the denominator is the total number of shares of Common Stock outstanding; provided that in no event shall the Maximum Number exceed the number of Directors on the Board appointed or nominated by Forstmann Little (excluding the Telmex Independent Designees).

     “MBO VIII” shall have the meaning ascribed to such term in the preamble to this Agreement.

     “Notice of Acceptance” shall have the meaning ascribed to such term in Section 7.1(c).

     “Objecting Investor” shall have the meaning ascribed to such term in Section 3.4(d).

     “Offered Securities” shall have the meaning ascribed to such term in Section 7.1(a).

     “Officers” shall have the meaning ascribed to such term in Section 2.8.

     “Other Buyers” shall have the meaning ascribed to such term in Section 7.1(c).

     “Permitted Benefit Plan Issuance” means any issuance of equity securities or Equity Derivative Securities to directors, officers, employees in the ordinary course of business pursuant to an employee stock purchase plan, employee stock option plan or other similar compensation plan approved by the compensation committee of the Board of Directors or the Board of Directors.

     “Permitted Transferee” means a Transferee who (i) becomes such as a result of a Transfer (x) in connection with a transaction in which the Transferor (which must be a Person owning assets other than the Common Stock with a Fair Market Value in excess of the Fair Market Value of the Common Stock Beneficially Owned by it, as of the most recent practicable date prior to the Transfer) consolidates, amalgamates or merges with, or sells or otherwise conveys all or substantially all of its assets to, another Person or Persons, such that all shares of Common Stock owned by the Transferor become owned, directly or indirectly through the Person or Persons surviving such consolidation, amalgamation or merger or acquiring all or substantially all of such assets, as the case may be; or (y) in the case of Forstmann Little, to any Affiliate of Equity VII or MBO VIII so long as the Transferee remains an Affiliate of Equity VII or MBO VIII, as the case may be, or in the case of Telmex, to Telefonos de Mexico, S.A. de C.V. or any Subsidiary of Telefonos de Mexico, S.A. de C.V. so long as the Transferee remains a Subsidiary of Telefonos de Mexico, S.A. de C.V.; and (ii) executes a copy of this Agreement.

     “Person” shall mean any individual, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

     “Preemptive Notice” shall have the meaning ascribed to such term in Section 7.1(a).

     “Preemptive Offer” shall have the meaning ascribed to such term in Section 7.1(a).

     “Preemptive Offeree” shall have the meaning ascribed to such term in Section 7.1(a).

     “Preferred Stock” shall have the meaning ascribed to such term in the Certificate of Incorporation.

     “Preliminary Activity” shall have the meaning ascribed to such term in Section 3.4(a).

     “Reconciliation Period” shall have the meaning ascribed to such term in Section 3.4(d).

     “Registration Rights Agreement” shall mean the Registration Rights Agreement dated as of ____, 2002 among the Investors and the Company.

     “Representatives” shall have the meaning ascribed to such term in Section 3.4(a).

     “Restricted Securities” means shares of Common Stock of the Company purchased pursuant to the Stock Purchase Agreement by an Investor and any securities issued or issuable with respect to such shares of Common Stock by way of a stock split, stock dividend or stock combination, or any shares of Common Stock issued in connection with a recapitalization, merger, consolidation or other reorganization.

     “Restructuring” shall have the meaning ascribed to such term in the Stock Purchase Agreement.

     “SEC” shall mean the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

     “Securities Act” shall mean the United States Securities Act of 1933 and the rules and regulations promulgated thereunder.

     “Solicitation Period” shall have the meaning ascribed to such term in Section 3.4(d).

     “Stock Purchase Agreement” shall have the meaning ascribed to such term in the recitals to this Agreement.

     “Subsidiary” of any Person shall mean (i) a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

     “Substitute Securities” shall have the meaning ascribed to such term in Section 7.2.

     “Swaps” means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency.

     “Telmex” shall have the meaning ascribed to such term in the preamble to this Agreement.

     “Telmex Designee” or “Telmex Designees” shall have the meaning ascribed to such term in Section 2.2(a).

     “Telmex Independent Designees” means those individuals nominated by Telmex who are independent of, and not affiliated with, either Telmex or the Company. The number of Telmex Independent Designees shall not exceed the Maximum Number.

     “Telmex Observer” or “Telmex Observers” shall have the meaning ascribed to such term in Section 2.11.

     “Third Party” shall mean any Person other than the Company or the Investors, or any of their respective Affiliates.

     “Transaction Documents” shall mean this Agreement, the Stock Purchase Agreement, and the Registration Rights Agreement.

     “Transfer” shall have the meaning ascribed to such term in Section 4.1.

     “Transferee” shall have the meaning ascribed to such term in Section 4.1.

     “Transferor” shall have the meaning ascribed to such term in Section 4.1.

     “Vacancy Period” shall have the meaning ascribed to such term in Section 2.3(a).

     “XO” shall have the meaning ascribed to such term in the preamble to this Agreement.

Exhibit C

REGISTRATION RIGHTS AGREEMENT

Dated as of ____________ ___, 2002

among

XO Communications, Inc.

Forstmann Little & Co. Equity Partnership-VII, L.P.,

Forstmann Little & Co. Subordinated Debt and Equity Management
Buyout Partnership-VIII, L.P.

and

Teléfonos de México, S.A. de C.V.

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REGISTRATION RIGHTS AGREEMENT

     This Registration Rights Agreement (this “Agreement”), dated as of _________ ___, 2002, is among XO Communications, Inc., a Delaware corporation (the “Company”), Forstmann Little & Co. Equity Partnership-VII, L.P., a Delaware limited partnership (“Equity VII”), Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VIII, L.P. a Delaware limited partnership (“MBO VIII” and collectively with Equity VII, “Forstmann Little”) and Teléfonos de México, S.A. de C.V., a sociedad anonima de capital variable (“Telmex”; Forstmann Little and Telmex are sometimes hereinafter referred to as the “Purchasers” and each is sometimes individually referred to as a “Purchaser”).

     WHEREAS, pursuant to the Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of January 15, 2002, among the Company and the Purchasers, (a) Forstmann Little will acquire (i) ____________ shares (the “New Class A Shares”) of Class A Common Stock, par value $0.01 per share, of the Company (“Class A Common Stock”) and (ii) 2 shares of Class D Common Stock, par value $0.01 per share, of the Company (the “Class D Common Shares”) and (b) Telmex will acquire ____________ shares of Class C Common Stock, par value $0.01 per share, of the Company (the “Class C Common Shares”).

     WHEREAS, each share of the Class C Common Shares and each Class D Common Share is convertible, under certain circumstances, into one share of Class A Common Stock, subject to adjustment.

     WHEREAS, as part of, and as partial consideration for, the acquisition of the New Class A Shares and the Class D Common Shares by Forstmann Little and the acquisition of the Class C Common Shares by Telmex, the Company hereby grants to the Purchasers certain registration rights with respect to certain shares of Class A Common Stock to be issued or issuable to each of them upon consummation of the transactions contemplated by the Stock Purchase Agreement.

     Accordingly, the parties hereto agree as follows:

     1.     Definitions. As used in this Agreement, unless the context otherwise requires, the following terms have the following respective meanings:

     “Commission” means the United States Securities and Exchange Commission or any other federal agency at the time with primary responsibility for administering the Securities Act.

     “Common Stock” means the New Class A Shares and the Class C Common Shares and any shares of Class A Common Stock acquired by a Holder upon the conversion of shares of the Class C Common Shares or the Class D Common Shares, collectively.

     “Demand Holders” means Forstmann Little and Telmex and each Permitted Transferee of Forstmann Little or Telmex that is a Holder and to which Forstmann Little or Telmex has expressly assigned demand rights under Section 2.1.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Exchange Act shall include a reference to the comparable section, if any, of any such similar federal statute.

     “Holders” means the Purchasers and any of their Permitted Transferees who agree to be bound by the provisions of this Agreement.

     “Permitted Transferee” means any Person to whom any Purchaser shall have the right to transfer any Registrable Securities in accordance with the terms of the Stockholders Agreement, dated as of________ ___, 2002, among Forstmann Little and Telmex and the Company, as in effect at the time of such transfer.

     “Person” means a corporation, an association, a partnership, an organization, a business, a trust, an individual, or any other entity or organization, including a government or political subdivision or an instrumentality or agency thereof.

     “Registrable Securities” means (i) the New Class A Shares; (ii) any shares of Class A Common Stock issued or issuable upon conversion of the Class C Common Shares or the Class D Common Shares; and (iii) any shares of Class A Common Stock or other securities of the Company issued or issuable with respect to the Class A Common Stock referred to in clauses (i) and (ii) by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation or otherwise. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities (a) when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (b) when such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration of them under the Securities Act, or (c) when all such securities owned by a Holder are eligible for sale under Rule 144(k) under the Securities Act or any successor provision.

     “Registration Expenses” means all expenses incident to the registration and disposition of the Registrable Securities pursuant to Section 2 hereof, including, without limitation, all registration, filing and applicable national securities exchange fees, all fees and expenses of complying with state securities or blue sky laws (including fees and disbursements of counsel to the underwriters or any Holder in connection with “blue sky” qualification of the Registrable Securities and determination of their eligibility for investment under the laws of the various jurisdictions), all word processing, duplicating and printing expenses, all messenger and delivery expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of “cold comfort” letters or any special audits required by, or incident to, such registration, all fees and disbursements of underwriters (other than underwriting discounts and commissions), all transfer taxes, and all fees and expenses of counsel to any Holder; provided, however, that Registration Expenses shall exclude, and the Holders shall pay, underwriting discounts and commissions in respect of the Registrable Securities being registered.

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     “Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. References to a particular section of the Securities Act shall include a reference to the comparable section, if any, of any such similar Federal statute.

     2.     Registration Under Securities Act, etc.

             2.1.      Registration on Request.

                         (a)  Request. Each Demand Holder shall have the right to require the Company to effect the registration under the Securities Act of all or part of the Registrable Securities, by delivering a written request thereof to the Company specifying the number of shares of Registrable Securities it wishes to register and the intended method of distribution. The Company shall (i) use its reasonable best efforts to effect the registration under the Securities Act (including by means of a shelf registration pursuant to Rule 415 under the Securities Act if so requested by the Demand Holder making such request) of the Registrable Securities which the Company has been so requested to register by Demand Holders, for distribution in accordance with the intended method of distribution set forth in the written request delivered by such Demand Holder, such registration to be effected as expeditiously as possible (but in any event within 90 days of receipt of such written request), and (ii) if requested by such Demand Holder, use its reasonable best efforts to obtain acceleration of the effective date of the registration statement relating to such registration.

                         (b)  Limitations on Registration on Request. Each of the Purchasers and its respective Permitted Transferees that are Demand Holders shall collectively be entitled to require the Company to effect, and the Company shall effect, five (5) registrations, for a total of ten (10) registrations for all Demand Holders, pursuant to this Section 2.1. The Company shall not be required to effect any registration upon request by any Demand Holder if such registration does not meet the Minimum Size (as hereinafter defined). “Minimum Size” means the lesser of (i) an anticipated aggregate public offering price (before deducting underwriting discounts and commissions) of $50 million or (ii) an anticipated registration, offering and sale of 20% or more of the shares of Common Stock acquired by such Purchaser pursuant to the Stock Purchase Agreement, unless the total amount of Registrable Securities owned by a Demand Holder is less than the amounts referred to in both clauses (i) and (ii) above, in which case the Minimum Size with respect to such Demand Holder shall be such lesser amount.

                         (c)  Registration of Other Securities. Whenever the Company shall effect a registration pursuant to this Section 2.1 in connection with an underwritten offering by Demand Holders of Registrable Securities, no securities other than Registrable Securities shall be included among the securities covered by such registration if inclusion of such other securities would result in a request by the managing underwriters for a reduction in the number of Registrable Securities requested to be so registered.

                         (d)  Registration Statement Form. Registrations under this Section 2.1 shall be on such appropriate registration form of the Commission as, subject to clause

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(a) above, shall be selected by the Company and as shall be reasonably acceptable to the Demand Holder. The Company agrees to include in any such registration statement all information that, in the opinion of counsel to a Holder and counsel to the Company, is necessary or desirable to be included therein.

                         (e)  Expenses. The Company shall pay all Registration Expenses in connection with any registration requested pursuant to this Section 2.1.

                         (f)  Effective Registration Statement. A registration requested pursuant to this Section 2.1 shall not be deemed to have been effected (including for purposes of paragraph (b) of this Section 2.1) (i) unless a registration statement with respect thereto has become effective and has been kept continuously effective for a period of at least 365 days (or such shorter period which shall terminate when all the Registrable Securities covered by such registration statement have been sold pursuant thereto), (ii) if after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to a Holder of Registrable Securities covered by such registration statement and has not thereafter become effective, or (iii) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived.

                         (g)  Selection of Underwriters. The underwriters of each underwritten offering of the Registrable Securities so to be registered shall be selected by the Demand Holders of a majority of the Registrable Securities included in such registration request, subject to the Company’s approval, which approval shall not be unreasonably withheld.

                         (h)  Right to Withdraw. If the managing underwriter of any underwritten offering shall advise the Holders participating in such offering and registration that the Registrable Securities covered by the registration statement cannot be sold in such offering within a price range acceptable to any such Holder, such Holder shall have the right to decline to participate in such offering and registration. In addition, if such managing underwriter shall advise such Holders that the Registrable Securities covered by the registration statement cannot be sold in such offering within a price range acceptable to Holders of a majority of the Registrable Securities included in such registration, then the Holders of a majority of the Registrable Securities so included shall have the right to notify the Company in writing that they have determined that the registration statement shall be abandoned or withdrawn, in which event the Company shall abandon or withdraw such registration statement. In the event of such abandonment or withdrawal, such request shall not be counted for purposes of the requests for registration to which the Holders are entitled pursuant to this Section 2.1, and the Holders that sought to participate in such offering and registration shall, on a pro rata basis, pay, or reimburse the Company for, all Registration Expenses related thereto.

                         (i)  Postponement. The Company shall be entitled once in any six-month period to postpone for a reasonable period of time (but not exceeding 90 days) the filing of any registration statement required to be prepared and filed by it pursuant to this Section 2.1 if the Company determines, in its reasonable judgment, that such registration and offering would materially interfere with any material financing, corporate reorganization or other material

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transaction involving the Company or any significant subsidiary, or would require premature disclosure thereof, and promptly gives the Holders participating in such registration written notice of such determination, containing a general statement of the reasons for such postponement (which the Holders shall maintain in strict confidence) and an approximation of the anticipated delay. If the Company shall so postpone the filing of a registration statement, (i) the Company shall use its reasonable best efforts to limit the delay to as short a period as is practicable and (ii) the Demand Holders of a majority of the Registrable Securities included in such registration shall have the right to withdraw the request for registration by giving written notice to the Company at any time and, in the event of such withdrawal, such request shall not be counted for purposes of the requests for registration to which the Demand Holders are entitled pursuant to this Section 2.1.

                         (j)  Shelf Registration. If the Demand Holders request that the Company effect a registration of Registrable Securities by means of shelf registration pursuant to Rule 415 under the Securities Act (a “Shelf Registration Statement”), in addition to the other requirements contained herein, the Company shall, at its cost, use its reasonable best efforts to keep the Shelf Registration Statement continuously effective in order to permit the Prospectus forming part thereof to be usable by any Holder until such time as all the Registrable Securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or cease to be outstanding (the “Effectiveness Period”); provided, however, that the Effectiveness Period in respect of the Shelf Registration Statement shall be extended to the extent required to permit dealers to comply with the applicable prospectus delivery requirements under the Securities Act and as otherwise provided herein.

             2.2.      Incidental Registration.

                         (a)  Right to Include Registrable Securities. If the Company at any time proposes to register any of its securities for its own account or the account of any other stockholder (including any Demand Holder) under the Securities Act by registration on Form S-1, S-2 or S-3 or any successor or similar form(s) (except registrations on any such Form or similar form(s) solely for registration of securities in connection with an employee benefit plan or dividend reinvestment plan or a merger or consolidation or incidental to an issuance of securities under Rule 144A under the Securities Act), it will each such time give prompt written notice to all of the Holders of its intention to do so and of the Holders’ rights under this Section 2.2. Upon the written request of any Holder (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder), made as promptly as practicable and in any event within 30 days after the receipt of any such notice (10 days if the Company states in such written notice or gives telephonic notice to the each of the Holders, with written confirmation to follow promptly thereafter, stating that (i) such registration will be on Form S-3 and (ii) such shorter period of time is required because of a planned filing date), the Company shall use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by such Holder; provided, however, that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of

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such securities, the Company shall give written notice of such determination and its reasons thereof to each of the Holders requesting registration under this Section 2.2 (which such Holders will hold in strict confidence) and (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from any obligation of the Company to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of the Holders to request that such registration be effected as a registration under Section 2.1 and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities, for the same period as the delay in registering such other securities. No registration effected under this Section 2.2 shall relieve the Company of its obligation to effect any registration upon request under Section 2.1. The Company will pay all Registration Expenses in connection with any registration of Registrable Securities requested pursuant to this Section 2.2.

                         (b)  Right to Withdraw. Any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any registration statement pursuant to this Section 2.2 at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of its request to withdraw.

                         (c)  Priority in Incidental Registrations. If the managing underwriter of any underwritten offering shall inform the Company by letter of its belief that the number of Registrable Securities requested to be included in such registration, when added to the number of other securities to be offered in such registration, would materially adversely affect such offering, then the Company shall include in such registration, to the extent of the number which the Company is so advised can be sold in (or during the time of) such offering without so materially adversely affecting such offering, securities in the following priority: (A) securities proposed to be included by the Company, (B) on a pro rata basis in accordance with (i) the number of securities proposed to be included by the stockholders (including Demand Holders), if any, triggering such registration and (ii) the Registrable Securities requested by Holders to be included in such registration pursuant to this Section 2.2 and then (C) any other securities of the Company requested to be included in such registration by any other holder having the right to include securities, on a pro rata basis, based on the number of shares of Common Stock held, or obtainable by exercise or conversion of other securities of the Company, by such holder.

                         (d)  Plan of Distribution. Any participation by Holders of Registrable Securities in a registration by the Company shall be in accordance with the Company’s plan of distribution, provided that the Holders of a majority of the Registrable Securities included in such registration shall in consultation with the Company have the right to select a co-managing underwriter.

             2.3.      Registration Procedures. If and whenever the Company is required to use its reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Sections 2.1 and 2.2 hereof, the Company shall as expeditiously as possible:

(a) prepare and file with the Commission as soon as practicable the requisite registration statement to effect such registration (and

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shall include all financial statements required by the Commission to be filed therewith) and thereafter use its reasonable best efforts to cause such registration statement to become effective; provided, however, that before filing such registration statement (including all exhibits) or any amendment or supplement thereto or comparable statements under securities or blue sky laws of any jurisdiction, the Company shall as promptly as practicable furnish such documents to each Holder and each underwriter, if any, participating in the offering of the Registrable Securities and their respective counsel, which documents will be subject to the review and comments of each such Holder, each underwriter and their respective counsel; and provided, further, however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto;

(b) notify each Holder of Registrable Securities covered by any registration statement of the Commission’s requests for amending or supplementing such registration statement and the prospectus, and prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement for such period as shall be required for the disposition of all of such Registrable Securities in accordance with the intended method of distribution thereof; provided, that except with respect to any such registration statement filed pursuant to Rule 415 under the Securities Act, such period need not exceed 365 days;

(c) furnish, without charge, to each Holder of Registrable Securities covered by any registration statement and each underwriter such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as such Holders and such underwriters may reasonably request;

(d) use its reasonable best efforts (i) to register or qualify all Registrable Securities and other securities covered by such registration statement under such securities or blue sky laws of such States of the United States of America where an exemption is not available and as each Holder of Registrable Securities covered by such registration statement or any managing underwriter shall reasonably request, (ii) to keep such registration or qualification in effect for so long as such registration statement remains in effect, and (iii) to take any other action which may be reasonably necessary or advisable to enable each Holder of Registrable Securities covered by a registration statement to consummate the

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disposition in such jurisdictions of the securities to be sold by such Holders pursuant thereto, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subsection (d) be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

(e) use its reasonable best efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other federal or state governmental agencies or authorities as may be necessary in the opinion of counsel to the Company and counsel to any Holder of Registrable Securities covered by such registration statement to consummate the disposition of such Registrable Securities;

(f) furnish to each Holder and each underwriter, if any, participating in the offering of the securities covered by such registration statement, a signed counterpart of (i) an opinion of counsel for the Company, and (ii) a “comfort” letter signed by the independent public accountants who have certified the Company’s or any other entity’s financial statements included or incorporated by reference in such registration statement, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountants’ comfort letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ comfort letters delivered to the underwriters in underwritten public offerings of securities (and dated the dates such opinions and comfort letters are customarily dated) and, in the case of the legal opinion, such other legal matters;

(g) promptly notify each Holder and each managing underwriter, if any, participating in the offering of the securities covered by such registration statement (i) when such registration statement, any pre-effective amendment, the prospectus or any prospectus supplement related thereto or post-effective amendment to such registration statement has been filed, and, with respect to such registration statement or any post-effective amendment, when the same has become effective; (ii) of any request by the Commission for amendments or supplements to such registration statement or the prospectus related thereto or for additional information; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any of the Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation of any proceeding for such purpose; (v) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration

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statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they were made, and in the case of this clause (v), at the request of any Holder of Registrable Securities covered by such registration statement promptly prepare and furnish to such Holder and each managing underwriter, if any, participating in the offering of the Registrable Securities, a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to such Holders, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made; and (vi) at any time when the representations and warranties of the Company contemplated by Section 2.4(a) or (b) hereof cease to be true and correct;

(h) otherwise comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder, and promptly furnish to each Holder of Registrable Securities covered by a registration statement a copy of any amendment or supplement to such registration statement or prospectus;

(i) provide and cause to be maintained a transfer agent and registrar (which, in each case, may be the Company) for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

(j) (i) use its reasonable best efforts to cause all Registrable Securities covered by such registration statement to be listed on the NASDAQ “national market system” or the principal securities exchange on which similar securities issued by the Company are then listed (if any), if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (ii) if no similar securities are then so listed, use its reasonable best efforts to (x) cause all such Registrable Securities to be listed on a national securities exchange or (y) failing that, secure designation of all such Registrable Securities as a NASDAQ “national market system security” within the meaning of Exchange Act Rule 11Aa2-1 of the Commission or (z) failing that, to secure NASDAQ authorization for such shares and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such shares with the National Association of Securities Dealers, Inc.;

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(k) deliver promptly to counsel to each Holder and each underwriter, if any, participating in the offering of the Registrable Securities, copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to such registration statement;

(l) use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement;

(m) provide a CUSIP number for all Registrable Securities, no later than the effective date of the registration statement; and

(n) in connection with any underwritten public offering, make available its senior executive officers, directors and chairman and otherwise provide reasonable assistance to the underwriters (taking into account the needs of the Company’s business) in their marketing of Registrable Securities.

The Company may require each Holder of Registrable Securities covered by a registration statement to furnish the Company such information regarding such Holder and the distribution of the Registrable Securities of such Holder as the Company may from time to time reasonably request in writing.

     Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in paragraph (g)(iii) or (v) of this Section 2.3, such Holder will, to the extent appropriate, discontinue its disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until, in the case of paragraph (g)(v) of this Section 2.3, its receipt of the copies of the supplemented or amended prospectus contemplated by paragraph (g)(v) of this Section 2.3 and, if so directed by the Company, will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in its possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. If the disposition by a Holder of its securities is discontinued pursuant to the foregoing sentence, the Company shall extend the period of effectiveness of the registration statement by the number of days during the period from and including the date of the giving of notice to and including the date when such Holder shall have received copies of the supplemented or amended prospectus contemplated by paragraph (g)(v) of this Section 2.3; and, if the Company shall not so extend such period, the request pursuant to which such registration statement was filed shall not be counted for purposes of the requests for registration to which the Holders are entitled pursuant to Section 2.1 hereof.

             2.4.      Underwritten Offerings.

                         (a)  Requested Underwritten Offerings. If requested by the underwriters for any underwritten offering by the Holders pursuant to a registration requested under Section 2.1, the Company shall enter into a customary underwriting agreement (in the form of underwriting agreement used at such time by the managing underwriter(s)) with a managing underwriter or underwriters selected by the Demand Holders of a majority of the Registrable

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Securities included in such registration. Such underwriting agreement shall be satisfactory in form and substance to Demand Holders of a majority of the Registrable Securities included in such registration and shall contain such representations and warranties by, and such other agreements on the part of, the Company and such other terms as are generally prevailing in agreements of the managing underwriter(s), including, without limitation, their customary provisions relating to indemnification and contribution. Each Holder participating in such registration shall be a party to such underwriting agreement and may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such Holder and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such Holder. No underwriting agreement (or other agreement in connection with such offering) shall require any Holder to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding the ownership of such Holder’s Registrable Securities and such Holder’s intended method or methods of disposition or to furnish any indemnity to any Person which is broader than the indemnity to be furnished by such Holder pursuant to Section 2.6(b).

                         (b)  Incidental Underwritten Offerings. In the case of a registration pursuant to Section 2.2 hereof, if the Company shall have determined to enter into any underwriting agreements in connection therewith, all of the Registrable Securities to be included in such registration shall be subject to such underwriting agreements. Each Holder of Registrable Securities included in such registration shall be a party to such underwriting agreement and may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such Holder and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such Holder. No underwriting agreement (or other agreement in connection with such offering) shall require any Holder to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding the ownership of such Holder’s Registrable Securities and such Holder’s intended method or methods of disposition or to furnish any indemnity to any Person which is broader than the indemnity to be furnished by such Holder pursuant to Section 2.6(b).

             2.5.      Preparation; Reasonable Investigation. In connection with the preparation and filing of each registration statement under the Securities Act pursuant to this Agreement, the Company will give each Holder of Registrable Securities covered by such registration statement, its underwriters, if any, and its counsel, accountants and other representatives and agents the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and give each of them such access to its books and records and such opportunities to discuss the business of the Company with its officers and employees and the independent public accountants who have certified its financial statements, and supply all other information reasonably requested by each of them, as shall be necessary or appropriate, in the opinion of such Holder and such underwriters’ respective counsel, to conduct a reasonable

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investigation within the meaning of the Securities Act.

             2.6.      Indemnification.

                         (a)  Indemnification by the Company. The Company agrees that in the event of any registration of any securities of the Company under the Securities Act, the Company shall, and hereby does, indemnify and hold harmless each Holder, its directors, officers, members, partners, agents and affiliates and each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such Holder or any such underwriter within the meaning of the Securities Act, against any losses, claims, damages, or liabilities, joint or several, to which such Holder or any such director, officer, member, partner, agent or affiliate or underwriter or controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities, joint or several (or actions or proceedings, whether commenced or threatened, in respect thereof), arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading, or (iii) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration, and the Company shall reimburse such Holder and each such director, officer, member, partner, agent or affiliate, underwriter and controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that the Company shall not be liable in any such case to a Holder or any such director, officer, member, partner, agent, affiliate, or controlling Person to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder, specifically stating that it is for use in the preparation thereof. Such indemnity shall remain in full force regardless of any investigation made by or on behalf of a Holder or any such director, officer, member, partner, agent, affiliate, underwriter or controlling Person and shall survive the transfer of such securities by a Holder.

                         (b)  Indemnification by the Holders. As a condition to including any Registrable Securities in any registration statement, the Company shall have received an undertaking reasonably satisfactory to it from each Holder so including any Registrable Securities to indemnify and hold harmless, severally and not jointly (in the same manner and to the same extent as set forth in paragraph (a) of this Section 2.6), the Company, and each director of the Company, each officer of the Company and each other Person, if any, who controls the Company within the meaning of the Securities Act, with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary prospectus, final

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prospectus or summary prospectus contained therein, or any amendment or supplement thereto, but only to the extent such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement; provided, however, that the liability of such indemnifying party under this Section 2.6(b) shall be limited to the amount of proceeds (net of expenses and underwriting discounts and commissions) received by such indemnifying party in the offering giving rise to such liability. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling Person and shall survive the transfer of such securities by such Holder.

                         (c)  Notices of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding subsections of this Section 2.6, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action or proceeding; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subsections of this Section 2.6, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice, and shall not relieve the indemnifying party from any liability which it may have to the indemnified party otherwise than under this Section 2.6. In case any such action or proceeding is brought against an indemnified party, the indemnifying party shall be entitled to participate therein and, unless in the opinion of outside counsel to the indemnified party a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any such action or proceeding include both the indemnified party and the indemnifying party and if in the opinion of outside counsel to the indemnified party there may be legal defenses available to such indemnified party and/or other indemnified parties which are different from or in addition to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to defend such action or proceeding on behalf of such indemnified party or parties, provided, however, that the indemnifying party shall be obligated to pay for only one counsel and one local counsel for all indemnified parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by the indemnified party of such counsel, the indemnifying party shall not be liable to such indemnified party for any legal expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation (unless the first proviso in the preceding sentence shall be applicable). No indemnifying party shall be liable for any settlement of any action or proceeding effected without its written consent. No indemnifying party shall, without the consent of the indemnified party (which consent shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

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                         (d)  Contribution. If the indemnification provided for in this Section 2.6 shall for any reason be held by a court to be unavailable to an indemnified party under subsection (a) or (b) hereof in respect of any loss, claim, damage or liability, or any action in respect thereof, then, in lieu of the amount paid or payable under subsection (a) or (b) hereof, the indemnified party and the indemnifying party under subsection (a) or (b) hereof shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating the same), (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand, and the indemnified party on the other, which resulted in such loss, claim, damage or liability, or action in respect thereof, with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law or if the allocation provided in this clause (ii) provides a greater amount to the indemnified party than clause (i) above, in such proportion as shall be appropriate to reflect not only the relative fault but also the relative benefits received by the indemnifying party and the indemnified party from the offering of the securities covered by such registration statement as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 2.6(d) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentence of this Section 2.6(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In addition, no Person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or claim effected without such Person’s consent, which consent shall not be unreasonably withheld. Notwithstanding anything in this subsection (d) to the contrary, no indemnifying party (other than the Company) shall be required to contribute any amount in excess of the proceeds (net of expenses and underwriting discounts and commissions) received by such party from the sale of the Registrable Securities in the offering to which the losses, claims, damages or liabilities of the indemnified parties relate.

                         (e)  Other Indemnification. Indemnification and contribution similar to that specified in the preceding subsections of this Section 2.6 (with appropriate modifications) shall be given by the Company and the Holders with respect to any required registration or other qualification of securities under any federal, state or blue sky law or regulation of any governmental authority other than the Securities Act. The indemnification agreements contained in this Section 2.6 shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any indemnified party and shall survive the transfer of any of the Registrable Securities by a Holder.

                         (f)  Indemnification Payments. The indemnification and contribution required by this Section 2.6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

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             2.7.      Unlegended Certificates. In connection with the offering of any Registrable Securities registered pursuant to this Section 2, the Company shall (i) facilitate the timely preparation and delivery to each Holder and underwriter, if any, participating in such offering, of unlegended certificates representing ownership of such Registrable Securities being sold in such denominations and registered in such names as requested by such Holder or such underwriters and (ii) instruct any transfer agent and registrar of such Registrable Securities to release any stop transfer orders with respect to any such Registrable Securities.

             2.8.      No Required Sale. Nothing in this Agreement shall be deemed to create an independent obligation on the part of any Holder to sell any Registrable Securities pursuant to any effective registration statement.

     3.     Rule 144. The Company shall take all actions reasonably necessary to enable each Holder of Registrable Securities to sell such securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144, or (ii) any similar rule or regulation hereafter adopted by the Commission including, without limiting the generality of the foregoing, filing on a timely basis all reports required to be filed by the Exchange Act. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

     4.     Amendments and Waivers. This Agreement may be amended, modified or supplemented only by written agreement of the Company and Holders of a majority of the Registrable Securities of each Purchaser and its Permitted Transferees, provided, however, that any amendment that would materially and adversely affect any particular Holder or Holders shall also require the written consent of such Holder or Holders.

     5.     Notice. All notices and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed to have been given when received by the party to whom such notice is to be given at its address set forth below, or such other address for the party as shall be specified by notice given pursuant hereto:

(a) If to Forstmann Little, to:

c/o Forstmann Little & Co.
767 Fifth Avenue
New York, NY 10153
Attention: Sandra J. Horbach

With a copy to:

Fried, Frank, Harris, Shriver & Jacobson
One New York Plaza
New York, New York 10004
Attention: Stephen Fraidin, Esq

(b) If to Telmex, to:

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Teléfonos de México, S.A. de C.V.
Parque Via 190, Piso 10
Colonia Cuauhtémoc
06599 México, D.F
Attention: Lic. Javier Mondragon Alarcon

With a copy to:

Latham & Watkins
885 Third Avenue
Suite 1000
New York, NY 10022
Attention: Charles M. Nathan, Esq

(c) If to the Company, to it at:

XO Communications, Inc.
11111 Sunset Hills Road
Reston, VA 20190
Attn: Gary D. Begeman, Esq

With a copy to:

Willkie Farr & Gallagher
787 Seventh Avenue
New York, NY 10019
Attn: Bruce R. Kraus, Esq

     6.     Assignment; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by the Company, without the prior written consent of the Holders. The Purchasers and each of their Permitted Transferees may, at their election, at any time or from time to time, assign their rights under this Agreement, in whole or in part, to any purchaser or other transferee of shares of Registrable Securities held by them to the extent such Person agrees in writing to be bound by all of the provisions applicable hereunder to the transferring Holder; provided, however, that (i) no Permitted Transferee or assignee of any Purchaser shall have any demand rights pursuant to Section 2.1 unless such demand rights are expressly assigned to such Permitted Transferee or assignee in writing and (ii) no such assignment will increase the total number of registrations pursuant to Section 2.1 or underwritten offerings the Company is required to effect hereunder. If the Company is a party to any merger or consolidation pursuant to which the Registrable Securities are converted into or exchanged for securities or the right to receive securities of any other Person (“Conversion Securities”), the issuer of such Conversion Securities shall assume (in

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a writing delivered to each Holder) all obligations of the Company under this Agreement. The Company shall not effect any merger or consolidation unless the issuer of any Conversion Securities complies with the provisions of this Section 6.

     7.     Remedies. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that, in addition to all other remedies available to them, each of them shall be entitled to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including without limitation specific performance, without bond or other security being required. In any action or proceeding brought to enforce any provision of this Agreement (including the indemnification provisions thereof), the successful party shall be entitled to recover reasonable attorneys’ fees in addition to its costs and expenses and any other available remedy.

     8.     No Inconsistent Agreements. The Company will not, on or after the date of this Agreement, enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. The Company further represents and warrants that the rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with any other agreements to which the Company is a party or by which it is bound.

     9.     Descriptive Headings. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for reference only and shall not control or otherwise affect the meaning hereof.

     10.     Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of New York, without giving effect to the conflicts of law principles thereof. Each of the parties to this Agreement hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and the United States of America located in the County of New York for any action or proceeding arising out of or relating to this Agreement (and agrees not to commence any action or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 5 hereof shall be effective service of process for any action or proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement in the courts of the State of New York or the United States of America located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

     11.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

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     12.     Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. If any restriction or provision of this Agreement is held unreasonable, unlawful or unenforceable in any respect, such restriction or provision shall be interpreted, revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible under law.

     13.     Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and things and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

     14.     Entire Agreement; Effectiveness. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized.

XO COMMUNICATIONS, INC

By:	___________________________
Name: Daniel F. Akerson
Title: Chairman and Chief Executive Officer

FORSTMANN LITTLE & CO. EQUITY PARTNERSHIP VII, L.P.

By:	___________________________
Name: Sandra J. Horbach,
Title: General Partner

FORSTMANN LITTLE & CO. SUBORDINATED DEBT AND EQUITY MANAGEMENT BUYOUT PARTNERSHIP – VIII, L.P.

By:	___________________________
Name: Sandra J. Horbach,
Title: General Partner

TELÉFONOS DE MÉXICO, S.A. DE C.V.

By:	___________________________
Name: Jaime Chico Pardo
Title: Director General

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Exhibit D

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
XO COMMUNICATIONS, INC.

Pursuant to Sections [103 and 303] [242 and 245]
of the
Delaware General Corporation Law

*************

     XO COMMUNICATIONS, INC., a Delaware corporation, hereby certifies as follows:

     The original Certificate of Incorporation of NM Acquisition Corp. (the “Corporation”) was filed with the Secretary of State of the State of Delaware on December 30, 1999 (the “Original Certificate of Incorporation”).

     The Original Certificate of Incorporation was amended and restated pursuant to an Amended and Restated Certificate of Incorporation, which was filed with the Secretary of State of the State of Delaware on June 8, 2000 (the “First Amended and Restated Certificate of Incorporation”).

     The First Amended and Restated Certificate of Incorporation was further amended pursuant to the Certificate of Merger of NEXTLINK Communications, Inc. with and into the Corporation, pursuant to which the Corporation changed its name to “NEXTLINK Communications, Inc.,” which was filed with the Secretary of State of the State of Delaware on June 16, 2000.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to the Certificate of Merger of CONCENTRIC Network Corporation with and into NEXTLINK Communications, Inc., which was filed with the Secretary of State of the State of Delaware on June 16, 2000.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to a Certificate of Correction, which was filed with the Secretary of State of the State of Delaware on July 5, 2000.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to a Certificate of Designation relating to the Corporation’s Series G Cumulative Convertible Participating Preferred Stock, par value $.01 per share, and a Certificate of Designation relating to the Corporation’s Series H Convertible Participating Preferred Stock, par value $.01 per share, which were filed with the Secretary of State of the State of Delaware on July 5, 2000.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to a Certificate of Amendment, pursuant to which the Corporation changed its name to “XO Communications, Inc.,” which was filed with the Secretary of State of the State of Delaware on October 20, 2000 to be effective as of October 25, 2000.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to a Certificate of Amendment, which was filed with the Secretary of State of the State of Delaware on June 5, 2001.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to the Certificate of Merger of Internex Information Services, Inc., Delta Internet Services, Inc. and Anaserve, Inc. with and into the Corporation, which was filed with the Secretary of State of the State of Delaware on June 25, 2001 to be effective as of June 30, 2001.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to the Certificate of Merger of XO Technology Services, Inc. with and into the Corporation, which was filed with the Secretary of State of the State of Delaware on June 25, 2001 to be effective as of June 30, 2001 (the First Amended and Restated Certificate of Incorporation, as so amended to date, the “Current Certificate of Incorporation”).

     The Current Certificate of Incorporation is hereby amended and restated pursuant to [the order of the United States Bankruptcy Court, [District] in [(In re XO Communications, Inc., No. [    ] (_____))], and the Plan of Reorganization confirmed therein in connection with the reorganization of the Corporation under Title 11 of the United States Code and in accordance with Sections 103 and 303 of the Delaware General Corporation Law.] [Sections 242 and Section 245 of the Delaware General Corporation Law and has been duly proposed and adopted by the board of directors of the Corporation and the stockholders of the Corporation, and all specifically affected classes or series of stockholders, in accordance with Sections 242 and Section 245 of the Delaware General Corporation Law. [INSERT DESCRIPTION OF OUT OF COURT TRANSACTION HERE]]

     This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Current Certificate of Incorporation. The text of the Current Certificate of Incorporation is hereby amended and restated in its entirety as follows:

          1.     Name. The name of the corporation is:

                  XO COMMUNICATIONS, INC.

     XO Communications, Inc. is referred to as the “Corporation” hereafter in this Amended and Restated Certificate of Incorporation.

          2.     Purpose. The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

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          3.     Shares.

    (a)  The Corporation shall have authority to issue ________________ (_________) shares of common stock of the Corporation, which shall be divided into three classes, ________________ (_________) shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), ________________ (_________) shares of Class C Common Stock, par value $0.01 par share (the “Class C Common Stock”), and two (2) shares of Class D Common Stock, par value $0.01 per share (the “Class D Common Stock” and together with the Class A Common Stock and the Class C Common Stock, the “Common Stock”). The Corporation shall have authority to issue ________________ (_________) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

    (b)  Shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors and recorded in a Certificate of Designation adopted and filed as required by Section 151 of the General Corporation Law of Delaware prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative participating, option or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

    (c)  Except with regard to the special voting power and conversion rights provided in this paragraph 3, the Class A Common Stock, the Class C Common Stock and the Class D Common Stock shall carry identical characteristics, rights, preferences and limitations, including but not limited to participating equally in any dividends when and as declared by the board of directors of the Corporation (the “Board of Directors”) out of funds lawfully available therefor and in any distribution resulting from a liquidation or distribution of assets, whether voluntary or involuntary, in each case subject to any preferential rights granted to any series of Preferred Stock that may be then outstanding.

    (d)  Holders of all classes of the Common Stock are entitled to vote on all matters that come before the stockholders, including without limitation, election of the directors to the Board of Directors. Subject to the differential voting rights provided in this paragraph 3, holders of the Common Stock shall vote together as a single class on all matters on which holders of the Common Stock are entitled to vote. Each share of the Common Stock shall have one (1) vote on all matters on which holders of the Common Stock are entitled to vote.

    (e)  Each share of the Class C Common Stock may be converted, at any time and from time to time at the option of the holder, into one share of the Class A Common Stock. Such conversion shall be effected by the surrender of the certificate representing the shares of Class C Common Stock to be converted at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary or any Assistant Secretary of the Corporation) in such form and accompanied by all stock transfer tax stamps, if any, as shall be required for such transfer. Upon such surrender, the holder of such

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shares of Class C Common Stock shall be entitled to become, and shall be registered in the stock transfer records maintained by or on behalf of the Corporation as, the holder of the number of shares of the Class A Common Stock into which such shares of Class C Common Stock are convertible, and thereupon there shall be issued and promptly delivered to such holder, at the address of such holder provided to the Corporation at the time of surrender of the certificate or certificates representing the shares of Class C Common Stock so surrendered, a certificate or certificates for such number of shares of the Class A Common Stock into which such shares of Class C Common Stock are convertible.

     (f)  Each share of Class C Common Stock shall automatically be converted, without any further action on behalf of the Corporation, into one share of Class A Common Stock upon the Transfer (or presentment to the Corporation for Transfer in the stock transfer records maintained by or on behalf of the Corporation) of such share of the Class C Common Stock by a Class C Permitted Transferee to a Class C Prohibited Transferee. Such conversion shall be effective automatically upon the Transfer of title to such share of Class C Common Stock from the Class C Permitted Transferee to the Class C Prohibited Transferee, which Transfer of title shall be deemed to occur no later than the presentment of the certificate representing such share of Class C Common Stock to the Corporation for Transfer in the stock transfer records maintained by or on behalf of the Corporation. In addition, each share of the Class C Common Stock shall automatically be converted, without any further action on behalf of the Corporation, into one share of the Class A Common Stock upon any of the following events, which conversion shall be deemed effective immediately upon the occurrence of such event: (i) at such time as Class C Permitted Transferees shall own in the aggregate less than 10% of the total number of outstanding shares of the Common Stock or (ii) the fourth anniversary of the date of the original issuance of the first share or shares of the Class C Common Stock (the “Original Class C Issuance Date”). Promptly upon the conversion of all shares of Class C Common Stock into shares of Class A Common Stock pursuant to the preceding sentence, the Secretary of the Corporation (or such other employee of the Corporation as may be designated by the Secretary or any Assistant Secretary of the Corporation) shall send a notice of such conversion to each holder of shares of Class C Common Stock at the address of such holder as set forth in the stock transfer records maintained by or on behalf of the Corporation. Such notice shall state that all shares of Class C Common Stock have automatically been converted into shares of Class A Common Stock and that such holder shall have the right to surrender the certificate or certificates representing shares of Class C Common Stock held by such holder at the office of the Secretary of the Corporation (or at such additional place or places as may be designated by the Secretary or any Assistant Secretary of the Corporation) in such form and accompanied by all stock transfer tax stamps, if any, as shall be required for such transfer. Upon such surrender, such holder shall be entitled to be registered in the stock transfer records maintained by or on behalf of the Corporation as the holder of the number of shares of the Class A Common Stock into which such shares of Class C Common Stock are convertible, and thereupon there shall be issued and promptly delivered to such holder at the address of such holder set forth above, a certificate or certificates representing such number of shares of the Class A Common Stock into which such shares of Class C Common Stock are convertible.

     (g)  Each share of the Class D Common Stock may be converted, at any time and from time to time at the option of the holder, into one share of the Class A Common Stock. Such

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conversion shall be effected by the surrender of the certificate or certificates representing the shares of Class D Common Stock to be converted at the office of the Secretary of the Corporation (or at such additional place or places as may be designated by the Secretary or any Assistant Secretary of the Corporation) in such form and accompanied by all stock transfer tax stamps, if any, as shall be required for such transfer. Upon such surrender, the holder of such shares of Class D Common Stock shall be entitled to become, and shall be registered in the stock transfer records maintained by or on behalf of the Corporation as, the holder of the number of shares of the Class A Common Stock into which such shares of Class D Common Stock are convertible, and thereupon there shall be issued and promptly delivered to such holder, at the address of such holder provided to the Corporation at the time of surrender of the certificate or certificates representing the shares of Class D Common Stock so surrendered, a certificate or certificates representing such number of shares of Class A Common Stock into which such Class D Common Stock is convertible.

     (h)  Each share of Class D Common Stock will automatically be converted, without any further action on behalf of the Corporation, into one share of the Class A Common Stock simultaneously upon the conversion of all outstanding shares of the Class C Common Stock into the Class A Common Stock in accordance with the terms of subparagraph 3(f), which conversion shall be deemed effective immediately upon the occurrence of such event. Promptly upon the conversion of all shares of Class D Common Stock into shares of Class A Common Stock pursuant to this subparagraph (h), the Secretary of the Corporation (or such other employee of the Corporation as may be designated by the Secretary or any Assistant Secretary of the Corporation) shall send a notice of such conversion to each holder of shares of Class D Common Stock at the address of such holder as set forth in the stock transfer records maintained by or on behalf of the Corporation. Such notice shall state that all shares of Class D Common Stock have automatically been converted into shares of Class A Common Stock and that such holder shall have the right to surrender the certificate or certificates representing the shares of Class D Common Stock held by such holder at the office of the Secretary of the Corporation (or at such additional place or places as may be designated by the Secretary or any Assistant Secretary of the Corporation) in such form and accompanied by all stock transfer tax stamps, if any, as shall be required for such transfer. Upon such surrender, such holder shall be entitled to be registered in the stock transfer records maintained by or on behalf of the Corporation as the holder of the number of shares of the Class A Common Stock into which such shares of Class D Common Stock are convertible, and thereupon there shall be issued and promptly delivered to such holder at the address of such holder as set forth in such stock transfer records a certificate or certificates for such number of shares of the Class A Common Stock into which shares of Class D Common Stock are convertible.

     (i)  At any time at which any shares of the Class C Common Stock or the Class D Common Stock shall remain outstanding, the affirmative vote of the holders of a majority of the outstanding shares of the Class C Common Stock and the holders of a majority of the outstanding shares of the Class D Common Stock, each voting as a separate class, shall be required before the Corporation may enter into any agreement with respect to a Major Event. A “Major Event” shall mean any merger (other than a merger of a wholly-owned Subsidiary of the Corporation with and into the Corporation), consolidation, reorganization or recapitalization of

5

the Corporation or any sale of all or a substantial portion of the assets of the Corporation and its subsidiaries, taken as a whole.

     (j)  If the Corporation in any manner subdivides the outstanding shares of one class of Common Stock into a greater number of shares of such class, the shares of all other classes of Common Stock shall be similarly subdivided, and if the Corporation in any manner combines the outstanding shares of one class of Common Stock into a lesser number of shares of such class, the shares of all other classes of Common Stock shall be similarly combined. Upon any such subdivision or combination, the Corporation shall give notice thereof to each holder of Common Stock at the address of such holder as set forth in the stock transfer records maintained by or on behalf of the Corporation.

     (k)  The Corporation shall not be required to issue or deliver fractional shares of any Common Stock to any holder of Common Stock upon any conversion of Common Stock provided for in this paragraph 3. If more than one share of Common Stock shall be held at the same time by the same holder, the Corporation may aggregate the number of shares of Common Stock that would be issuable upon any such conversion. If there are fractional shares of any Common Stock to be issued to any holder, the Corporation shall, if such fractional shares are not issued to such holder, pay cash in respect of such fractional shares in an amount equal to the Fair Market Value thereof (without interest).

     (l)  If, at any time following the Original Class C Issuance Date but prior to the Board Representation Date, shares of Class C Common Stock are outstanding, the affirmative vote of a majority of the outstanding shares of the Class C Common Stock, voting as a separate class, shall be required before the Corporation or any Subsidiary of the Corporation may:

(i)	acquire, by purchase, merger or otherwise, in one transaction or a series of related transactions, any equity or other ownership interest in, or assets of, any Person in exchange for consideration with a Fair Market Value greater than 20% of the consolidated Net Assets of the Corporation determined in accordance with GAAP;

(ii)	authorize for issuance or issue any equity securities or Equity Derivative Securities in one transaction or a series of related transactions with a Fair Market Value at the time of issuance in excess of $100 million (excluding any Permitted Benefit Plan Issuance);

(iii)	incur Indebtedness in one transaction or a series of related transactions in excess of $100 million in aggregate principal amount (other than intercompany Indebtedness and Indebtedness outstanding as of the Original Class C Issuance Date (and borrowings pursuant to the terms thereof), and any amendment or refinancing of such Indebtedness in a principal amount not exceeding the principal amount so refinanced and on financial and

6

other terms no less favorable to the Corporation than such outstanding Indebtedness);

(iv)	amend this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation (the “Bylaws”);

(v)	issue or agree to issue any Preferred Stock.

    [(m) The Corporation shall not create, designate, authorize or cause to be issued any class or series of nonvoting stock. For purposes of this paragraph 3(m), any class or series of stock that has only such voting rights as are mandated by the Delaware General Corporation Law shall be deemed to be nonvoting subject to the restrictions of this subparagraph 3(m).] [(used if bankruptcy case filed)]

           4.     Bylaws. In furtherance and not in limitation of the powers conferred by statute, except as otherwise provided herein (including as provided in paragraph 3(l)(iv)), the Bylaws may be made, altered, amended or repealed by the stockholders or by a majority of the entire Board of Directors.

           5.     Registered Agent and Office. The name of the initial registered agent of the Corporation and the address of its initial registered office are as follows:

Name	Address

Corporation Service Company	1013 Centre Road

Wilmington, DE 19805

           8.     Directors.

           (a)    The number of directors of the Corporation shall be determined in the manner specified by the Bylaws and may be increased or decreased from time to time in the manner provided therein.

           (b)    There is hereby established a five member committee (the “Executive Committee”) consisting of, prior to the Board Representation Date, three Forstmann Little Designees so long as Forstmann Little Beneficially Owns shares of Common Stock representing 15% or more of the outstanding shares of Common Stock or two Forstmann Little Designees so long as the Forstmann Little Beneficially Owns shares of Common Stock representing at least 10% of the outstanding shares of Common Stock but less than 15% of the outstanding shares of Common Stock, and, prior to the Board Representation Date, one Telmex Independent Designee (to the extent a Telmex Independent Designee has been designated pursuant to Section 2.2(a) of the Stockholders Agreement) so long as Telmex Beneficially Owns shares of Common Stock representing at least 10% of the outstanding shares of Common Stock. After the Board Representation Date, the Executive Committee shall include two Director designees of each Investor so long as such Investor Beneficially Owns shares of Common Stock representing 15% or more of the outstanding shares of Common Stock or one Director designee of each Investor so long as such Investor Beneficially Owns shares of Common Stock representing at least 10% of

7

the outstanding shares of Common Stock but less than 15% of the outstanding shares of Common Stock. The Chief Executive Officer of the Corporation shall be a member of the Executive Committee. The Board of Directors shall appoint the Executive Committee annually on a basis consistent with the foregoing. The initial Executive Committee shall consist of the Chief Executive Officer of the Corporation, three Forstmann Little Designees and one Telmex Independent Designee. The Executive Committee, together with the Board of Directors, shall, pursuant to Section 141(a) of the Delaware General Corporation Law (the “DGCL”), exercise the powers and duties conferred and imposed upon the Board of Directors by the DGCL as provided for herein.

           The Corporation shall not, directly or indirectly, and shall not permit any of its Subsidiaries to, directly or indirectly, take any of the following actions (except to the extent any such action is specifically authorized under the Stockholders Agreement (to the extent it is in effect), the Stock Purchase Agreement or the Registration Rights Agreement) without the approval of (x) prior to the Board Representation Date, at least three-fifths of the members of the Executive Committee, or (y) at and after the Board Representation Date, at least two-thirds of the members of the Executive Committee:

           (i)  adopt a new Business Plan, materially modify the Business Plan or take any action that would constitute a material deviation from the Business Plan;

           (ii)  approve or recommend a Major Event;

           (iii)  acquire, by purchase, merger or otherwise, in one transaction or a series of related transactions, any equity or other ownership interest in, or assets of, any Person in exchange for consideration with a Fair Market Value greater than $100 million;

           (iv)  authorize for issuance or issue any equity securities or Equity Derivative Securities in one transaction or a series of related transactions with a Fair Market Value at the time of issuance in excess of $100 million (excluding any Permitted Benefit Plan Issuance);

           (v)  purchase, redeem, prepay, acquire or retire for value any shares of its capital stock or securities exercisable for or convertible into shares of its capital stock other than as required by the terms of such capital stock or securities;

           (vi)  declare, incur any liability to declare, or pay any dividends, or make any distributions in respect of, any shares of its capital stock other than as required under the terms of such capital stock;

           (vii)  redeem, retire, defease, offer to purchase or change any material term, condition or covenant in respect of outstanding long-term Indebtedness other than as required under the terms of such Indebtedness;

           (viii)  incur Indebtedness in one transaction or a series of related transactions in excess of $100 million in aggregate principal amount (other than intercompany Indebtedness and Indebtedness outstanding as of the Closing Date (and borrowing pursuant to the terms thereof), and any amendment or refinancing of such Indebtedness in a principal amount not exceeding the

8

principal amount so refinanced and on financial and other terms no less favorable to the Company then such outstanding Indebtedness);

           (ix)  make any material change in its accounting principles or practices (other than as required by GAAP or recommended by the Corporation’s outside auditors), or remove the Corporation’s outside auditors or appoint new auditors; or

           (x)  appoint, or terminate or modify the terms of the employment of, any member of the Corporation’s senior management as set forth on Annex E to the Stockholders Agreement, and any of their successors or replacements, and any other persons of a similar level of authority and responsibility in the organizational structure who are appointed after the Closing Date.

           Notwithstanding the foregoing, if any of the matters referred to in this paragraph 8(b) are proposed to but not approved by the requisite three-fifths majority (or, at and after the Board Representation Date, the requisite two-thirds majority) of the Executive Committee, then the Investor Designees on the Executive Committee shall attempt in good faith to resolve any objections any such Investor Designee may have to the proposal and, if the Investor Designees on the Executive Committee are unable to resolve in good faith the disagreement within 30 days after the Executive Committee meeting at which the matter was not approved, any member of the Executive Committee shall be entitled to present such issue to the Board of Directors where the issue may be adopted or rejected by a majority vote of the Board of Directors.

           The Executive Committee shall have such other powers and perform such other duties as may from time to time be assigned to it by the Board of Directors.

           (c)  Except as otherwise expressly provided herein, the Corporation shall be managed by and under the direction of the Board of Directors. During such time as Forstmann Little Beneficially Owns shares of Common Stock representing at least 10% of the outstanding shares of Common Stock, the Board of Directors may not take any action unless a quorum consisting of at least one Forstmann Little Designee is present and during such time as Telmex Beneficially Owns shares of Common Stock representing at least 10% of the outstanding shares of Common Stock, the Board of Directors may not take any action unless a quorum consisting of at least one Telmex Designee (which, prior to the Board Representation Date, shall be a Telmex Independent Designee, to the extent a Telmex Independent Designee has been designated pursuant to Section 2.2(a) of the Stockholders Agreement) is present. So long as (i) an Investor Beneficially Owns shares of Class A Common Stock representing at least 20% of the outstanding shares of Common Stock and (ii) no Major Event or Acquisition has occurred, the approval of at least one Director nominated or appointed by such Investor pursuant to the Stockholders Agreement shall be required before the Corporation may take any of the following actions:

           (i)  amend, alter or repeal the Certificate of Incorporation or Bylaws, or any part thereof, or any amend, alter or repeal any constituent instruments of any Corporation Subsidiary, or any part thereof;

           (ii)  enter into any transaction with any Affiliate (other than a wholly owned Subsidiary of the Corporation), officer, director or stockholder of the Corporation, except for

9

compensation and benefits paid to Directors and Officers in the ordinary course of business and other than those entered into concurrently with or prior to the Closing Date;

           (iii)  file any voluntary petition for bankruptcy or for receivership (including a voluntary petition for the liquidation, dissolution or winding up of the Corporation or any of its Subsidiaries other than a liquidation of a Subsidiary in which all the assets of the liquidating Subsidiary are distributed to the Corporation or another Subsidiary of the Corporation) or make any assignment for the benefit of creditors;

           (iv)  adopt any stockholder rights plan or other anti-takeover provisions in any document or instrument; or

           (v)   issue or agree to issue any Preferred Stock of the Company.

           9.    Indemnification.

           (a)  The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees and costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action proceeding, had reasonable cause to believe that his or her conduct was unlawful.

           (b)  Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this paragraph 9.

           (c)  The indemnification and other rights set forth in this paragraph 9 shall not be exclusive of any provisions with respect thereto in the Bylaws or any other contract or

10

agreement between the Corporation and any officer, director, employee or agent of the Corporation.

           (d)  Neither the amendment nor repeal of this paragraph 9, subparagraph (a), (b) or (c), nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this paragraph 9, subparagraph (a), (b) or (c), shall eliminate or reduce the effect of this paragraph 9, subparagraphs (a), (b) and (c), in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this paragraph 9, subparagraph (a), (b) or (c), if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

           10.  Limitation of Director Liability. A director shall have no liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the director’s duty of loyalty to the Corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law by the director, conduct violating Section 174 of the General Corporation Law of Delaware, or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the General Corporation Law of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this paragraph 10 shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification. All references in this paragraph to a director shall also be deemed to refer to any person who, pursuant to the provisions of this Certificate of Incorporation, in accordance with Section 141(a) of the DGCL, exercises or performs any of the powers or duties otherwise conferred or imposed upon the Board of Directors by the DGCL.

           11.  Business Combinations with Interested Stockholders. The Corporation hereby elects not to be governed by Section 203 of the Delaware General Corporation Law.

           12.  Definitions. Any document referred to herein shall be provided to any stockholder upon request without charge. For purposes of this Certificate of Incorporation, the following capitalized terms shall have the following meanings:

     “Acquisition” shall mean the acquisition by any “person” or any “group” (as such terms are used for purposes of Rules 13d-1 and 13d-5 under the Exchange Act) of more than 50% of the total number of outstanding shares of Common Stock.

     “Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” having meanings correlative to the foregoing.

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     “Beneficial Ownership” shall have the meaning ascribed to such term in Rules 13d-3 and 13d-5 under the Exchange Act, except that, solely for the purpose of determining “Beneficial Ownership,” (i) a Person shall be deemed to have “Beneficial Ownership” of all shares of Common Stock that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, and (ii) “Beneficial Ownership” shall be determined without regard to any disclaimer of beneficial ownership and without regard to the fact that one or more classes of the Common Stock is not registered under the Exchange Act; provided, however, that an Investor shall be deemed to Beneficially Own shares of Class A Common Stock only at such time, and to the extent, that it has record ownership of shares of Class A Common Stock and shall not be deemed to Beneficially Own shares of Class A Common Stock by virtue of its ownership of shares of Class C Common Stock or Class D Common Stock or any other option, warrant or security exercisable for or convertible into shares of Class A Common Stock. Correlative meanings shall also be ascribed to the terms “Beneficially Own” and “Beneficial Owner”.

     “Board Representation Date” means the earlier of (i) the first date on which the Board of Directors has received written notice from Telmex that Telmex desires to designate Directors to the Board pursuant to the Stockholders Agreement, and Telmex has determined in good faith, after consultation with its legal counsel, which counsel shall be an outside law firm of national reputation, that one or more directors, officers or employees of Telmex or a Subsidiary of Telmex can become Directors without violating Section 8 of the Clayton Antitrust Act of 1914, as amended, and (ii) the first date upon which any director, officer or employee of Telmex or a Subsidiary of Telmex is elected or appointed as a Director.

     “Business Plan” shall mean the business plan of the Corporation, as approved by each of the Investors prior to the Closing Date, and as the same may be amended from time to time in accordance with the Stockholders Agreement.

     “Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

     “Class C Permitted Transferee” means Telmex or one of its Subsidiaries.

     “Class C Prohibited Transferee” means any Person other than a Class C Permitted Transferee.

     “Closing Date” shall mean the date on which the closing under the Stock Purchase Agreement occurs.

     “Encumbrance” means, with respect to any Person, any mortgage, lien, pledge, charge, claim, option, proxy, voting trust, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

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     “Equity Derivative Securities” means any and all equity and debt securities (or any hybrid or combination thereof) convertible into or exchangeable or exercisable for, or which otherwise give the holder thereof the right to acquire, any equity securities of the Corporation.

     “Exchange Act” shall mean the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

     “Fair Market Value” means (i) in the case of cash, the amount thereof, (ii) in the case of capital stock that has been publicly traded for a period of at least 12 months, the Market Value thereof, and (iii) in the case of other assets or securities, the fair market value thereof as determined in good faith by the Board of Directors (which determination shall be conclusive and binding on all stockholders).

     “Forstmann Little” shall mean, collectively, Forstmann Little & Co. Equity Partnership-VII, L.P. and Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VIII, L.P.

     “Forstmann Little Designee” or “Forstmann Little Designees” shall mean a Director, or the Directors, nominated or appointed by Forstmann Little pursuant to the Stockholders Agreement (other than Telmex Independent Designees).

     “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), that are applicable to the circumstances as of the date of determination.

     “Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing (whether by reason of being a general partner of a partnership or otherwise) any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such indebtedness or obligation or any property constituting security therefor; (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation; (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof. In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

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     “Indebtedness” means, with respect to any Person, at any time, without duplication, (a) its liabilities for borrowed money; (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases; (d) all liabilities for borrowed money secured by any Encumbrance with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); (f) Swaps of such Person; and (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

     “Investor Designees” shall mean the Forstmann Little Designees and Telmex Designees.

     “Market Value” means, as of any date of determination, (i) with respect to shares of any class or series of capital stock traded (1) on the New York Stock Exchange (the “NYSE”) or another national stock exchange or quoted on The National Market System of the Nasdaq Stock Market (“Nasdaq NMS”), the average of the reported closing bid and asked prices regular way of a share of such class or series for the 30 trading days immediately preceding such date of determination (the “Relevant Trading Period”), as reported, (x) in the case of the NYSE, on the NYSE composite tape, and (y) in the case of any other national securities exchange or Nasdaq NMS, publicly by such exchange or Nasdaq NMS, or (2) solely or primarily in the over-the-counter market, the average of the bid and asked prices of a share of such class or series in the over-the-counter market during the Relevant Trading Period as furnished by any NYSE member firm selected from time to time by the Corporation or (ii) with respect to any class or series of capital stock not traded or quoted on the NYSE, any other national stock exchange or Nasdaq NMS or in the over-the-counter market, the fair market value of a share of such class or series as determined in good faith by the Board of Directors (which determination shall be conclusive and binding on all stockholders).

     “Net Assets” means, with respect to any Person, the total assets of such Person minus the total liabilities of such Person, each as reflected on the balance sheet of such Person for the most recently-ended fiscal quarter.

     “Permitted Benefit Plan Issuance” means any issuance of equity securities or Equity Derivative Securities to directors, officers, employees in the ordinary course of business pursuant to an employee stock purchase plan, employee stock option plan or other similar compensation plan approved by the compensation committee of the Board of Directors or the Board of Directors.

     “Person” means any individual, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

     “Preferred Stock” shall have the meaning set forth in paragraph 3(a) herein.

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     “Registration Rights Agreement” shall mean the Registration Rights Agreement dated as of      , 2002 among the Investors and the Corporation.

     “Stockholders Agreement” shall mean the Stockholders Agreement, dated as of      , 2002, and as amended from time to time, by and among Forstmann Little, [Telmex] (Telmex and Forstmann Little sometimes being herein collectively referred to as the “Investors” and individually as an “Investor”), and the Corporation.

     “Stock Purchase Agreement” shall mean the Stock Purchase Agreement, dated January 15, 2002, by and among each of the Investors and the Corporation.

     “Swaps” means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency.

     “Subsidiary” means, with respect to any Person, (i) a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof. Unless the context otherwise requires, any reference to a Subsidiary is to a Subsidiary of the Corporation.

     “Telmex” means Teléfonos de México, S.A. de C.V.

     “Telmex Designee” or “Telmex Designees” shall mean a Director, or the Directors, appointed or nominated by Telmex pursuant to the Stockholders Agreement (including the Telmex Independent Designees).

     “Telmex Independent Designees” means those individuals nominated by Telmex in accordance with the Stockholders Agreement, who are independent of, and not affiliated with, either Telmex or the Corporation.

     “Transfer” means, directly or indirectly, the sale, assignment, conveyance, transfer or other disposition of, or pledge or other encumbrance of, a security or interest, whether resulting from a contractual obligation of the holder, by operation of law, by gift or for any other reason.

     IN WITNESS WHEREOF, said Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Senior Vice President and Secretary this      th day of      , 2002.

     (436036.8)

Gary D. Begeman

Senior Vice President and Secretary

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Exhibit E

RESTATED
BYLAWS
OF
XO COMMUNICATIONS, INC.

          These Bylaws are intended to conform to the mandatory requirements of the General Corporation Law of Delaware (the “Act”). Any ambiguity arising between these Bylaws and the discretionary provisions of the Act shall be resolved in favor of the application of the Act.

ARTICLE I.

STOCKHOLDERS

     Section 1. Place.

          Stockholders meetings shall be held at the registered office of the Corporation unless a different place shall be designated by the Board of Directors.

     Section 2. Annual Meeting.

          The annual meeting of the Stockholders shall be held on the date and time designated by the Board of Directors. The meeting shall be held for the purpose of electing Directors and for the transaction of such other business as may come before the meeting, whether stated in the notice of meeting or not, except as otherwise expressly stated in the Certificate of Incorporation. If the election of Directors shall not be held on the day designated herein, the Board of Directors shall cause the election to be held at a special meeting of the Stockholders on the next convenient day.

     Section 3. Special Meetings.

          Special meetings of the Stockholders may be called by the President or the Board of Directors for any purpose at any time, and shall be called by the President at the request of the holders of shares entitled to cast at least 25% of votes eligible to be cast. Special meetings shall be held at such place or places within or without the state of Delaware as shall be designated by the Board of Directors and stated in the notice of such meeting. At a special meeting no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.

     Section 4. Notice.

          Written or printed notice stating the place, hour and day of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the President, the Secretary, or the officer or persons calling the meeting to each Stockholder of record entitled to vote at such meeting, or for such other notice period as may be required by the Act. Such notice and the effective date thereof shall be determined as provided in the Act.

     Section 5. Quorum.

          A majority of votes entitled to be cast by the shares issued, outstanding and entitled to vote upon the subject matter at the time of the meeting, represented in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of the Stockholders, unless the representation of a larger number of shares shall be required by law, by the Certificate of Incorporation or by these Bylaws, in which case the representation of the number of shares so required shall constitute a quorum; provided that at any meeting of the Stockholders at which the holders of any class of stock of the Corporation shall be entitled to vote separately as a class, the holders of a majority in number of the total outstanding shares of such class, present in person or by proxy, shall constitute a quorum for purposes of such class vote unless the representation of a larger number of shares of such class shall be required by law, the Certificate of Incorporation or by these Bylaws.

     Section 6. Adjourned Meetings.

          If there is no quorum present at any annual or special meeting the Stockholders present may adjourn to such time and place as may be decided upon by the holders of the majority of the shares present, in person or by proxy; provided, that if the holders of any class of stock of the Corporation are entitled to vote separately as a class upon any matter at such meeting, any adjournment of the meeting in respect of action by such class upon such matter shall be determined by the holders of a majority of the shares of such class present in person or by proxy and entitled to vote at such meeting. When a meeting is adjourned to another time or place, notice of such adjournment shall be given in accordance with Section 4 of this Article, but if a quorum is present, adjournment may be taken from day to day or to such time and place as may be decided and announced by the Stockholders holding a majority of the shares present in person or by proxy, and subject to the requirements of the Act, no notice of such adjournment need be given; provided, that, any adjournment of a meeting in respect of action by holders of any class of stock of the Corporation that are entitled to vote separately as a class upon any matter at such meeting, may be taken from day to day or to such time and place as may be decided and announced by the holders of a majority of the shares of such class present in person or by proxy and entitled to vote at such meeting. At any such adjourned meeting at which a quorum is present, any business may be transacted which could have been transacted at the meeting originally called.

     Section 7. Voting.

          Each Stockholder entitled to vote on the subject matter shall be entitled to that number of votes provided in the Certificate of Incorporation for each share of stock standing in the name of the Stockholder on the books of the Corporation at the time of the closing of the transfer books for said meeting, whether represented and present in person or by proxy. Except as otherwise provided in the Certificate of Incorporation, these Bylaws or by law, Directors shall be elected by a plurality of the votes cast at a meeting of Stockholders by the Stockholders entitled to vote in the election and, whenever any corporate action, other than the election of Directors is to be taken, it shall be authorized by the affirmative vote of the holders of a majority

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of the shares of each class represented at the meeting and entitled to vote thereon. The Stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Stockholders to leave less than a quorum.

          The Secretary shall prepare and make, at least ten days before every election of Directors, a complete list of the Stockholders entitled to vote, arranged in alphabetical order and showing the address of each Stockholder and the number of shares of each Stockholder. Such list shall be open at the offices of the Corporation for said ten days, to the examination of any Stockholder, and shall be produced and kept at the time and place of election during the whole time thereof, and subject to the inspection of any Stockholder who may be present.

     Section 8. Proxies.

          At all meetings of Stockholders, a Stockholder may vote in person or by proxy executed in writing by the Stockholder or by his duly authorized attorney in fact. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

     Section 9. Record Date.

          The Board of Directors is authorized to fix in advance a date not exceeding sixty days nor less than ten days preceding the date of any meeting of the Stockholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining the consent of Stockholders for any purposes, as a record date for the determination of the Stockholders entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, and, in such case, such Stockholders and only such Stockholders as shall be Stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation, after such record date fixed pursuant to this Section.

     Section 10. Conduct of Meetings.

          The Chairman of the Board of Directors or, in his absence the Chief Executive Officer, President, or the Vice President designated by the Chairman of the Board, shall preside at all regular or special meetings of Stockholders. To the maximum extent permitted by law, such presiding person shall have the power to set procedural rules, including but not limited to rules respecting the time allotted to Stockholders to speak, governing all aspects of the conduct of such meetings.

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ARTICLE II.

DIRECTORS

     Section 1. In General.

          The business and affairs of the Corporation shall be managed by a Board of Directors which, prior to the Board Representation Date, shall consist of twelve (12) Directors. At and after the Board Representation Date, the Board of Directors shall consist of such greater number of Directors as may be fixed from time to time by resolution of the Board of Directors, consistent with the Stockholders Agreement (to the extent it is in effect). The initial members of the Board of Directors shall be appointed in accordance with the Stockholders Agreement and shall, subject to the Stockholders Agreement (to the extent it is in effect), hold office until the first annual meeting of the Stockholders and his or her successor shall have been duly elected and qualified (or until his or her earlier death, resignation or removal). Thereafter, Directors shall be appointed or nominated in accordance with the Stockholders Agreement (to the extent it is in effect) and the term of such Directors shall begin upon each Director’s election by the Stockholders as provided in Article I, Section 7 above, and shall continue until his or her successor shall have been elected and qualified (or until his or her earlier death, resignation or removal).

     Section 2. Powers.

          The corporate powers, business, property and interests of the Corporation shall be exercised, conducted and controlled by the Board of Directors, which shall have all power necessary to conduct, manage and control its affairs, and to make such rules and regulations as it may deem necessary as provided by the Act; to appoint and remove all officers, agents and employees; to prescribe their duties and fix their compensation; to call special meetings of Stockholders whenever it is deemed necessary by the Board, to incur indebtedness and to give securities, notes and mortgages for same, all in a manner consistent with the Certificate of Incorporation and the Stockholders Agreement (to the extent it is in effect). It shall be the duty of the Board to cause a complete record to be kept of all the minutes, acts, and proceedings of its meetings.

     Section 3. Vacancies.

          Subject to the terms of the Stockholders Agreement (to the extent it is in effect), upon a vacancy on the Board of Directors occurring as a result of the death, resignation or removal of any Director, the Board of Directors shall, by the affirmative vote of a majority of the remaining Directors, appoint or nominate a person to fill such vacancy. Any Director appointed (or nominated and elected) to replace another Director shall serve for the remainder of the term of the Director being replaced, subject to earlier death, resignation or removal or until his successor shall have been duly elected and qualified.

          The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bylaws as the quorum necessary for the transaction of business at meetings of the Board, the continuing Directors or Director may act

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only for the purpose of (i) filling such vacancy in accordance with the terms of these Bylaws and the Stockholders Agreement (to the extent it is in effect); or (ii) preserving the assets of the Corporation.

          In the event that at any time during the term of the Stockholders Agreement there exist vacancies on the Board due to the death, resignation or removal of a Forstmann Little Designee or a Telmex Designee, each of the Investors agrees to use its best efforts to designate successors to fill any such vacancies as promptly as practicable, but in no event later than the 30th day following such vacancy (the period from the first date of such vacancy until the earlier to occur of the filling of such vacancy or the 30th day thereafter, the “Vacancy Period”); provided, however, that if such vacancy is not filled during such 30-day period, the Investor that has the right to fill such vacancy may do so at any time following such 30-day period. During the Vacancy Period, no action (except for such Board actions as are required to fill such vacancy in accordance with the terms of the Stockholders Agreement (to the extent it is in effect)) may be taken by the Board until such vacancy is filled or this requirement is waived by the Investor that has the right to fill such vacancy.

     Section 4. Annual Meeting.

          There shall be an annual meeting of the Board of Directors which shall be held at such time and at such place as shall be determined by the Board of Directors.

     Section 5. Special Meeting.

          Special meetings may be called from time to time by the President or any one of the Directors. Any business may be transacted at any special meeting.

     Section 6. Quorum.

          A majority of the Directors shall constitute a quorum. As long as the Certificate of Incorporation so requires, a quorum of the Board of Directors shall include at least one Forstmann Little Designee and one Telmex Designee (which, prior to the Board Representation Date, shall be a Telmex Independent Designee, to the extent a Telmex Independent Designee has been appointed pursuant to Section 2.2(a) of the Stockholders Agreement). The act of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. If less than a quorum is present at a meeting, a majority of the Directors present may adjourn the meeting from time to time without further notice, other than announcement at the meeting, until a quorum shall be present. Interested Directors may be counted for quorum purposes.

     Section 7. Notice and Place of Meetings.

          Notice of all Directors’ meetings shall be given in accordance with the Act. No notice need be given of any annual meeting of the Board of Directors. One day prior notice shall be given for all special meetings of the Board, but the purpose of special meetings need not be stated in the notice.

          Meetings of the Board of Directors may be held at the principal office of the

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corporation, or at such other place as shall be stated in the notice of such meeting. Members of the Board of Directors, or any committee designated by the Board of Directors, shall, except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, have the power to participate in a meeting of the Board of Directors, or any committee, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at this meeting.

     Section 8. Compensation.

          By resolution of the Board of Directors, each Director may either be (i) reimbursed for his reasonable out-of-pocket expenses, if any, in connection with performing his or her duties, including without limitation the reasonable out-of-pocket expenses incurred by such person attending meetings of the Board or any committee thereof or meetings of any board of Directors or other similar managing body (and any committee thereof) of any Subsidiary of the Corporation or (ii) paid a fixed fee for attending each meeting of the Board of Directors, or both. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

     Section 9. Removal or Resignation of Directors.

          Any Director may resign by delivering written notice of the resignation to the Board of Directors or an officer of the Corporation. All or any number of the Directors may be removed, with or without cause, at a meeting expressly called for that purpose by a vote of the holders of the majority of the shares then entitled to vote at an election of Directors. Except as set forth in the preceding sentence, during the term of the Stockholders Agreement no Forstmann Little Designee may be removed from office except by Forstmann Little and no Telmex Designee may be removed from office except by Telmex. Forstmann Little shall have the right to remove any Forstmann Little Designee and Telmex shall have the right to remove any Telmex Designee, in each case, with or without cause, at any time.

     Section 10. Presumption of Assent.

          A Director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken, unless his dissent shall be manifested in the manner required by the Act. Such right to dissent shall not apply to a Director who voted in favor of such action.

     Section 11. Committees.

          The Board of Directors shall annually, during the term of the Stockholders Agreement, appoint an Executive Committee in accordance with the Certificate of Incorporation. Other committees of two or more Directors, may be appointed by the Board of Directors, which committees shall hold office for such time and have such powers and perform such duties as may from time to time be assigned to them by the Board of Directors. The Board of Directors shall annually, during the term of the Stockholders Agreement, appoint an Audit and a Compensation Committee. Subject to the Stockholders Agreement (to the extent it is in effect), the federal securities laws, and the rules and regulations of the Securities and Exchange Commission and

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any stock exchange or quotation system on which the Common Stock is quoted or listed, so long as an Investor Beneficially Owns shares of Common Stock representing at least 10% of the outstanding shares of Common Stock, at least one of the Director designees of such Investor (which, as to Telmex, prior to the Board Representation Date, shall be a Telmex Independent Designee, to the extent a Telmex Independent Designee has been designated pursuant to Section 2.2(a) of the Stockholders Agreement) shall be entitled to sit on each committee of the Board and the Corporation shall cause such designee to be appointed to each of the committees of the Board as may be requested at any time or from time to time by Forstmann Little or Telmex, as the case may be.

          Subject to the terms of the Certificate of Incorporation and the Stockholders Agreement (to the extent it is in effect), any member of a committee may be removed at any time, with or without cause, by a resolution of a majority of the whole Board of Directors. Any vacancy in the Executive Committee may be filled, subject to the terms of the Certificate of Incorporation and the Stockholders Agreement (to the extent it is in effect), from among the Directors by a resolution of a majority of the whole Board of Directors.

ARTICLE III.

OFFICERS AND AGENTS – GENERAL PROVISIONS

     Section 1. Number, Election and Term.

          Officers of the Corporation shall be a Chief Executive Officer, President, Secretary, and Treasurer. Officers shall be elected by the Board of Directors at its first meeting, and at each regular annual meeting of the Board of Directors thereafter. Each officer shall hold office until the next succeeding annual meeting of the Directors and until his successor shall be elected and qualified. Any one person may hold more than one office if it is deemed advisable by the Board of Directors.

     Section 2. Additional Officers and Agents.

          The Board of Directors may appoint and create such other officers and agents as may be deemed advisable and prescribe their duties.

     Section 3. Resignation or Removal.

          Any officer or agent of the Corporation may resign from such position by delivering written notice of the resignation to the Board of Directors, but such resignation shall be without prejudice to the contract rights, if any, of the Corporation. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

     Section 4. Vacancies.

          Vacancies in any office caused by any reason shall be filled by the Board of

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Directors at any meeting by selecting a suitable and qualified person to act during the unexpired term.

     Section 5. Salaries.

          The salaries of all the officers, agents and other employees of the Corporation shall be fixed by the Board of Directors and may be changed from time to time by the Board, and no officer shall be prevented from receiving such salary by reason of the fact that he or she is also a Director of the Corporation. All Directors, including interested Directors, are specifically authorized to participate in the voting of such compensation irrespective of their interest.

ARTICLE IV.

DUTIES OF THE OFFICERS

     Section 1. Chairman of the Board.

          The Chairman of the Board, if any, shall be a member of the Board of Directors and, subject to Sections 2 and 3 of this Article IV, shall preside at all meetings of the Stockholders and Directors; perform all duties required by the Bylaws of the Corporation, and as may be assigned from time to time by the Board of Directors; and shall make such reports to the Board of Directors and Stockholders as may be required.

     Section 2. Chief Executive Officer.

          The Chief Executive Officer, if any, shall have general charge and control of the affairs of the Corporation subject to the direction of the Board of Directors; sign as President all certificates of stock of the Corporation; perform all duties required by the Bylaws of the Corporation, and as may be assigned from time to time by the Board of Directors; and shall make such reports to the Board of Directors and Stockholders as may be required. In addition, if no Chairman of the Board is elected by the Board or if the Chairman is unavailable, the Chief Executive Officer shall perform all the duties required of such officer by these Bylaws.

     Section 3. President.

          The President shall, if no Chief Executive Officer shall have been appointed or if the Chief Executive Officer is unavailable, perform all of the duties of the Chief Executive Officer. If a Chief Executive Officer shall have been appointed, the President shall perform such duties as shall be assigned by the Board of Directors, and in the case of absence, death or disability of the Chief Executive Officer, shall perform and be vested with all of the duties and powers of the Chief Executive Officer, until the Chief Executive Officer shall have resumed such duties or the Chief Executive Officer’s successor shall have been appointed.

     Section 4. Vice President.

          The Vice President, or any of them, shall perform such duties as shall be assigned by the Board of Directors, and in the case of absence, disability or death of the President, the Vice President shall perform and be vested with all the duties and powers of the President, until

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the President shall have resumed such duties or the President’s successor is elected. In the event there is more than one Vice President, the Board of Directors may designate one or more of the Vice Presidents as Executive Vice Presidents, who, in the event of the absence, disability or death of the President shall perform such duties as shall be assigned by the Board of Directors.

     Section 5. Secretary.

          The Secretary shall keep a record of the proceedings at the meetings of the Stockholders and the Board of Directors and shall give notice as required in these Bylaws of all such meetings; have custody of all the books, records and papers of the Corporation, except such as shall be in charge of the Treasurer or some other person authorized to have custody or possession thereof by the Board of Directors; sign all Certificates of Stock of the Corporation; from time to time make such reports to the officers, Board of Directors and Stockholders as may be required and shall perform such other duties as the Board of Directors may from time to time delegate. In addition, if no Treasurer is elected by the Board, the Secretary shall perform all the duties required of the office of Treasurer by the Act and these Bylaws.

     Section 6. Treasurer.

          Treasurer shall keep accounts of all monies of the Corporation received or disbursed; from time to time make such reports to the officers, Board of Directors and Stockholders as may be required, perform such other duties as the Board of Directors may from time to time delegate.

     Section 7. Assistant Secretary.

          The Assistant Secretary, if any, shall assist the Secretary in all duties of the office of Secretary. In the case of absence, disability or death of the Secretary, the Assistant Secretary shall perform and be vested with all the duties and powers of the Secretary, until the Secretary shall have resumed such duties or the Secretary’s successor is elected.

     Section 8. Assistant Treasurer.

          The Assistant Treasurer, if any, shall assist the Treasurer in all duties of the office of Treasurer. In the case of absence, disability or death of the Treasurer, the Assistant Treasurer shall perform and be vested with all the duties and powers of the Secretary, until the Treasurer shall have resumed such duties or the Treasurer’s successor is elected.

ARTICLE V.

STOCK

     Section 1. Certificates.

          The shares of stock of the Corporation shall be evidenced by an entry in the stock transfer records of the Corporation, and may be represented by stock certificates in a form adopted by the Board of Directors and every person who shall become a Stockholder shall be entitled, upon request, to a certificate of stock. All certificates shall be consecutively numbered

9

by class. Certificates, if any, shall be signed by the Chairman of the Board of Directors, the President or one of the Vice Presidents, and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, provided, however, that where such certificates are signed by a transfer agent or an assistant transfer agent or by a transfer clerk acting on behalf of the Corporation and a registrar, the signature of any such officer may be facsimile. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restriction of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the Act, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each Stockholder who so requests the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

     Section 2. Transfer of Certificates.

          Any certificates of stock transferred by endorsement shall be surrendered, canceled and new certificates issued to the purchaser or assignee.

     Section 3. Transfer of Shares.

          Shares of stock shall be transferred only on the books of the Corporation by the holder thereof, in person or by his attorney, and no transfers of certificates of stock shall be binding upon the Corporation unless made in accordance with the Stockholders Agreement, if applicable, and until the terms of this Section and, with respect to certificated shares, the terms of Section 2 of this Article are met to the satisfaction of the Secretary of the Corporation.

          The Board of Directors may make other and further rules and regulations concerning the transfer and registration of shares of the Corporation, and may appoint a transfer agent or registrar or both and may require all certificates of stock to bear the signature of either or both.

          The stock ledgers of the Corporation, containing the names and addresses of the Stockholders and the number of shares held by them respectively, shall be kept at the principal offices of the Corporation or at the offices of the transfer agent of the Corporation.

     Section 4. Lost Certificates.

          In the case of loss, mutilation or destruction of a certificate of stock, a duplicate certificate may be issued upon such terms as the Board of Directors shall prescribe.

     Section 5. Dividends.

          The Board of Directors may from time to time declare, and the Corporation may then pay, dividends on its outstanding shares in the manner and upon the terms and conditions

10

provided by the Act and in its Certificate of Incorporation. Section 6. Working Capital.

          Before the payment of any dividends or the making of any distributions of the net profits, the Board of Directors may set aside out of the net profits of the Corporation such sum or sums as in their discretion they think proper, as a working capital or as a reserve fund to meet contingencies. The Board of Directors may increase, diminish or vary the capital of such reserve fund in their discretion.

ARTICLE VI.

SEAL

          There shall be no corporate seal.

ARTICLE VII.

WAIVER OF NOTICE

          Whenever any notice is required to be given to any Stockholder or Director of the Corporation, a waiver signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be equivalent to the giving of such notice.

ARTICLE VIII.

ACTION BY STOCKHOLDERS OR DIRECTORS
WITHOUT A MEETING

          Any action required to be taken at a meeting of the Stockholders of the Corporation, or any other action which may be taken at a meeting of the Stockholders, may be taken without a meeting, if a consent in writing setting forth the actions so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted with respect to the subject matter thereof. Such consent shall have the same effect and force as a vote of said Stockholders.

          Any action required to be taken at a meeting of the Board of Directors of the Corporation, or any other action which may be taken at a meeting of the Board of Directors, or any committee thereof, may be taken without a meeting if a consent in writing setting forth the actions so taken shall be signed by all of the members of the Board of Directors or committee, as the case may be. Such consent shall have the same effect and force as a unanimous vote of said Directors or committee.

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ARTICLE IX.

MISCELLANEOUS

     Section 1. Fiscal Year.

          The fiscal year of the Corporation shall be fixed, and may be changed, by resolution of the Board of Directors.

     Section 2. Notices.

          Except as otherwise expressly provided, any notice required by these Bylaws to be given shall be sufficient if given as provided in the General Corporation Law of Delaware.

     Section 3. Waiver of Notice.

          Any Stockholder or Director may at any time, by writing or by fax, waive any notice required to be given under these Bylaws, and if any Stockholder or Director shall be present at any meeting his presence shall constitute a waiver of such notice.

     Section 4. Voting Stock of Other Corporations.

          Except as otherwise ordered by the Board of Directors, the Chairman of the Board, Chief Executive Officer, President, Secretary or Treasurer, or any Vice President, Assistant Secretary or Assistant Treasurer, shall have full power and authority on behalf of the Corporation to attend and to act and to vote at any meeting of the Stockholders of any corporation of which the Corporation is a stockholder and to execute a proxy to any other person to represent the Corporation at any such meeting, and at any such meeting such person shall possess and may exercise any and all rights and powers incident to ownership of such stock and which, as owner thereof, the Corporation might have possessed and exercised if present.

ARTICLE X.

AMENDMENTS AND STOCKHOLDERS AGREEMENT

          Subject to the terms of the Stockholders Agreement (to the extent it is in effect), any and all of these Bylaws may be altered, amended, repealed or suspended by the affirmative vote of a majority of the Directors at any meeting of the Directors or by the Stockholders as provided in the Certificate of Incorporation. New Bylaws may be adopted in like manner.

          These Bylaws shall be read subject to and in accordance with the Stockholders Agreement, until such time as the Stockholders Agreement terminates in accordance with its terms. In the event of a conflict between these Bylaws and the Stockholders Agreement (to the extent it is in effect), the Stockholders Agreement shall prevail.

12

ARTICLE XI.

DEFINITIONS

          For purposes of these Bylaws, the following capitalized terms shall have the following meanings:

          “Beneficial Ownership” shall have the meaning ascribed to such term in Rules 13d-3 and 13d-5 under the Exchange Act, except that, solely for the purpose of determining “Beneficial Ownership,” (i) a Person shall be deemed to have “Beneficial Ownership” of all shares of Common Stock that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, and (ii) “Beneficial Ownership” shall be determined without regard to any disclaimer of beneficial ownership and without regard to the fact that one or more classes of the Common Stock is not registered under the Exchange Act; provided, however, that an Investor shall be deemed to Beneficially Own shares of Class A Common Stock only at such time, and to the extent, that it has record ownership of shares of Class A Common Stock and shall not be deemed to Beneficially Own shares of Class A Common Stock by virtue of its ownership of shares of Class C Common Stock or Class D Common Stock or any other option, warrant or security exercisable for or convertible into shares of Class A Common Stock. Correlative meanings shall also be ascribed to the terms “Beneficially Own” and “Beneficial Owner”.

          “Board Representation Date” shall mean the earlier of (i) the first date on which the Board of Directors has received written notice from Telmex that Telmex desires to designate Directors to the Board pursuant to the Stockholders Agreement, and Telmex has determined in good faith, after consultation with its legal counsel, which counsel shall be an outside law firm of national reputation, that one or more directors, officers or employees of Telmex or a Subsidiary of Telmex can become Directors without violating Section 8 of the Clayton Antitrust Act of 1914, as amended, and (ii) the first date upon which any director, officer or employee of Telmex or a Subsidiary of Telmex is elected or appointed as a Director.

          “Exchange Act” shall mean the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

          “Forstmann Little Designee” or “Forstmann Little Designees” shall mean a Director, or the Directors, nominated or appointed by Forstmann Little pursuant to the Stockholders Agreement (other than Telmex Independent Designees).

          “Permitted Transferee” shall mean any Person to whom Restricted Securities are Transferred (as such terms are defined in the Stockholders Agreement), in accordance with the terms of the Stockholders Agreement.

          “Person” shall mean any individual, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

          “Stockholders Agreement” shall mean the Stockholders Agreement, dated as of      , 2002, and as amended from time to time, by and among Forstmann Little & Co. Equity

13

Partnership-VII, L.P., a Delaware limited partnership (“Equity VII”), Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VIII, L.P., a Delaware limited partnership (“MBO VIII” and collectively with Equity VII and their Permitted Transferees, “Forstmann Little”), [Telefonos de Mexico, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of the United Mexican States] (together with its Subsidiaries and its Permitted Transferees, “Telmex” and Telmex and Forstmann Little sometimes being herein collectively referred to as the “Investors” and individually as an “Investor”), and the Corporation.

          “Subsidiary” of any Person shall mean (i) a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

          “Telmex Designee” or “Telmex Designees” shall mean a Director, or the Directors, appointed or nominated by Telmex pursuant to the Stockholders Agreement (including the Telmex Independent Designees).

          “Telmex Independent Designees” means those individuals nominated by Telmex in accordance with the Stockholders Agreement, who are independent of, and not affiliated with, either Telmex or the Corporation.

14

IDENTIFICATION

          I hereby certify that I am the Secretary of XO Communications and that the foregoing Bylaws were and are the Bylaws adopted by the Directors of the Corporation at a duly constituted meeting of the Board of Directors.

[ ]

Secretary

(436859.10)

15

Exhibit F
Contractual Management Rights Letter

XO Communications, Inc.
11111 Sunset Hills Road
Reston, VA 20190

[Insert date]

[Insert name and address of Investor]

To [Insert name of Investor]:

This letter will confirm our agreement that, effective immediately and continuing for so long as you (“you,” or “Investor”) hold any equity securities of XO Communications, Inc. (the “Company”), you will be entitled to each of the following contractual management rights relating to the Company (collectively, the “Management Rights”):

(1)	Investor shall be entitled to routinely consult with and advise management of the Company with respect to the Company’s business and financial matters, including management’s proposed annual operating plans, and management will meet regularly during each year with representatives of Investor (the “Representatives”) at the Company’s facilities at mutually agreeable times for such consultation and advice, including to review progress in achieving said plans. The Company shall give Investor reasonable advance written notice of any significant new initiatives or material changes to existing operating plans and shall afford Investor adequate time to meet with management to consult on such initiatives or changes prior to implementation. The Company agrees to give due consideration to the advice given and any proposals made by Investor.

(2)	Investor may inspect all contracts, books, records, personnel, offices and other facilities and properties of the Company and, to the extent available to the Company after the Company uses reasonable efforts to obtain them, the records of its legal advisors and accountants, including the accountants’ work papers, and Investor may make such copies and inspections thereof as Investor may reasonably request. The Company shall furnish Investor with such financial and operating data and other information with respect to the business and properties of the Company as Investor may request. The Company shall permit the Representatives to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto, the principal officers of the Company.

(3)	The Company shall, after receiving notice from Investor as to the identity of any Representative, (i) permit a Representative to attend all meetings of the Board of Directors of the Company (the “Board”) and all committees thereof as an observer, (ii) provide the Representative advance notice of each such meeting, including such meeting’s time and place, at the same time and in the same manner as such notice is provided to the members of the Board (or such committee thereof), (iii) provide the Representative with copies of all materials, including notices, minutes and consents, distributed to the members of the Board (or such committee thereof) at the same time as such materials are distributed to such Board (or such committee thereof) and shall permit the Representative to have the same access to information concerning the business and operations of the Company and (iv) permit the Representative to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto to, the Board, without voting, and the Board and the Company’s officers shall take such proposals or advice seriously and give due consideration thereto. Reasonable costs and expenses incurred by the Representative for the purposes of attending Board (or committee) meetings and conducting other Company business will be paid by the Company.

         Investor agrees, and shall cause each of its Representatives to agree, to hold in confidence and trust and not use or disclose any confidential information provided to or learned by it in connection with the exercise of Investor’s Management Rights under this letter agreement, unless otherwise required by law or unless such confidential information otherwise becomes publicly available or available to it other than through this letter agreement.

         The rights set forth in this letter agreement are intended to satisfy the requirement of contractual management rights for purposes of qualifying Investor’s interests in the Company as venture capital investments for purposes of the Department of Labor’s “plan assets” regulations, and in the event that, after the date hereof, as a result of any change in applicable law or regulation or a judicial or administrative interpretation of applicable law or regulation, it is determined that such rights are not satisfactory for such purpose, Investor and the Company shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights which satisfy such regulations.

[signature page follows]

Very truly yours,

XO COMMUNICATIONS, INC.

By:

Its:

AGREED AND ACCEPTED THIS

__ day of _______________.

[Insert name of Investor]

By:
Its:

Exhibit G

Investor/Management Common Stock Terms1

Investor Stock	To-be-designated (i) Class A Common Stock (to be held by Forstmann Little), (ii) Class C Common Stock (to be held by Telmex) and (iii) Class D Common Stock (to be held by Forstmann Little).[2]

The Investor Stock shall have the rights and preferences set forth in the Amended and Restated Certificate of Incorporation.

Management Stock	To-be-designated Class E Common Stock, par value $0.01 per share. The Management Stock will be issued to certain agreed upon members of management of the Company (collectively “Eligible Management Members”). It is intended that the Management Stock shall have the rights and preferences set forth herein and, to the extent mutually agreed among the parties to the Stock Purchase Agreement, in the Amended and Restated Certificate of Incorporation.

Number of Shares of Each Class
  Class A Common (Forstmann Little): 79,999,998 shares
  Class C Common (Telmex): 80,000,000 shares
  Class D Common (Forstmann Little): 2 shares
  Class E Common (Eligible Management Members): 4,000,000 shares[3]

Purchase Price	The Investors shall purchase shares of Investor Stock for $5.00 per share in cash (the “Investor Stock Purchase Price”). Management shall have the right, but not the obligation, to purchase shares of Management Stock for cash at a price equal to approximately one-third of the Investor Stock Purchase Price (the “Management Stock Purchase Price” and together with the Investor Stock Purchase Price, the “Aggregate Stock Purchase Price”)

[1]
This Exhibit G is subject to Section 4.19(b) of the Stock Purchase Agreement. The following sets forth only the indicative terms of the Class E Common Stock. The definitive terms of such stock, which will be set forth in the Amended and Restated Certificate of Incorporation, may differ from the indicative terms set forth herein. Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein and defined in the Stock Purchase Agreement, to which this Exhibit G is an Exhibit, shall be used herein as therein defined.

[2]
Some shares of the Company’s Class A Common Stock may remain outstanding after the Closing of the Investment. All shares of the Company’s Class B Common Stock shall be cancelled in connection with the Restructuring.

[3]
This number of shares is based upon an investment of approximately $7 million by the Eligible Management Members. The amount of such investment may vary between approximately $7 million and $8 million.

Closing	Any purchase by Eligible Management Members of Management Stock shall close simultaneously with the Closing of the Investment.

Vesting of Certain Rights	Certain rights of the holders of Management Stock shall vest over time in accordance with a schedule and subject to such conditions as shall be mutually agreed among the parties to the Stock Purchase Agreement prior to the Closing.

Voting Rights	All shares of Investor Stock and Management Stock shall have one vote per share. The classes of Investor Stock shall have the special voting and other rights and preferences set forth in the Amended and Restated Certificate of Incorporation. Otherwise the Investor Stock and the Management Stock shall have the same voting rights and shall vote together as a single class.

Dividends	The Investor Stock and the Management Stock shall receive dividends in a ratio approximately equal to the ratio between the Investor Stock Purchase Price and the Management Stock Purchase Price.

Liquidation	Upon liquidation, the net assets of the Company shall be distributed pro rata to the Company’s stockholders such that each holder of Investor Stock and of Management Stock shall receive:
  First, the lesser of (i) the amount of the Investor Stock Purchase Price or Management Stock Purchase Price paid in respect of such Investor Stock or Management Stock or (ii) net assets of the Company in a ratio approximately equal to the ratio between the Investor Stock Purchase Price and the Management Stock Purchase Price;
  Second, each holder of Investor Stock shall receive net assets proportionate to its pro rata share of the difference between the Investor Stock Purchase Price and the Management Stock Purchase Price; and
  Third, each stockholder of the Company shall receive its pro rata portion of the remaining net assets of the Company.

Non-Transferability	The Management Stock may not be transferred, pledged or otherwise disposed of except for (i) transfers upon death to an heir, (ii) transfers back to the Company and (iii) such additional permissible transfers as may be mutually agreed among the parties to the Stock Purchase Agreement prior to the Closing. In addition, shares of Class A Common Stock into which Management Stock shall be converted may be subject to transfer restrictions to be mutually agreed among the parties to the Stock Purchase Agreement prior to the

Closing.

The Investor Stock shall be transferable in accordance with the terms of the Stockholders Agreement.

Conversion to Management Stock to Class A Common Stock

Voluntary Conversion	Each share of Management Stock shall be convertible, at any time at the option of the holder, into shares of Class A Common Stock at the Conversion Ratio (as hereinafter defined)

Mandatory Conversion of all Shares of Management Stock	All shares of Management Stock or such portion of such shares as shall be determined by a majority of the Board of Directors shall automatically be converted into shares of Class A Common Stock at the Conversion Ratio upon the occurrence of certain events. These events shall include, but may not be limited to, the following:
  a Major Event (as defined in the Stockholders Agreement)
  the sale by either Investor of 50% or more of the shares of Investor Stock acquired by such Investor under the Stock Purchase Agreement the sale by both Investors of 50% or more of the aggregate number of shares of Investor Stock acquired by the Investors pursuant to the Stock Purchase Agreement (the sales referred to in item no. 2 above and this item no. 3 being hereinafter referred to as a “Major Investor Sale”)
  when the public trading price of the Class A Common Stock exceeds an agreed upon price for an agreed upon trading period the vote of a majority of the Board of Directors
  the vote of a majority of the members of the Executive Committee of the Board of Directors upon a date to be mutually agreed among the parties to the Stock Purchase Agreement prior to the Closing.

Automatic Conversion Upon Prohibited Transfer	A share of Management Stock shall automatically be converted into shares of Class A Common Stock at the Conversion Ratio upon any prohibited transfer of such share.

Conversion Ratio	A ratio or ratios to be mutually agreed among the parties to the Stock Purchase Agreement prior to the Closing, provided that in no event shall any conversion ratio be greater than 1.00:1.00 (the “Conversion Ratio”). The conversion ratio may vary based upon the event or circumstance causing such conversion.

Drag-Along Rights	The Management Stock shall be subject to customary drag-along rights in the event of a Major Event or a Major Investor Sale

Tag-Along Rights	The Management Stock shall have customary tag-along rights in the event of a Major Event or Major Investor Sale.

Registration Rights	Eligible Management Members shall have customary piggy back (but not demand) registration rights with respect to Management Stock, subject to customary indemnification, cutback and similar provisions.

Repurchase	Management Stock may be repurchased by the Company or the Investors from an Eligible Management Member under certain circumstances to be specified, including, but not limited to, employee termination, death or disability, at prices and upon terms and subject to conditions to be mutually agreed among the parties to the Stock Purchase Agreement prior to the Closing.

Documentation	The purchase by Eligible Management Members of Management Stock shall be pursuant to subscription agreements between the Company and each Eligible Management Member purchasing Management Stock containing customary terms and conditions to be mutually agreed among the parties to the Stock Purchase Agreement prior to the Closing.
The Company will use its reasonable best efforts to enter into subscription agreements with such Eligible Management Members on or prior to the filing of the Bankruptcy Case; provided, however, that the purchase by Eligible Management Members of Management Stock shall close simultaneously with the Closing of the Investment.

Exhibit H
New Employee Stock Option Plan

     Concurrent with the Closing of the Investment and the Restructuring, the Company shall have authorized and implemented an Employee Stock Option Plan (the “New Option Plan”) providing for the grant of options (which may be non-qualified options or incentive stock options, as recommended by management and approved by the Investors, which approval shall not be unreasonably withheld) (the “New Options”) to purchase shares of Class A Common Stock in an amount up to 5.0% of the Common Stock outstanding after giving effect to the issuance of Common Stock in connection with the Investment and the Restructuring (including the Management Shares but excluding any Common Stock issuable pursuant to the New Options) (the “Outstanding Common Stock”). Shares of Class A Common Stock subject to New Options granted pursuant to the New Option Plan shall be in addition to the Management Shares as contemplated by Exhibit H to the Stock Purchase Agreement.

     The New Options shall have the following terms in addition to the terms contemplated by the New Option Plan (which shall contain commercially reasonable terms to be recommended by Company management and approved by the Investors (such approval not to be unreasonably withheld)):

Grant Date:	The first set of New Options (the “Initial Options”) shall be granted as of the later of (i) the Closing Date and (ii) if the Company is “publicly held” (as defined in the regulations (the “Regulations”) promulgated under Section 162(m) of the Code) immediately following the Closing, the date on which stockholder approval has been obtained such that the New Options constitute “qualified performance-based compensation” (as defined in the Regulations); subsequent New Options shall be granted from time to time thereafter.

Exercise Price:	The exercise price for the Initial Options shall be $5.00 per share and the exercise price for any subsequently-granted New Options shall be the fair market value of the Common Stock on the date of grant.

Grantees:	Employees of the Company to be recommended by Company management and approved by the Investors (such approval not to be unreasonably withheld); grants to be made (i) by the Company’s compensation committee or (ii) if the Company is “publicly held” (as defined in the Regulations), by a

H-1

committee of two or more “outside directors” (as defined in the Regulations)

Vesting:	25% of the Initial Options shall vest on the Closing Date and 25% of the Initial Options shall vest on each of the first, second and third anniversaries of the Closing Date, with the allocation of such vested options among the employees as recommended by the Company management and as approved by the Investors (such approval not to be unreasonably withheld); 25% of any subsequently-granted New Options shall vest on the grant date and 25% on each of the first, second and third anniversaries thereof.

Term of Options:	10 years

H-2